As filed with the Securities and Exchange Commission on July 3, 1996
                                                      Registration No. 33-67206

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              --------------------

                        POST-EFFECTIVE AMENDMENT NO. 3
                                     TO
                                  FORM S-1
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                              --------------------

                        RIVIERA HOLDINGS CORPORATION
          (Exact name of Registrant as specified in its charter)

          Nevada                         6719                   88-0296885
(State or other Jurisdiction   (Primary Standard Indus-      (I.R.S. Employer
      of Incorporation            trial Classification    Identification Number)
      or Organization)                Code Number)

                         2901 Las Vegas Boulevard South
                            Las Vegas, Nevada  89109
                                 (702) 734-5110
              (Address, including zip code, and telephone number,
      including area code, of Registrant's principal executive offices)

                             --------------------

                             William L. Westerman
              Chairman of the Board and Chief Executive Officer
                         Riviera Holdings Corporation
                        2901 Las Vegas Boulevard South
                          Las Vegas, Nevada  89109
                               (702)  734-5110
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                             ---------------------

                                 with a copy to:
                                  Fredric Klink
                             Dechert, Price & Rhoads
                         477 Madison Avenue, 12th Floor
                             New York, New York 10022


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                           RIVIERA HOLDINGS CORPORATION

                                  --------------

                               CROSS REFERENCE SHEET

                     Pursuant to Item 501(b) of Regulation S-K


                                                         Location in Registration Statement
     Form S-1 Item Number and Caption                    or Prospectus
     --------------------------------                    ----------------------------------


1.   Forepart of Registration Statement and Outside      Front Cover Page of Registration Statement;
     Front Cover Page of Prospectus...................   Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages           Inside Front Cover Page and Outside Back Cover
     of Prospectus....................................   Page of Prospectus

3.   Summary Information, Risk Factors and Ratio         Prospectus Summary; Risk Factors; Selected
     of Earnings to Fixed Charges.....................   Financial Data

4.   Use of Proceeds..................................   Use of Proceeds

5.   Determination of Offering Price..................   Not applicable

6.   Dilution.........................................   Not applicable

7.   Selling Security Holders.........................   Selling Securityholders

8.   Plan of Distribution.............................   Plan of Distribution

9.   Description of Securities to be Registered.......   Description of Securities

10.  Interests of Named Experts and Counsel...........   Not applicable

11.  Information with Respect to the Registrant:

     (a) Description of Business......................   Management's Discussion and Analysis of
                                                         Financial Condition and Results of Operations;
                              Business; Management

     (b) Description of Property......................   Properties

     (c) Legal Proceedings............................   Legal Proceedings

     (d) Market Price of and Dividends on
         the Registrant's Common Equity and
         Related Stockholder Matters..................   Not applicable








     (e) Financial Statements.........................   Index to Financial Statements; Financial
                                                         Statements

     (f) Selected Financial Data......................   Selected Financial Data

     (g) Supplementary Financial Information..........   Financial Statements

     (h) Management's Discussion and
         Analysis of Financial Condition and
         Results of Operations........................   Management's Discussion and Analysis of
                                                         Financial Condition and Results of Operations

     (i) Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosure.........................   Not applicable

     (j) Directors and Executive Officers.............   Management

     (k) Executive Compensation.......................   Management

     (l) Security Ownership of Certain
         Beneficial Owners and Management.............   Principal Shareholders; Selling Securityholders

     (m) Certain Relationships
         and Related Transactions.....................   Management

12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities......................................   Part II, Item 17, Undertakings

SUPPLEMENT TO PROSPECTUS
DATED SEPTEMBER 3, 1993

                         RIVIERA HOLDINGS CORPORATION

                11% FIRST MORTGAGE NOTES DUE DECEMBER 31, 2002

     The 11% First Mortgage Notes Due December 31, 2002 (the "First Mortgage Notes") of Riviera Holdings Corporation, a Nevada corporation (the "Company"), may be sold from time to time by the securityholders specified herein (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any proceeds from the sale of the First Mortgage Notes hereunder. The Selling Securityholders are the holders of an aggregate of $45,635,000 principal amount of a total issue of $100,000,000 aggregate principal amount of First Mortgage Notes issued under (i) the Second Amended Joint Plan of Reorganization of Riviera, Inc. (which, as modified by certain orders, is referred to herein as the "Plan") and (ii) an Indenture (the "Indenture") and First Supplemental Indenture (the "First Supplemental Indenture"), each dated as of June 30, 1993 (collectively, the "Indenture"), among the Company, Riviera Operating Corporation, the Company's wholly-owned subsidiary ("ROC"), as guarantor, and IBJ Schroder Bank & Trust Company (the "Trustee"), as trustee. An aggregate of $26,514,000 principal amount of the First Mortgage Notes was sold by Selling Securityholders in the past year. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended. American Stock Transfer and Trust Company has been appointed as the Transfer Agent.

     The First Mortgage Notes were issued on June 30, 1993, the effective date of the Plan (the "Effective Date"), in connection with the Chapter 11 reorganization of Riviera, Inc. (the "Reorganization Case"), the predecessor of the Company and ROC. See "Bankruptcy Reorganizations." The Company pays interest on the First Mortgage Notes at the rate of 11% per annum semiannually on June 30 and December 31 of each year, commencing December 31, 1993. Performance of the respective obligations of the Company under the Indenture, including, without limitation, the payments by the Company of principal and interest on the First Mortgage Notes, are secured by a first lien on the Collateral (as hereinafter defined), subject only to certain permitted liens ranking senior to the lien of the Indenture and the First Mortgage Notes, and are guaranteed (the "Guarantee") by ROC. The Guarantee is secured by substantially all assets of ROC. For a more detailed description of the First Mortgage Notes, see "Description of Securities--First Mortgage Notes."

      INVESTORS SHOULD CAREFULLY CONSIDER THE DISCUSSION OF MATERIAL RISKS
                         SET FORTH UNDER "RISK FACTORS."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
      STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
       THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

        NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING
         CONTROL BOARD HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED
              HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The Selling Securityholders may sell the First Mortgage Notes: (i) in an underwritten offering or offerings, (ii) through brokers and dealers, (iii) "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such First Mortgage Notes, and (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers. The distribution of First Mortgage Notes may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis.

              The date of this Prospectus Supplement is July 3, 1996.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates.

     Additional information regarding the Company and the First Mortgage Notes offered hereby is contained in the Registration Statement on Form S-1 and the exhibits, (the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549.

     Pursuant to the terms of the Indenture, so long as any First Mortgage Notes remain outstanding, the Company will furnish to holders quarterly reports (containing unaudited consolidated financial statements) for the first three quarters of each fiscal year of the Company and annual reports (containing audited consolidated financial statements and an opinion thereon by the Company's independent certified public accountants) which the Company is, or would be, required to file under Section 13 or 15(d) of the Exchange Act.

     The Company's principal executive offices are located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and its telephone number is (702) 734-5110.


                               TABLE OF CONTENTS

                                                  Page
                                                  ----

Available Information.............................  2
Prospectus Summary................................  3
Risk Factors......................................  6
The Company....................................... 10
Use of Proceeds................................... 11
Capitalization.................................... 12
Selected Financial Data........................... 13
Ratio of Earnings to Fixed Charges................ 14
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations....................... 14
Business.......................................... 21
Management........................................ 35
Principal Shareholders............................ 43
Certain Relationships and
  Related Transactions............................ 45
Selling Securityholders........................... 46
Description of Securities......................... 47
Certain Federal Income Tax
  Consequences.................................... 73
Plan of Distribution.............................. 76
Experts........................................... 77
Consolidated Financial Statements................. 79

                               PROSPECTUS SUMMARY


     This summary information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.


                                   The Company

     Riviera Holdings Corporation, through its wholly-owned subsidiary, Riviera Operating Corporation ("ROC"), owns and operates the Riviera Hotel & Casino (the "Hotel & Casino"), located on the Las Vegas Strip. The Hotel & Casino is a traditional Las Vegas casino-hotel which focuses on attracting mid- level gaming customers, with a particular emphasis on slot customers. The Hotel & Casino also offers one of the most extensive entertainment programs and has one of the largest convention centers in Las Vegas. Riviera Gaming Management Inc. ("RGM", a wholly owned subsidiary of ROC) was incorporated in August 1995 in the State of Nevada for the purpose of obtaining management contracts in Nevada and other jurisdictions. RGM through its wholly-owned subsidiaries consults with new venue licensee applicants in designing and planning their gaming operations, managing the start-up of new gaming operations and managing troubled properties. RGM is currently negotiating a consulting/management agreement with the bondholders of Elsinore Corporation which operates the Four Queens Hotel and Casino in downtown Las Vegas, Nevada.


                             Description of Securities

Issuer...............Riviera Holdings Corporation

Securities Offered
  by Selling
  Securityholders....$45,635,000 principal amount of 11% First Mortgage Notes
                     Due December 31, 2002. The First Mortgage Notes may be sold from time to time by the Securityholders specified in this Prospectus. The First Mortgage Notes were issued on June 30, 1993 by the Company as part of a total issue of $100,000,000 aggregate principal amount of First Mortgage Notes pursuant to the terms of (i) the Indenture and First Supplemental Indenture and (ii) the Plan.

Use                  of Proceeds......The Company will not receive any proceeds from the sale of the First Mortgage Notes offered hereby. All proceeds will be received by the Selling
                     Securityholders. See "Selling Securityholders."

Interest.............Interest will be paid in cash on June 30 and December 31 in each year until maturity, commencing December 31, 1993, at a rate of 11% per annum.

Amortization.........The entire principal amount of the First Mortgage Notes is payable at maturity.

Collateral...........The First Mortgage Notes are secured by (i) a first lien
                     (subject to permitted liens ranking prior thereto) upon all of the real property of the Company, (ii) a security interest in and to certain personal property of the Company and ROC and (iii) a security interest in and to the Company's trademarks and the goodwill related thereto.

Guarantee ...........The obligations of the Company to pay principal, premium (if any) and interest on the First Mortgage Notes are unconditionally guaranteed by ROC. The Guarantee is secured by ROC's personal property.

Optional Redemption..The First Mortgage Notes are not redeemable prior to June 1, 1998. Thereafter, the Company may elect to redeem the First Mortgage Notes, in whole or in part, at any time after June 1, 1998 at the redemption prices set forth below, plus accrued and unpaid interest to the redemption date:

                               Following June 1,               Percentage
                               -----------------               ----------

                               1998                            104.3125%
                               1999                            102.8750%
                               2000                            101.4375%
                               2001 and thereafter             100.0000%


Repurchase...........Upon the occurrence of certain specified events, including a Change of Control (as defined in "Description of Securities"), the Company is required to commence an offer to all holders to purchase the First Mortgage Notes at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Company, however, is highly leveraged and it is unlikely that it would have sufficient funds available to comply with its repurchase obligation if a substantial amount of First Mortgage Notes were tendered upon a Change of Control. See "Description of Securities--Repurchase" for a discussion of the foregoing and of certain liens ranking prior to that of the First Mortgage and certain unsecured indebtedness ranking on a parity with the First Mortgage Notes. If the Company fails to maintain a specified minimum consolidated net worth, it is required to repurchase the lesser of 10,000,000 principal amount of First Mortgage Notes or the aggregate principal amount of First Mortgage Notes then outstanding at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Principal
  Covenants..........The Indenture and First Supplemental Indenture contain certain covenants that, among other things, (i) require the Company to maintain a specified minimum consolidated net worth, (ii) prohibit the Company from incurring additional indebtedness, granting liens or retiring subordinated indebtedness (with certain exceptions) and (iii) limit capital expenditures.

                                      RISK FACTORS

     In addition to the other information and financial data set forth elsewhere in this Prospectus, the following information should be considered carefully by prospective investors in evaluating the Company, its businesses and an investment in the First Mortgage Notes.

History of Operating Losses

     The Company is the successor to the Hotel & Casino division of Riviera, Inc. The Hotel & Casino experienced significant losses in 1991 and 1992. Net losses, including provision for reorganization expenses and write downs of assets, of the Hotel & Casino for the fiscal years ended December 31, 1992, and December 31, 1991, were $80,905,000 and $40,812,000, respectively. Although the Hotel & Casino had net income for each period since January 1, 1993 there can be no assurance that the Company will operate profitably in the future.

Competition

     The Hotel & Casino competes with a number of other casino-hotels in Las Vegas. Currently, there are approximately 20 major casinos located on or near the Las Vegas Strip, nine major casino-hotels located in the downtown area and several major facilities located elsewhere in the Las Vegas area. Las Vegas casino square footage and room capacity are continuing to increase, principally as a result of expansion and new construction projects by casino-hotels located on or near the Strip. Between September 15, 1989 and December 31, 1992, Las Vegas hotel and motel room capacity increased 13,000 rooms (20%) from 63,000 to 76,000 rooms. This increase included the opening of the 3,000-room Mirage and the 4,000-room Excalibur. Based on data compiled by a national accounting firm, the opening of the Mirage and Excalibur did not significantly affect the casino revenues of a group of 12 casinos (including the Hotel & Casino) on the Las Vegas Strip.

     Three major casino-hotels on the Las Vegas Strip opened in late 1993; the 2,500-room Luxor, the 3,000-room Treasure Island, and the 5,000-room MGM Grand casino-hotel and theme park, increasing the capacity in Las Vegas to approximately 85,000 rooms. During 1994, the Hotel and Casino experienced increases in revenues and profits as the demand for hotel rooms continued to exceed the supply.

     Various other expansion projects have been announced or are in progress which may affect the business of the Hotel & Casino including Stratosphere (2,500 rooms) which opened April 1996, Monte Carlo (3,000 rooms) which opened June 1996, New York, New York (2,500 rooms), Bellagio (3,000 rooms), Sands (6,000 rooms), Hilton/Bally's Paris (2,500 rooms), ITT/Caesar's Palace (1,500 rooms), ITT/Planet Hollywood (3,000 rooms) and the Circus Circus projects on the South end of the Strip. Circus Circus has announced that they will be building an additional 1,000 rooms across from the Hotel & Casino in 1996. William Bennett, former principal owner of Circus Circus has acquired the Sahara Hotel & Casino and has announced expansion plans. Many casino-hotels (new and old) in Las Vegas have far greater capital resources than the Hotel & Casino. Management believes that the new hotels and "theme" attractions will both increase competitive pressures and offer opportunities resulting from the increase in visitors to Las Vegas, the net effect of which cannot be estimated at this time.

     Management believes that the most direct competition for the Hotel & Casino comes from certain large casino-hotels located on or near the Strip which offer amenities and marketing programs similar to those offered by the Hotel & Casino. These facilities currently include the Bally's, Flamingo Hilton, Frontier, Harrah's, Sahara, Stardust and Tropicana casino-hotels. The Hotel & Casino competes on the basis of the atmosphere and excitement offered by the facility, the desirability of its location, the quality and relative value of its hotel rooms and restaurants, the quality and variety of entertainment offered, customer service, the availability of convention facilities, its marketing strategy and special marketing and promotional programs.

     The Hotel & Casino also competes to a lesser extent with casino-hotel operations located in the Laughlin and Reno-Lake Tahoe areas of Nevada, Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, off-track wagering, card parlors, river boat and Indian gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographic areas within those states. Management believes that the legalization of large-scale, land-based, unlimited-stakes casino gaming in or near any major metropolitan area, such as Chicago, New Orleans, Denver or, in particular, Los Angeles, could have a material adverse effect on the Hotel & Casino. Currently, large-scale, land-based, unlimited-stakes casino gaming is not permitted in any of these cities, except New Orleans which has authorized the establishment of one casino which opened on a temporary basis in 1995 and closed shortly thereafter due to lack of visitor volume and other concerns. The legalization or expansion of casino gaming in foreign jurisdictions from which the Hotel & Casino draws customers may also adversely affect the business of the Hotel & Casino. See "Business--Competition."

High Leverage and Debt Service Requirements

     The Company is highly leveraged and has substantial fixed charges attributable to the various classes of debt securities issued pursuant to the Plan. As of December 31, 1995, the Company had total long-term debt, including current maturities, of $110,571,282 and total stockholders' equity of $26,281,883. The Company at December 31, 1995, had a cash balance of approximately $21,962,000. The Company has scheduled cash payments for principal and interest of $14.2 million in 1996, $13.5 million in 1997, $13.2 million in 1998, $12.9 million in 1999, $12.8 million in 2000, $11.3 in 2001, and $111.0 million in 2002.

     In fiscal 1991 and 1992, the Company's earnings were insufficient to cover its fixed charges (interest expense, amortization of debt expense, amortization of bond discount and capitalized interest). For the twelve months ended December 31, 1995, the Company's earnings were 1.78 times its fixed charges. Thus, even two years after the effectiveness of the Plan, the Company remains highly leveraged and susceptible to defaults in the event of downward fluctuations in its financial performance.

First Mortgage Notes Must Be Refinanced At Maturity

     The Company's cash flow from operations is not expected to be sufficient to pay the principal of the First Mortgage Notes at maturity in 2002. Accordingly, the entire outstanding principal amount of the First Mortgage Notes must be refinanced at or prior to maturity. There can be no assurance that the Company will be able to refinance the First Mortgage Notes at maturity or at an earlier mandatory redemption. See "Description of Securities--Repurchase."

Impact of Economic Conditions on Business of the Company

     Due to restrictive covenants and Change of Control provisions contained in the original Indenture and the Company's Articles of Incorporation and By-Laws, it was unlikely that the Company would be able to secure additional funds to restructure its debt or invest in other gaming opportunities. Effective September 1995, the bondholders consented to amendments to the Indenture designed to permit the Company's management team to utilize its expertise in turning around troubled gaming properties which are either in, or on the verge of, bankruptcy and managing casinos in so-called "new venues." The

Company would expect to make a limited investment and obtain a profit based management contract in properties with which it becomes involved.

     However, unlike many of its competitors, the current business of the Company is totally dependent on gaming in Las Vegas. The Hotel & Casino derives a substantial percentage of its business from tourists, principally from Southern California and the Southwestern United States. Weakness in the economy of Southern California has in the past and will continue to adversely effect the financial results of the Hotel & Casino. In addition, the legalization of large-scale, land-based, unlimited stakes casino gaming in or near Los Angeles or other cities would have a material adverse effect on the Hotel & Casino.

Limitations on Capital Expenditures

     The Company's predecessors, partly as a result of restrictions on cash expenditures during previous bankruptcy reorganizations, deferred certain capital expenditures. Management believes that it will be necessary to spend approximately $11,000,000 in each of the next several fiscal years in order to refurbish the Hotel & Casino. The Indenture imposes restrictions on the Company, including limitations on the incurrence of debt and the making of capital expenditures. As a result, the ability of the Company to incur additional indebtedness to fund operations or to make capital expenditures is limited primarily to equipment leases and purchase money debt. In the event that cash flow from operations is insufficient to cover cash requirements, the Company would be required to curtail or defer capital expenditures. Since a significant portion of the Company's capital expenditure program is designed to upgrade the condition of the Hotel & Casino, any such reduction or deferral could adversely affect the ability of the Company to compete and thus adversely impact operations and financial results.

Credit Experience; Enforceability of Judgments

     The Company in recent years has experienced a high level of uncollectible and discounted receivables from casino operations. The allowance for bad debts was approximately $3,484,000 on December 31, 1992, $763,000 on December 31, 1993, $1,100,000 on December 31, 1994, and $500,000 on December 31, 1995. During
the years ended December 31, 1992, 1993, 1994, and 1995, the Company provided reserves of approximately $1,577,000, $367,000, $1,049,000 and $541,000, respectively, for uncollectible receivables and discounts. It is anticipated that the Hotel & Casino will continue to extend credit to customers, although at a lower overall level than in the past. Accordingly, the risks associated with the provision of credit will remain significant for the Company.

     Nevada gaming debts evidenced by credit instruments, and judgments enforcing such instruments, are enforceable under the laws of Nevada and certain other jurisdictions, but are not enforceable in certain states and foreign countries because of public policy considerations against gaming. All states are required to enforce a judgment on a gaming debt entered in Nevada pursuant to the Full Faith and Credit Clause of the United States Constitution. However, in some instances it may be impractical or uneconomical to pursue enforcement of such judgments.

Holding Company Structure

     The Company is a holding company that has no operations other than those conducted by its wholly-owned subsidiary, ROC. The Company's sole source of income for interest and principal payments on the First Mortgage Notes is dividends and other payments from ROC. Under the Operating Agreement, the Company has granted ROC a license to operate the Hotel & Casino. In return, ROC has agreed to pay rent to the Company equal to substantially all of the net cash flow of ROC. Such payments will be subject to both operating results of ROC and to regulations of the Nevada Gaming Control Board

(the "Gaming Board") and the Nevada Gaming Commission (the "Gaming Commission"), which may limit distributions by ROC based on statutory authority to regulate the fiscal affairs of licensees. There can be no assurance that ROC will be able to distribute sufficient cash to the Company to enable the Company to meet its obligations, including payments on the First Mortgage Notes, in the future.

Regulation

     The ownership and operation of the Hotel & Casino are subject to extensive state and local regulation by the Gaming Board, Gaming Commission and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board") (collectively the "Gaming Authorities"). In addition, the Company is subject to regulation by the Nevada Gaming Authorities because it owns the common stock of ROC. The Nevada gaming authorities have the authority, upon compliance with certain statutory procedures, to limit, condition, suspend or revoke these licenses and approvals for any cause deemed reasonable by the licensing agency. Substantial fines for violations of gaming laws or regulations may be levied against the Company, ROC and the persons involved in any such violations.

     No person may become a controlling stockholder of the Company without the prior approval of the Gaming Commission, although the Gaming Commission may investigate any holder of the Company's securities at any time. Each person who, individually or in association with others, acquires, directly or indirectly, beneficial ownership of more than 5% of the Company's voting securities must report the acquisition to the Gaming Commission, and such person may be required to be found suitable. Any person who becomes a beneficial owner of more than 10% of the Company's voting securities must apply for a finding of suitability within 30 days after the Chairman of the Gaming Board mails a written notice requiring such filing. An "institutional investor" (as such term is defined in the Gaming Commission's regulations) which acquires beneficial ownership of more than 10%, but not more than 15% of the Company's voting securities in any manner other than through a debt restructuring under the Bankruptcy Code, such as the Plan, may apply to the Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes only unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the board of directors, any change in the corporate charter, bylaws, management, policies or operations of the publicly traded corporation registered with the Gaming Commission or its gaming affiliates, or any other action that the Gaming Commission finds to be inconsistent with investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include (i) voting on all matters voted on by shareholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes only; and (iii) such other activities as the Gaming Commission may determine to be consistent with such investment intent. The applicant is required to pay all costs of investigation. The Clark County Board also regulates certain securityholders of casino-hotels, including those of the Company.

     Any stockholder who is found unsuitable and who continues to hold, directly or indirectly, any beneficial ownership of the voting securities of the Company beyond such period of time as may be prescribed by the Gaming Commission, may be guilty of a criminal offense. The Company could be subject to disciplinary action by the Gaming Commission if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with it or with its subsidiary licensees, it (i) pays the unsuitable person any dividends or interest upon any of its securities or any other payment or distribution of any kind whatsoever, (ii) recognizes the exercise, directly or indirectly, of any voting rights in its securities by the unsuitable person, (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances, or (iv) fails to pursue all lawful efforts to require the unsuitable person to divest the securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value. The Indenture under which the First Mortgage Notes are issued authorizes the Company to call for redemption of the First Mortgage Notes upon certain findings by the Gaming Commission that a holder thereof is unsuitable. See "Business--Regulation and Licensing."

Lack of Public Market for Securities; Determination of Price

     The First Mortgage Notes were issued to a small group of institutions on June 30, 1993, as part of the bankruptcy reorganization of Riviera, Inc. There can be no assurance as to the liquidity of any markets that may develop for the First Mortgage Notes, the ability of holders to resell such First Mortgage Notes, or the prices at which holders may be able to sell First Mortgage Notes. The Company does not presently intend to list the First Mortgage Notes on any securities exchange, and it is doubtful that the First Mortgage Notes would presently, or in the future, satisfy the criteria for such listing. Future trading prices for the First Mortgage Notes will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company is not aware of any securities firm that intends to make a market in the First Mortgage Notes.

Control of the Company; Mandatory Repurchase Provision

     The five largest holders of the Company's common stock (the "Common Stock"), which own approximately 75% of the outstanding shares as a result of the reorganization of Riviera, Inc., may be deemed to exert a controlling influence over the Company. These same four holders also own approximately 70% of the outstanding principal amount of First Mortgage Notes as a result of the reorganization. The Indenture governing the First Mortgage Notes provides that if any person acquires a majority of the outstanding shares of Common Stock, then the Company must offer to purchase all outstanding First Mortgage Notes. As a result of this provision, the terms of the Indenture would permit the largest holder of the Company's Common Stock and any two of the other largest holders, if they acted jointly with respect to a sale of the shares of Common Stock owned by them to any person or group, to cause the Company to be required to repurchase the First Mortgage Notes at any time. This could cause the Company to seek protection from creditors under the provisions of the bankruptcy laws. However, because of the licensing requirements applicable to any person or group who acquires 10% or more of the outstanding shares of Common Stock or who acquires any shares with the intent of acquiring control of the Company, the Company believes that the Nevada Gaming Authorities would be unlikely to permit any person to acquire a majority of the Common Stock and thereby cause the First Mortgage Notes to be subject to repurchase by the Company unless the Nevada Gaming Authorities believe that the acquiror will be able to refinance the First Mortgage Notes or otherwise provide for the liquidity needs of the Company and ROC resulting from such acquisition. However, there can be no assurance that the Nevada Gaming Authorities would take any action to prevent any person from acquiring control of the Company or to avoid the repurchase obligation resulting therefrom.


                                  THE COMPANY

     The Company, directly or through its wholly-owned subsidiary, ROC, owns and operates the Riviera Hotel & Casino, located on the Las Vegas Strip. The Hotel & Casino is a traditional Las Vegas casino-hotel which focuses on attracting mid-level gaming customers, with a particular emphasis on slot customers. The Hotel & Casino also offers one of the most extensive entertainment programs and has one of the largest convention centers in Las Vegas.

     Each of the Company and ROC was incorporated in Nevada in early 1993 to acquire the Hotel & Casino from Riviera, Inc. and to operate the business of the Hotel & Casino after the Chapter 11 reorganization of Riviera, Inc. On the Effective Date of the Plan, the Company acquired all the assets of Riviera, Inc. relating to the Hotel & Casino, other than gaming devices (such as slot machines and roulette wheels) and certain gaming related assets (such gaming devices and gaming related assets, the "Gaming Assets"), and assumed all liabilities of Riviera, Inc. relating to the Hotel & Casino, other than certain liabilities relating to the gaming operations of the Hotel & Casino (such gaming related liabilities, the "Gaming Liabilities"). Also on the Effective Date, the Company acquired all of the common stock of ROC. In order to comply with Nevada gaming laws, on the Effective Date, ROC acquired the Gaming Assets and assumed the Gaming Liabilities. Pursuant to the terms of an operating agreement dated as of June 30, 1993, (the "Operating Agreement") between the Company and ROC, the Company licensed to ROC certain non-gaming assets and properties owned or leased by the Company relating to the Hotel & Casino. The Operating Agreement authorizes and directs ROC to utilize such non-gaming assets, together with the Gaming Assets owned by ROC, to continuously operate and conduct the business of the Hotel & Casino as of the Effective Date.

   For a more detailed discussion of the Company's business, see "Business."


                                  USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the First
Mortgage   Notes.   All  of  the  proceeds  will  be  received  by  the  Selling
Securityholders. See "Selling Securityholders."

                                   CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996, as reflected on the Company's balance sheet.

Debt:

Short-term debt and current portion of long-term debt..........      $1,819,160
                                                                     ----------
Long-term debt(1)..............................................     108,316,163
                                                                    -----------
Total Debt.....................................................     110,135,323
                                                                    -----------
Stockholders' equity:

Common Stock, $.001 par value,
  20,000,000 shares authorized;
  4,800,000 shares outstanding.................................           4,800

Additional paid-in capital.....................................      12,536,902

Retained earnings, March 31, 1996..............................      16,212,750
                                                                    -----------
Total stockholders' equity.....................................      28,754,452
                                                                    -----------
Total Capitalization...........................................    $138,889,775
                                                                    ===========

(1) Includes, in addition to $100,000,000 principal amount of First Mortgage Notes, the following notes (collectively, the "Class Notes") which were issued by the Company to certain creditors on the Effective Date:

    (a) Two unsecured, non-interest bearing promissory notes in an aggregate original principal amount of $1,312,000 (the "Class 5 Notes") to settle the claims of a construction company and title company. Initial payments aggregating $552,000 were made on the Effective Date. The balance of the first Class 5 Note is payable in five equal semiannual payments of $125,167 and a sixth and final installment of $50,165. The balance of the other Class 5 Note was paid in 12 equal monthly installments of $7,000.

    (b) An unsecured, non-interest bearing promissory note in an original principal amount of $6,500,000 (the "Class 12 Note") to settle claims of the general unsecured creditors of Riviera, Inc. An initial payment of $1,000,000 was made on the Effective Date and the balance is payable in semiannual installments of $750,000.

    (c) An unsecured, non-interest bearing promissory note in an original principal amount of $8,000,000 (the "Class 13/14 Note") to settle the claims of Meshulam Riklis, the sole shareholder of Riviera, Inc., and his affiliates. The Class 13/14 Note is payable in semiannual installments of $250,000 until the Class 12 Note is paid in full, and commencing on the next payment date thereafter in semiannual installments of $750,000.

          The Class Notes, which had an aggregate face value of $20,012,000 and were reduced by $2,602,000 of payments required to be made on or about the Effective Date, have been discounted at a rate of 16.8% to $10,566,000 which brings the effective interest rate to an estimated market rate of interest for such Class Notes.

                             SELECTED FINANCIAL DATA

     The following tables set forth selected financial information for the Company and its predecessor as of December 31, 1991, 1992, 1993, 1994 and 1995 and March 31, 1996, and for each of the years ended December 31, 1991, 1992, 1994 and 1995, for the six months ended June 30, 1993 and December 31, 1993, and the three months ended March 31, 1995 and 1996, and should be read in conjunction with the Financial Statements and the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere this prospectus.

     The selected financial data as of December 31, 1991, 1992, 1993, 1994 and 1995 and for each of the years ended December 31, 1991 and 1992, the six months ended June 30, 1993 and December 31, 1993 and the years ended December 31, 1994 and 1995 have been derived from the audited financial statements of the Company and the Predecessor. The selected financial data as of March 31, 1996 and for the three months ended March 31, 1995 and March 31, 1996 have been derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a presentation of the results of operations and financial condition. The results of operations for the three-month period ended March 31, 1995 and the three month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

                               Years Ended               Six Months Ended               Years Ended              Three Months Ended
                               December 31,          June 30,       Dec. 31,             Dec. 31,                      Mar. 31,
                            1991         1992          1993           1993         1994            1995          1995          1996
                            ----         ----          ----           ----         ----            ----          ----          ----
                              (Predecessor)        (Predecessor)   (Successor)  (Successor)    (Successor)           (Successor)
Statements of Operations and Other Data:                                          (Dollars in Thousands)
Operating revenues,  Net
  Casino                   $ 82,769     $  75,975      $ 38,073      $ 41,158    $ 82,060        $ 77,337      $ 19,152    $ 20,165
  Rooms                      34,285        33,474        17,614        17,808      35,422          39,450        10,467      11,257
  Food and beverage          23,352        22,557       11,6562        11,760      22,961          21,895         5,526       5,828
  Entertainment              19,949        19,046         8,059         8,422      16,945          14,423         2,264       5,525
  Other                       6,969         8,369         4,116         4,230       9,390           9,515         2,553       2,584
  Less promotional
     allowances            (14,946)      (14,919)        (6,816)       (7,157)    (12,857)        (11,873)       (2,766)     (3,636)
                          --------      --------        -------       -------    --------        --------       -------     -------
  Total operating
     revenues               152,378       144,502        72,702        76,220     153,921         150,747        37,196      41,723
                            -------       -------        ------        ------     -------         -------        ------      ------
Depreciation and
   amortization              14,123        13,230         2,622         2,399       5,674           6,811         1,595       1,888
Operating income (loss)       (952)     (76,608)1         8,260         8,767      19,919          20,980         5,829       6,543
  Interest expense          22,5112          4342        2,8322         6,382      12,764          12,453         3,140       3,061
  Net income (loss)       (40,812)2   (80,905)1,2        5,6282         2,607       4,790           6,344         1,909       2,473
  Ratio of earnings
     to fixed charges    Footnote 3    Footnote 3        2.99x3         1.41x       1.60x           1.78x         1.93x       2.23x
  Capital  expenditures       3,161         3,133         1,478         4,307       8,933           7,836         1,899       2,235

                                  At December 31,                            At December 31,                         At Mar. 31,
                                1991          1992                1993           1994           1995                    1996
                                ----          ----                ----           ----           ----                    ----
                            (Predecessor) (Predecessor)        (Successor)   (Successor)     (Successor)             (Successor)
Balance Sheet Data
Total Assets                    $227,611      $ 145,631           $143,704        $151,925       $157,931              $162,823
Long-term debt
(including
  current portion)               142,259        133,255            114,540         110,171        108,249               108,316
Equity (deficit)                ( 33,453)     ( 114,358)            15,149          19,938         26,282                28,755

- ---------------------

1 Includes a recognized loss on permanent impairment of assets in the amount of $85,221.

2 There was no accrual of interest on the Riviera Notes or other unsecured debt subsequent to December 18, 1991. If accrued, interest expense on these obligations for the years ended December 31, 1991 and 1992 would have totaled $23,334 and $21,411 respectively. If accrued, interest expense on these obligations for the six months ended June 30, 1993 would have totaled $10,397.

3 The ratio for fiscal 1991 and 1992 have been omitted because earnings were not sufficient to cover fixed charges. The coverage deficiency was $40,883 ($41,706 if interest was not stayed), and $80,905 ($101,882 if interest was not stayed), respectively. If interest would have been accrued on the Riviera Notes or other unsecured debt for the six months ended June 30, 1993 earnings would have been inadequate to cover fixed charges by $1,937. For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges and income taxes, adjusted to exclude interest capitalized, and "fixed charges" consist of interest cost, amortization of debt expense, amortization of bond discount and capitalized interest.

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Thousands)

                              Years Ended                 Six Months Ended              Years Ended           Three Months Ended
                       Dec. 31,        Dec. 31,       June 30,       Dec. 31,      Dec. 31,     Dec. 31,    March 31,      Mar. 31,
                         1991            1992           1993           1993          1994         1995        1995           1996
                         ----            ----           ----           ----          ----         ----        ----           ----
                    (Predecessor)   (Predecessor)   (Predecessor)   (Successor)  (Successor)   (Successor) (Successor)   (Successor)

Earnings:
Pre-tax income
(loss)                   ($40,812)       ($80,905)       $  5,628       $ 2,607      $  7,665       $9,676    $ 2,914        $3,759
Fixed charges  1            23,748             434          2,832         6,382        12,764       12,453      3,140         3,061
Less:  capitalized
 interest                     (71)               0              0             0             0            0          0             0
                          -------         --------        -------        ------       -------       ------     ------         -----
Earnings available
  for fixed charges       (17,135)        (80,471)          8,460         8,989        20,429       22,129      6,054         6,820
                          --------        --------          -----         -----        ------       ------      -----         -----
Ratio of earnings
 to fixed charges             2               2             2.99x 3        1.41x        1.60x        1.78x      1.93x         2.23x


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Results of Operations

     On June 30, 1993, the Company and ROC acquired all the assets and assumed all the liabilities of the Hotel & Casino from Riviera, Inc. ROC assumed responsibility for operations commencing on July 1, 1993. The discussion that follows is a review of the operations of the Hotel & Casino operated by Riviera, Inc. (Predecessor) for the period January 1, 1993, through June 30, 1993, and the Company (Successor) for the period July 1, 1993, through December 31, 1995.

     During 1994 and 1995, management promoted the Hotel & Casino to appeal to the mid-level gaming customer, placing particular emphasis on the slot customer. This entailed a reexamination of the marketing program and a reduction of exposure to volatile segments of the gaming business such as baccarat and race and sports betting. As a result, high cost entertainment and promotional packages were curtailed. The Hotel & Casino nevertheless remains subject to intense competitive pressures in its key markets.

- ------------------

1 Includes interest expense, amortization of debt expense, amortization of bond discount and capitalized interest.

2 Earnings are inadequate to cover fixed charges by $40,883,000 ($41,706,000 if interest was not stayed) and $80,905,000 ($101,882,000 if interest was not stayed) for the years ended December 31, 1991 and 1992, respectively.

3 If interest would have been accrued on the Riviera Notes or other unsecured debt for the six months ended June 30, 1993, earnings would have been inadequate to cover fixed charges by $1,937,000.

     The following table sets forth certain operating information for the Hotel & Casino for the periods indicated:

                                  Six Months Ended                                                           Three Months Ended
                            June 30,         Dec. 31,        Combined                                     March 31,       March 31,
                              1993             1993             1993           1994          1995           1995             1996
                              ----             ----             ----           ----          ----           ----             ----
                          (Predecessor)     (Successor)     (Successor)    (Successor)    (Successor)    (Successor)     (Successor)

                             (Dollars in Thousands)
Revenues:
  Casino                     $38,073           $41,158        $79,231        $82,060         $77,337       $19,152          $20,165
  Rooms                       17,614            17,808         35,422         35,422          39,450        10,467           11,257
  Food and
   Beverage                   11,656            11,760         23,416         22,961          21,895         5,526            5,828
  Entertainment                8,059             8,421         16,480         16,945          14,423         2,264            5,525
  Other                        4,116             4,230         8,346           9,390           9,515         2,553            2,584
Total Revenues                79,518            83,377        163,895        166,778         162,620        39,962           45,359
Less promotional
  allowances                   6,816             7,157         13,973         12,857          11,873         2,766            3,636
Net revenues                  72,702            76,220        148,922        153,921         150,747        37,196           41,723
Costs and Expenses:
  Casino                      24,561            25,532         50,093         48,826          45,325        11,102           12,407
  Rooms                        8,339             8,456         16,795         17,594          18,787         4,719            4,667
  Food and
   Beverage                    7,427             7,796         15,223         15,588          15,768         3,911            3,922
  Entertainment                7,051             7,897         14,948         13,982          10,329         1,582            3,723
  Other                        1,737             1,839          3,576          3,516           3,527           892              971
  Selling, general
    and
    administrative            12,353            13,427         25,780         27,831          28,742         7,224            7,460
  Provision for bad
  debts                          354               107            461            991             478           342              143
Total Costs and
  Expenses                    61,822            65,054        126,876        128,328         122,956        29,772           33,293
EBITDA 1                     $10,880           $11,166        $22,046        $25,593         $27,791        $7,424           $8,430
Cash Flow from
Operating Activities           8,518               766          9,284         16,372          16,738         8,010            7,055
Net Income (Loss)             $5,629            $2,607         $8,236         $4,790         $ 6,344        $1,909           $2,473


Comparison of Three Months Ended March 31, 1996 Versus the Three Months Ended March 31, 1995

Revenues

     Net revenues increased $4,527,000 (12.2%) to $41,723,000 for the three months ending March 31, 1996, compared to the quarter ended March 31, 1995. Total casino revenues increased $1,013,000 (5.3%). Slot revenues increased $1,519,000 (12.6%) for the three months ended March 31, 1996 compared to the quarter ended March 31, 1995, due to an increase in promotional programs directed at

- -------------------

1 "EBITDA" consists of earnings before interest, taxes, depreciation, amortization, and loss on permanent impairment of assets and reorganization expenses. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. Management believes that EBITDA gives an indication of the cash generating capacity of the Hotel & Casino and is useful as a comparison with other industry participants.

the slot player. Table games revenue, including baccarat, decreased $726,000 (11.9%) from the prior year. The cash drop2 increase of $723,000 was partially offset by a decrease in credit drop of $557,000 resulting in a net increase of $166,000 (.5%). The win percentage3 decreased from 17.8% to 15.6%. The increase in drop represents an increase in win of $29,000 and the decrease in win percentage represents a decrease in win of $755,000. The increase in drop is attributable to special events marketing programs, and the decrease in win percentage is due to the normal fluctuations in table games. Room revenues increased $790,000 (7.6%) to $11,257,000 in the first quarter of 1996 as compared to 1995 and the average room rate increased $1.68. Occupancy increased to 98.8% in 1996 from 95.4% in 1995. First quarter business mix indicates an increase of 8,000 room nights for vacationers, an increase of 8.6% over first quarter 1995. Food and beverage revenues increased $302,000 (5.5%) due primarily to increased covers in the bars and the buffet. Entertainment revenues increased $3,261,000 from $2,264,000 in first quarter 1995 to $5,525,000 in 1996. The
Splash production show was closed in the first half of 1995 and accounted for $2,854,000 of the increase in entertainment revenues. Promotional allowances increased $870,000 (31.5%) because of additional show ticket complimentaries offered to promote the Splash II production show, and also because of additional casino and slot marketing programs.

Costs and Expenses

     Total costs and expenses increased $3,521,000 (11.83%) in the three months ended March 31, 1996, as compared to 1995. Casino expense increased $1,305,000 (11.8%) as the result of increased promotional allowances and additional special events marketing. Entertainment costs increased $2,141,000 (135.3%) due primarily to Splash II expenses of $2,300,000 in 1996 compared to the absence of Splash expense in 1995. Splash II is operated under a "four wall" agreement, whereby the producer manages and produces the show, paying a fee/share of revenues to the Company. The provision for bad debts decreased $199,000 (58.2%) as a result of the reduction in credit play in the casino, primarily the Mexican baccarat player.

EBITDA

     Earnings before depreciation, interest, taxes, and amortization increased $1,006,000 (13.6%) to $8,430,000 in the first quarter of 1996 compared to 1995.
The increase resulted primarily from increased slot, rooms and entertainment revenues.

Net Income

     The Company reported a net income of $2,473,000 in the first quarter of 1996 as compared to $1,909,000 during the same period in 1995, an increase of $564,000 (29.6%). Depreciation and amortization increased $293,000 due to capital improvements that were made since the first quarter of 1995. Federal income tax expense increased $281,000 in the three months ended March 31, 1996.

- --------
2 "Historical Drop" as defined by the regulations of the Nevada Gaming Commission and Gaming Control Board (which is an approximate measure of funds exchanged into chips for use at the Hotel & Casino less credit instruments repaid at the gaming tables).

3    Win percentage is calculated by dividing table games revenue by Historical
     Drop.

Comparison of Twelve Months Ended December 31, 1995, Versus Twelve Months Ended December 31, 1994

Revenues

     Net revenues for the Hotel & Casino decreased $3,174,000 (2%) to $150,747,000 in 1995. Although slot machine revenues increased $1,298,000 (3%) in 1995, table games revenue decreased $5,906,000 (23%) from $25,824,000 in 1994 to $19,918,000 in 1995. Historical drop4 decreased $23 million from $141 million in 1994 to $118 million in 1995. Credit drop5 decreased $9 million during 1995. Baccarat drop decreased $4.6 million due to more stringent credit policies because of the devaluation of the Mexican Peso. The decrease in baccarat drop represents 38% of the total decrease in pit drop and was the primary reason for the reduced credit drop. The win percentage6 on table games decreased from 18.3% in 1994 to 16.9% in 1995. The lower historical drop represents a decrease in win of $4,252,000 and the decrease in hold percentage of 1.4% represents a decrease in win of $1,654,000. The fluctuation in win percentage is attributable to the normal fluctuations in table games and the reduced historical drop was due to less high roller credit play and the decrease in non-profitable programs such as the Gambler's Spree. Hotel room occupancy remained at 97% in 1995 and the average daily room rate increased $5.60, resulting in an increase in revenues of $4,028,000 (11%) to $39,450,000. The higher room rates were achieved by across the board increases. This was facilitated by increasing the number of rooms made available for vacationers and convention guests and reducing the rooms available for casino guests. Food and beverage revenues decreased $1,066,000 (5%) due to reduced complimentary revenues (promotional allowances). Entertainment revenues decreased $2,522,000 (15%) as a result of the Splash production show being closed during the first half of 1995. The new show, Splash II, opened June 23, 1995 after the stage and seating areas were remodeled.

Costs and Expenses

     Total costs and expenses decreased $5,372,000 (4%) compared to 1994. Casino expenses decreased $3,501,000 (7%) due to more stringent customer rating criteria for complimenters, airfares and commissions and a reduction in direct costs in correlation with the lower casino drop. Rooms expenses increased $1,193,000 (7%) due to union increases and higher credit card and travel agent commissions associated with the increased revenues. Entertainment expenses decreased $3,653,000 due primarily to the closure of the Splash production show during the first six months of 1995. Selling, General and Administrative expenses increased $911,000 (3%) due, in part, to employee profit sharing and incentive plans which are based upon profits. The provision for bad debts decreased $513,000 (52%) as a result of the more stringent credit policies associated with the devaluation of the Mexican Peso in 1994.

EBITDA

     Earnings before interest, taxes, depreciation and amortization (EBITDA), increased $2,198,000 (9%) from $25,593,000 in 1994 to $27,791,000 in 1995. The increase resulted primarily from higher rooms and slot department revenues and margins.

- ---------------------

4 "Historical Drop" as defined by the regulations of the Nevada Gaming Commission and Gaming Board (which is an approximate measure of cash and credit instruments exchanged into chips for use at the Hotel & Casino's table games, less credit instruments repaid at the gaming tables).

5 "Credit Drop" includes all credit instruments issued at the gaming tables in exchange for chips, less credit instruments repaid at the gaming tables. See "Item 1-Business-Credit" for additional information.

6 "Win Percentage" is calculated by dividing table games revenue by Historical Drop.

Net Income

     The Company reported an increase of $1,554,000 (32%) in net income from $4,790,000 in 1994 to $6,344,000 in 1995. Depreciation and amortization increased $1,137,000 as the result of $7,836,000 in capital improvements. Interest expense decreased $310,000 in 1995 as compared to 1994 as debt was reduced by $3,371,000 in 1994 and $3,159,000 in 1995.

Comparison of Twelve Months Ended December 31, 1994 Versus the Twelve Months Ended December 31, 1993 (First Six Months of 1993 [Predecessor] and Six Months Ended December 31, 1993 [Successor])

Revenues

     Net revenues for the Hotel & Casino increased $5,086,000 (3%) to $154,431,000 in fiscal 1994 compared to 1993. Slot revenues increased $4,082,000 in 1994 as compared to the previous year. Although slot coin-in (handle) increased 7%, the win percentage for slot machines decreased from 6.5% in 1993 to 6.1% in 1994. Management "loosened" the slots to meet the competition from the new mega- resorts and to support the future expansion of slot operations. Table games revenue decreased $825,000 from $26,648,000 in 1993 to $25,823,000 in 1994. Historical drop decreased from $161,482,000 in 1993 to $141,046,000 in 1994, including credit drop, which decreased $7,279,000 during 1994. The win percentage on table games increased from 16.5% in 1993 to 18.3% in 1994. The lower historical drop represents a decrease in win of $3,372,000 which was partially offset by the increase in win percentage which represents win of $2,547,000. The fluctuation in win percentage is attributable to the normal fluctuations in table games and the reduced historical drop was due to reduced promotional expenditures for craps and blackjack customers. Other casino revenues decreased $428,000 (9%) due to competition from the mega-resorts for racebook and keno customers. Management has instituted a racebook discount club and keno promotions to meet the competition. Hotel room occupancy increased from 94% in 1993 to 97% in 1994, however the average daily room rate decreased $1.88, resulting in revenues of $35,422,000 in 1993 and 1994. During 1994, management shifted the emphasis of rooms marketing programs from conventions to slot customers and tour and travel guests to increase the gaming profile of the customer mix. Food and Beverage revenues decreased $455,000 (2%) due to reduced complimentary revenues (promotional allowances). Entertainment revenues increased $465,000 (3%) as a result of ticket price increases for Splash, La Cage, Crazy Girls and Riviera Comedy Club (formerly Improve) which averaged $2.30. Show counts were down approximately 70,000 (8%) due to the increased prices and the temporary closure of Splash on November 26, 1994. Other revenues increased $1,131,000 (13%) primarily from increased fees from the box office which began selling shows for other hotels and tours in September 1993 and from renegotiated leases and concession contracts. Promotional allowances decreased $1,116,000 (8%) in 1994 as a result of the Company's more stringent complimentary policies which were implemented in late 1993.

Costs and Expenses

     Total costs and expenses increased $1,452,000 (1%) compared to 1993. Payroll in the rooms, food and beverage departments increased $766,000 (3%) as the result of union increases. Employee profit sharing and incentive plans which are based upon the Company's profitability increased during 1994. Casino expenses decreased $1,267,000 due to more stringent customer rating criteria for complimenters, airfares and commissions. The lower casino marketing expenses were partially offset by increases in the provision for bad debts relating to the devaluation of the Mexican Peso in December 1994. Entertainment expenses decreased $966,000 due primarily to the four wall contract negotiated with the producers of Splash. Under the four wall agreement, the producers manage and produce the show, paying a fee/share of revenues to the Company.

EBITDA

     Earnings before interest, taxes, depreciation and amortization (EBITDA), increased from $22,046,000 in 1993 to $25,593,000 in 1994. The increase resulted primarily from higher casino revenues, and reduced promotional expenses. These improvements were partially offset by union increases to employees and incentive compensation to management personnel under previously established plans based on the Company's performance.

Net Income

     The Company reported a net profit of $4,790,000 in 1994, as compared to $8,236,000 in 1993. Depreciation and amortization increased $654,000 as the result of $8,933,000 in capital improvements. Interest expense increased $3,550,000 in 1994 as compared to 1993 primarily because the accrual of interest on certain bonds issued by the Company's predecessor had been stayed until the Effective Date (June 30, 1993). Federal income tax expense increased $2,875,000 in the twelve months ended December 31, 1994, including $2,010,000 of deferred taxes. The Company's predecessor had operating loss carry forwards and was an S Corporation, therefore, no Federal income taxes were accrued in the six months ended June 30, 1993. No provision for income tax was required during the six months ended December 31, 1993, due to the realization of a deferred tax asset.

Liquidity and Capital Resources

     The Company had cash and cash equivalents of $27,887,000 at March 31, 1996, which was an increase of $5,925,000 from the balances at the year ended December 31, 1995. Significant debt service on the bonds and class notes are due in June and December and should be considered in evaluating cash increases in the first and third quarters.

     EBIDTA for the three months ended March 31, 1996 and the year ended December 31, 1995 was $8,430,000 and $27,791,000, respectively, which was adequate to cover the Company's debt service and capital expenditures. Current projections of EBITDA for 1996 are modestly in excess of 1995 and management believes that sufficient cash flow will be available to cover the Company's debt service and enable investment in budgeted capital expenditures of approximately $11,165,0000 for 1996. However, if cash flow does not meet projections, management would defer capital expenditures. In the first three months of 1996 the Company made capital expenditures of $2,235,000.

     The following table sets forth the scheduled cash payments required to be made by the Company in respect of principal and interest on the First Mortgage Notes, the Class Notes, and other debts for each year through the maturity dates of the First Mortgage Notes and the Class Notes as of December 31, 1995.

                                                                     Pre Funded
                                                                           Slot
                                                                      Annuities
                                                     Total          Included in
                                                   Principal          Principal
Year            Interest       Principal         and Interest          Payments
- ----            --------       ---------         ------------          --------

1996         $12,061,000      $2,322,000          $14,383,000          $318,000
1997          11,812,000       2,055,000           13,867,000           318,000
1998          11,619,000       1,880,000           13,499,000           217,000
1999          11,425,000       1,844,000           13,269,000           117,000
2000          11,209,000       1,898,000           13,107,000            68,000
2001          11,019,000         572,000           11,591,000                 0
2002          11,000,000     100,000,000          111,000,000                 0
              ----------     -----------          -----------         ---------
             $80,145,000    $110,571,000         $190,716,000        $1,038,000


     Cash flow from operations is not expected to be sufficient to pay the principal of the First Mortgage Notes at maturity in 2002. Accordingly, the ability of the Company to repay the First Mortgage Notes at maturity will be dependent upon its ability to refinance the First Mortgage Notes. There can be no assurance that the Company will be able to refinance the principal amount of the First Mortgage Notes.

     The First Mortgage Notes may not be redeemed except as set forth below prior to June 1, 1998, and thereafter, may be redeemed at the option of the Company at the following prices (expressed as a percentage of principal amount):

     If redeemed during the 12-month period beginning June 1,

                               Year                                  Percentage
                               ----                                  ----------

                               1998                                   104.3125%
                               1999                                   102.8750%
                               2000                                   101.4375%
                               2001 and thereafter                    100.0000%

     The First Mortgage Notes provide for mandatory redemption by the Company upon the order of the Nevada Gaming Authorities. The First Mortgage Notes also provide that, in certain circumstances, the Company must offer to repurchase the First Mortgage Notes upon the occurrence of a change of control or certain other events. In the event of such mandatory redemption or repurchase prior to maturity, the Company would be unable to pay the principal amount for the First Mortgage Notes without a refinancing.

     During the reorganization proceeding of Riviera, Inc., certain capital expenditures were deferred. Management considers it important to the competitive position of the Hotel & Casino that expenditures be made to upgrade the property. Capital expenditures totaled approximately $5,786,000 in 1993, $8,933,000 in 1994 and $7,836,000 in 1995. Management has budgeted $11,165,000 in 1996 that the Company expects to finance from cash flow.

     The Indenture imposes certain financial covenants and restrictions on the Company and ROC, including a minimum consolidated net worth requirement and limitations on the payment of dividends, the incurrence of debt and granting of liens, capital expenditures and mergers and sales of assets. As a result of these restrictions, the ability of the company and ROC to incur additional indebtedness to fund operations or to make capital expenditures is limited. In the event that cash flow from operations is insufficient to cover cash requirements, the Company and ROC may not be able to obtain additional funds. The Company and ROC would be required to curtail or defer certain of their capital expenditure programs under these circumstances, which could have an adverse effect on the Company's operations.

     Effective September 8, 1995, the Board of Directors and holders of 94% of the Company's 11% Mortgage Notes ("Notes") approved amendments to certain Note restrictive covenants. Noteholders who consented to the amendments received a $5.00 fee for each $1,000 of Notes.

     The amendments are designed to permit the Company's management team to utilize its expertise in turning around troubled gaming properties which are either in, or on the verge of, bankruptcy and managing casinos in so-called "new venues. The Company would expect to make a limited investment and obtain a profit based management contract in properties with which it becomes involved.

Recently Issued Accounting Standards

     In March 1995, the FASB issued Statement No. 121 ("SFAS 121") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Based on management's preliminary analysis, the Company, does not anticipate that the adoption of SFAS 121 will have a material impact on the consolidated financial statements.

     In October 1995, the FASB issued Statement No. 123 ("SFAS 123") Accounting for Stock-based Compensation which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS 123 is generally effective for fiscal years beginning after December 15, 1995. The Company intends to provide the pro forma and other additional disclosures about stock-based employee compensation plans in its 1996 consolidated financial statements as required by SFAS 123.

                                    BUSINESS

General

     Riviera Holdings Corporation, a Nevada corporation (the "Company"), operates the Riviera Hotel & Casino (the "Hotel & Casino") through its wholly-owned subsidiary, Riviera Operating Corporation, a Nevada corporation ("ROC"). The Hotel & Casino is located on a 26-acre site at the north end of the heavily-traveled Las Vegas Strip, directly across from Circus Circus. The Hotel & Casino began operations in 1955 and was substantially renovated and expanded in the years prior to 1990. The Hotel & Casino complex consists of approximately 1,700,000 square feet and includes a 105,000 square-foot casino, a 100,000 square-foot convention, meeting and banquet facility, approximately 2,100 hotel rooms (including 180 luxury suites), five full-service restaurants, four showrooms, a 200 seat entertainment lounge, 44 food and retail concessions and approximately 2,900 parking spaces. The casino offers approximately 1,200 slot machines, 54 gaming tables, a 58-seat keno lounge and a 200-seat race and sports book lounge. Consistent with its emphasis on slot machine play, the casino has a large variety of slot and video poker devices designed to appeal to a wide variety of customers, including a number of machines designed specifically for use at the Hotel & Casino.

     The Hotel & Casino's room occupancy rates (including both paid and complimentary rooms) were 97.2% in 1994 and 97.0% 1995. Complimentary rooms represented 6.0% and 5.1% of total room occupancy, respectively. Based on the Nevada Gaming Abstract published by the Gaming Board, occupancy rates for 19 similar hotel-casinos on the Las Vegas Strip ranged from 95.5% in 1994 to 94.1% in 1995 (based on June 30 fiscal years).

Seasonality

     The operations of the Hotel & Casino are conducted 24 hours a day, every day of the year. Management considers the business of the Hotel & Casino to be moderately seasonal, with December generally being the slowest month.

Business Strategy

     A new management team was installed in early 1992. This new team implemented a business strategy which changed the focus of the Hotel & Casino from dedicated gamblers to customers seeking a broader entertainment experience which includes gaming. In accordance with this new strategy, the management team repositioned the Hotel & Casino to appeal to slot customers and profitable mid-level table games customers. Prior to implementing this strategy, the Hotel & Casino had focused on attracting disparate segments of the gaming market, including high-end table games customers (particularly baccarat players) as well as "junket" and low-end table games customers. While the marketing efforts of the Hotel & Casino, prior to the implementation of the new business strategy, were directed to the Eastern and Midwestern United States as well as certain foreign countries, a substantial portion of the visitors to Las Vegas lived in the Southwestern United States and Southern California. Consequently, the new management team redirected the marketing efforts to focus primarily on the Southwestern United States and Southern California in order to increase the Hotel & Casino's share of customers from these areas. Also, the new management team initiated aggressive promotional programs to attract competitors' slot customers already frequenting Las Vegas.

A Broad Entertainment Experience

     Management is seeking to attract customers who want a broad entertainment experience. For certain customers, gaming is the primary draw and other entertainment is secondary. Entertainment includes the variety show Splash II, La Cage, Crazy Girls, Riviera Comedy Club and Bottoms Up, all of which are augmented by special events and in-house promotions. The Splash Theater was closed December, 1994, in order to remodel the stage and showroom for the new Splash II which opened June 23, 1995.

Emphasis on Slot Play

     Since 1992 slot play at the Hotel & Casino has been increased by replacing old slot machines, installing bill acceptors on slot machines, introducing slot clubs and tournaments, creating a friendly atmosphere and providing improved service to slot customers. In order to improve the overall comfort level of its slot customers, management has added hosts to serve players in slot machine areas, and promotional programs to attract incremental slot players.

Reduce Revenue Volatility

     In order to reduce the volatility of the financial performance of the Hotel & Casino, management has taken steps to establish the Hotel & Casino as being in the "gaming" business rather than the "gambling" business. Management has taken several measures to accomplish this transition from gambling to gaming. Table limits and credit amounts were significantly reduced for baccarat in order to reduce exposure to high-risk play. The sports book's operations were turned over to a third-party operator in 1992, which has reduced the casino's exposure to high-risk sports betting. The Race book is part of the parimutuel system for available tracks, thereby significantly reducing fluctuations in revenue by eliminating big losses on single races.

Reconfigure Public Areas

     The casino was reconfigured to accommodate the new business strategy. In addition to replacing old slot machines and installing bill acceptors, the Company reduced the size of the baccarat area, and relocated it to the main pit of the casino. Also, the gaming area was reconfigured to improve the flow of customer traffic. In order to capitalize on a substantial amount of unused space in the facility, several retail shops and various concessions were added. These shops and concessions provide additional rental income to the Hotel & Casino.

Focus on Repeat Customers

     Generating customer satisfaction and retaining their loyalty is a critical component of management's business strategy. The Hotel & Casino attracts customers  from its primary  markets  by: 1)  promotional  programs,  2) focused marketing efforts, 3) developing strong relationships with specific travel wholesalers and 4) repeat visitors. The percentage of repeat hotel room guests increased from 37% in 1994 to 38% in 1995.

Walk-in Customers

     Walk-in customers are those who patronize a facility's casino but are not room guests of its hotel. Management believes that a number of factors may favorably affect the volume of walk-in business at the Hotel & Casino. These factors include the location of the Hotel & Casino across the street from Circus Circus and the Stardust Hotel, and being within walking distance of the Las Vegas Convention Center. In addition, management believes that walk-in business may be increased by the extensive entertainment attractions at the Hotel & Casino, the design and atmosphere of its casino area and the quality, pricing and variety of its restaurants.

Focus on Convention Customers

     The Hotel & Casino has over 100,000 square feet of convention space which is the fifth largest convention facility in Las Vegas. The increase in number of hotel rooms at the south end of the Las Vegas Strip has created severe traffic congestion in that area making the Hotel & Casino at the north end of the Strip a far more convenient location for convention attendees. City-wide convention visitors will pay a premium room rate for this convenience. Management has focused its efforts on attracting convention attendees who will also patronize the casino, entertainment and food and beverage services of the Hotel and Casino.

Marketing

General

     The operating revenues and income of the Hotel & Casino depend upon the level of gaming activity in the casino as well as optimizing the profits from food and beverage, lodging, convention facilities, entertainment and retail operations. Accordingly, the goal of the marketing efforts of the Hotel & Casino is to attract hotel guests and gaming customers. The entertainment, food, beverage and other related services are intended to complement the casino operations. The Hotel & Casino has one of the most extensive entertainment programs in Las Vegas, offering five different regularly scheduled shows and special appearances by headline entertainers in concert. Splash II, a 90-minute production variety show, is presented twice each night, seven nights per week (The Splash Theater was closed December 1994, in order to remodel the stage and showroom for the new Splash II which opened June 23, 1995.). The Riviera Comedy Club, a one-hour stand-up comedy show, is presented two times per night on five nights per week, and three times per night on two nights per week. La Cage, a 90-minute female star impersonator show, is presented two times per night on four nights per week, and three times per night on Wednesday and Saturday. Crazy Girls, an adult-oriented production is presented two times per night on five nights per week, and three times per night on Saturday. Bottoms Up, an afternoon comedy review, is presented two times per day, five days per week. In addition, the Hotel & Casino sponsors special events, such as the Las Vegas Bowl football game and presents major concerts, such as The Beach Boys, in order to promote itself to the general public.

     While it is impracticable to distinguish accurately between local and tourist clientele, management believes that a substantial percentage of the casino business at the Hotel & Casino is derived from tourists, principally from Southern California and the Southwestern United States.

     Management's strategy is to target customers in the mid-level gaming segment. The Hotel & Casino has adopted a marketing approach intended to develop a loyal following of repeat customers. The key element of this approach is the tailoring of promotional offers to match the specific requirements and circumstances of targeted customers. This approach is achieved through the use of a proprietary database marketing system for table games customers, and for tracking slot customers based on a system employing computerized card reader technology. The casino database system was upgraded to "state of the art" in the first half of 1995. Each slot and table games customer is encouraged to join a program which allows the customer to earn various complimentary services and cash bonuses dependent upon level of gaming play. Slot club program members are issued club cards and computer systems record certain information about each member. Promotional offers are then made to customers based on their level of gaming activity. The promotional offers are conveyed to customers by direct mail and telemarketing.

Business Mix Strategy

     The Hotel & Casino's customers are attracted from the following principal market segments: vacationers, (tour operators, travel agent groups, travel agent reservations, individual reservations), slot and casino marketing programs, and conventions (city wide conventions, associations, corporate, and incentive.) It is the Hotel's objective to achieve maximum occupancy and room rate, as well as obtain the most profitable business mix at all times.

Vacationers

     The principal components of this segment are tour operators who produce customers primarily from outside the southwest regional market. These customers take advantage of travel packages (air and room) produced by wholesale operators. Management has developed specialized marketing programs and has cultivated relationships with wholesale operators who meet management's criteria concerning market penetration, reputation, and production. Management has also developed important relationships with, and specialized programs for, certain major domestic air carriers and travel agencies to expand the vacationer market.

Slot & Casino Marketing Programs

     Various gaming marketing programs are implemented to attract slot and table game customers which produce room nights and gaming revenue on a consistent, profitable basis. Discounted room rates are offered to customers who meet established gaming requirements, which also has produced a large database and repeat clientele. The Hotel & Casino is marketed to gaming customers through direct sales by the in-house marketing staff, by independent representatives located in a number of major cities, and by third-party referrals. These programs produce significant repeat clientele. The Hotel & Casino has compiled a computer database to help identify customers requirements and preferences.

$40 For $20 Slot Promotion

     This innovative program offers the customer $40 of slot play on promotional machines for $20 in cash. If the customer does not win a jackpot of at least $40, a prize with a retail value of at least $40 is awarded. The customer may select from a wide variety of premiums which the Hotel & Casino purchases in the Far East.

Conventions

     Convention business is generally considered to represent gatherings of large trade organizations or other groups requiring 500 or more rooms per night in addition to substantial meeting and banquet space and other facilities. Included are city-wide events involving multiple locations and smaller events headquartered and housed at one facility. Convention business, which provides higher room rates than those offered to tour and travel operators and which is also mid-week oriented, is a major target for the Hotel & Casino with its 100,000 square feet of exhibit, meeting and banquet space. Convention business also provides certain advance planning benefits, since planning for conventions typically begins two to four years in advance of the convention date. The management team focuses the marketing efforts of the Hotel & Casino to book those conventions whose participants have the most active gaming profile and higher room rate, banquet and function spending profiles. A portion of the convention business of the Hotel & Casino is derived from smaller corporate meetings (those requiring fewer than 500 rooms per night) and corporate incentive programs (travel packages produced by third parties for corporations desiring to motivate and reward their employees). The Hotel & Casino is located within walking distance of the Las Vegas Convention Center which increases the Riviera's attractiveness to visitors who want to avoid the strips traffic congestion particularly around the mega-resorts at the south end of the Las Vegas Strip.

Credit

     The percentage of table games volume at the Hotel & Casino represented by credit play declined from approximately 20% in 1994 to 17% in 1995. The continuing decline was the result of the application of stricter credit policies and a reduction of baccarat table limits. The decline also resulted from the decision of the management team at the Hotel & Casino to redirect its business away from high- level wagerers and to focus, instead, on the mid-level wagerer segment of the casino business. Because the extension of credit is necessary for the success of a marketing strategy aimed at high-level wagerers but is not as necessary for success with mid-level wagerers, management expects that providing credit, and risks associated with possible losses on uncollectible and discounted receivables, will become less significant to the Hotel & Casino. However, because management intends to maintain a balanced marketing strategy which will include some level of credit being extended, providing credit and the risks associated therewith will remain significant.

     Receivables from casino operations declined from approximately $3,850,000 on December 31, 1994 to approximately $2,600,000 on December 31, 1995. In addition, the allowance for bad debts from casino operations declined from approximately $1,100,000 on December 31, 1994, to approximately $500,000 at December 31, 1995. These declines resulted primarily from the imposition of stricter credit standards as a result of the redirection of marketing efforts from high-level to mid-level wagerers. There was an increase in the allowance for casino bad debts of approximately $500,000 in the fourth quarter of 1994 due to the devaluation of the Mexican peso and its effect on collectability. During 1995, substantially all of the remaining uncollected Mexican accounts were written off.

     Management maintains controls over the issuance of credit and aggressively pursues collection of its customer receivables. Such collection efforts parallel those procedures commonly followed by most large corporations, including the mailing of statements and delinquency notices, personal and other contacts, the use of an outside collection agency, civil litigation and criminal prosecution, if warranted. Nevada gaming debts evidenced by credit instruments, and judgments enforcing such instruments, are enforceable under the laws of Nevada and certain other jurisdictions, but are not enforceable in certain states and foreign countries because of public policy considerations against gaming. All states are required to enforce a judgment on a gaming debt entered in Nevada pursuant to the Full Faith and Credit Clause of the United States Constitution and, although foreign countries are not so bound, the assets in the United States of foreign debtors may be reached to satisfy judgments entered in the United States. However, in some instances it may be impractical or uneconomical to pursue the enforcement of such judgments.

Operations

     The Hotel & Casino maintains controls over the recording and safekeeping of all receipts and disbursements through various means, including locked cash boxes, personnel independent of casino operations performing daily cash and coin counts, floor observation of the gaming area, closed-circuit television observation of gaming and certain other areas, computer tabulation of receipts and disbursements for each gaming machine and table and timely analysis of discrepancies or deviations from normal performance.

     The Hotel & Casino maintains fire insurance and business interruption insurance, general and excess/umbrella liability insurance policies and offers its non-bargaining employees the option to choose either a fully indemnified "HMO" (Health Maintenance Organization) or a self-insured "PPO" (Preferred Provider Organization) form of employee medical insurance. In addition, all enrolled non-bargaining employees receive self-insured dental, vision, life and disability coverage. Management believes that current insurance is adequate to reasonably cover foreseeable risks for excess liability.

     Management believes that the Hotel & Casino is in compliance with all material fire safety legal requirements. As part of the continued fire safety review process conducted at the Hotel & Casino, management upgraded the systems in 1994 and 1995, by consolidating two fire safety control centers into one primary control center and establishing a separate back-up emergency control center. These improvements, together with the related expansion of emergency communications systems, enhanced the ability of the Hotel & Casino to provide a safe facility for its customers.

Competition

     The Hotel & Casino competes with a number of other casino-hotels in Las Vegas. Currently, there are approximately 20 major casinos located on or near the Las Vegas Strip, nine major casino-hotels located in the downtown area and several major facilities located elsewhere in the Las Vegas area. Las Vegas casino square footage and room capacity are continuing to increase, principally as a result of expansion and new construction projects by casino-hotels located on or near the Strip. Between September 15, 1989 and December 31, 1992, Las Vegas hotel and motel room capacity increased by 13,000 rooms (20%) from 63,000 to 76,000 rooms. This increase includes the opening of the 3,000- room Mirage and the Excalibur. Based on data compiled by a national accounting firm, the opening of the Mirage and Excalibur did not significantly affect the casino revenues of a group of 12 casinos (including the Hotel & Casino) on the Las Vegas Strip.

     Three major casino-hotels on the Las Vegas Strip opened in late 1993; the 2,500-room Luxor, the 3,000-room Treasure Island, and the 5,000-room MGM Grand casino-hotel and theme park, increasing the capacity in Las Vegas to approximately 85,000 rooms. During 1994, the Hotel and Casino experienced increases in revenues and profits as the demand for hotel rooms continued to exceed the supply.

     Various other expansion projects have been announced or are in progress which may affect the business of the Hotel & Casino including New York, New York (2,500 rooms), Monte Carlo (3,000 rooms), Bellagio ( 3,000 rooms), Stratosphere (2,500 rooms) and the Circus Circus projects on the South end of the Strip. Circus Circus has announced that they will be building an additional 1,000 rooms across from the Hotel & Casino in 1996. William Bennett, former principal owner of Circus Circus has acquired the Sahara Hotel & Casino and has announced expansion plans. Many casino-hotels (new and old) in Las Vegas have far greater capital resources than the Hotel & Casino. Management believes that the new hotels and "theme" attractions will both increase competitive pressures and offer opportunities resulting from the increase in visitors to Las Vegas, the net effect of which cannot be estimated at this time.

     Management believes that the most direct competition for the Hotel & Casino comes from certain large casino-hotels located on or near the Strip which offer amenities and marketing programs similar to those offered by the Hotel & Casino. These facilities currently include the Bally's, Flamingo Hilton, Frontier, Harrah's, Sahara, Sands, Stardust and Tropicana casino-hotels. The Hotel & Casino competes on the basis of the atmosphere and excitement offered by the facility, the desirability of its location, the quality and relative value of its hotel rooms and restaurants, the quality and variety of entertainment offered, customer service, the availability of convention facilities, its marketing strategy and special marketing and promotional programs.

     The Hotel & Casino also competes to a lesser extent with casino-hotel operations located in the Laughlin and Reno-Lake Tahoe areas of Nevada, Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, off-track wagering, card parlors, river boat and Indian gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographic areas within those states. Management believes that the legalization of large-scale, land-based, unlimited-stakes casino gaming in or near any major metropolitan area such as Chicago, New Orleans, Denver or, in particular, Los Angeles, could have a material adverse effect on the Hotel & Casino. Currently, large-scale, land-based, unlimited-stakes casino gaming is not permitted in any of these cities, except New Orleans which has authorized the establishment of one casino which opened on a temporary basis in 1995 and closed shortly thereafter due to lack of visitor volume and other concerns. The legalization or expansion of casino gaming in other states from which the Hotel & Casino draws customers may also adversely affect the business of the property.

Riviera Gaming Management

     Riviera Gaming Management Inc. ("RGM", a wholly owned subsidiary of ROC) was incorporated in August 1995 in the State of Nevada for the purpose of obtaining management contracts in Nevada and other jurisdictions. Management has been recognized as a group of professionals who succeeded in bringing the Hotel & Casino out of bankruptcy and positioning the property for the new and expanded competition in Las Vegas. Management believes there will be an increasing demand for their services including assisting new venue licensee applicants in designing and planning their gaming operations, managing the start-up of new gaming operations and managing troubled properties. These services would include casino design, equipment selection, employee recruitment and training, control and accounting systems, and marketing programs. RGM's compensation arrangements will be flexible and may include per diem rates, contract sums, profit participation and equity considerations. The Company's amended bond indenture permits the Company to invest a limited amount of capital in situations where RGM will have a management contract.

     RGM is negotiating a consulting / management agreement with the bondholders of Elsinore Corporation which operates the Four Queens Hotel and Casino in Las Vegas, Nevada. RGM has a consulting agreement with the primary mortgage holder of the Maxim Hotel and Casino in Las Vegas. These opportunities to assist in the turnaround of severely troubled properties results from management's reputation in the area of crisis management and the performance of its flagship property, the Hotel & Casino on the Strip in Las Vegas, Nevada. The Company believes that if it has an attractive investment opportunity, which exceeds its financial capacity it will be able to raise the capital from independent sources.

Employees and Labor Relations

     As of December 31, 1995, the Hotel & Casino employed approximately 2,100 persons and had collective bargaining contracts with seven unions covering approximately 1,300 of such employees including food and beverage employees, rooms department employees, carpenters, engineers, stage hands, musicians, electricians, painters and teamsters. The Company's agreements with the Southern Nevada Culinary and Bartenders Unions, Musicians Union and Stage hands Union, which cover the majority of the Company's unionized employees, were renegotiated in 1994 and expire April 1, 1997. Settlements were also reached with the Operating Engineers. The Teamsters, Carpenters, Painters, and Electricians unions' collective bargaining agreements which expired in 1995 were renewed and generally expire in 1998. Although unions have been active in Las Vegas, management considers its employee relations to be satisfactory. In 1994 the Company four-walled (rented the showroom to the producer for a fee/share of revenues or profits) the Splash show and switched from Maitre d' service open seating to advance sale reserved seating. These changes were negotiated with the Culinary, Stage hands and Musicians Unions.

Regulation and Licensing

     The ownership and operation of casino gaming facilities in Nevada are subject to: (i) The Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local ordinances and regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time and in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

     ROC is required to be licensed by the Nevada Gaming Authorities. The gaming license held by ROC requires the periodic payment of fees and taxes and is not transferable. ROC is also licensed as a manufacturer and distributor of gaming devices. Such licenses also require the periodic payment of fees and are not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of ROC which is a corporate gaming licensee under the terms of the Nevada Act. As a Registered Corporation, the Company is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from ROC without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and ROC have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities and manufacturing and distribution activities in Nevada.

     All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers, distributed or sold by licensed distributors and approved by the Nevada Commission. The approval process includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Gaming Authorities. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or ROC in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of ROC must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in the gaming activities of ROC may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company or ROC, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or ROC to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     The Company and ROC are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by ROC must be reported to or approved by the Nevada Commission.

     If it were determined that the Nevada Act was violated by ROC, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, ROC and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of ROC or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

     Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or ROC, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
(ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or
(iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

     The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Approval of a public offering does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

     Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming Licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming Licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the Clark County in which the ROC's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food, refreshments or merchandise. Nevada Licensees that hold a license to manufacture and distribute slot machines and gaming devices, such as ROC, also pay certain fees and taxes to the state of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

Alcoholic Beverages

     The sale of alcoholic beverages at the Hotel & Casino is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse affect upon the operations of ROC.

Federal Registration

     ROC is required to annually file with the Attorney General of the United States in connection with the sales, distribution, or operations of slot machines. All requisite filings for the present year have been made.

Reorganization

     Riviera, Inc., acquired the assets of Hotel Riviera, Inc. ("Old Riviera") in 1986 as part of a previous bankruptcy reorganization. In December 1991, Riviera, Inc., filed under Chapter 11 of the Bankruptcy Code. In February 1993, a plan of reorganization was jointly filed by Riviera, Inc., and the Official Bondholders Committee, and confirmed by the Bankruptcy Court for the District of Nevada. When the plan of reorganization became effective on June 30, 1993 (the "Effective Date"), ROC acquired the Gaming Assets and Gaming Liabilities and the Company acquired all other assets relating to the Hotel & Casino.

     On the Effective Date, the Company and ROC entered into the Operating Agreement pursuant to which the Company granted to ROC a license to certain non-gaming assets. The Operating Agreement authorizes and directs ROC to utilize such non-gaming assets, together with the Gaming Assets owned by ROC, to continuously operate the business of the Hotel & Casino as of the Effective Date. In return, ROC has agreed to pay the Company rent equal to substantially all of ROC's net cash flow. Since the Company will not have any operations, it will be entirely dependent on the rent payments, dividends and loans from ROC for its cash flow.

     The Hotel & Casino was previously in bankruptcy and the bankruptcy reorganization of Old Riviera (the predecessor company to Riviera, Inc.) resulted primarily from the combined effects of increased debt service during the early 1980s and a significant decline in revenues during the same period due to weakness in the high-level wagerer market on which Old Riviera was largely dependent.

     During 1989 and 1990, the indebtedness and operating expenses of Riviera, Inc. increased significantly, primarily as a result of a substantial increase of the size of the Hotel & Casino due to the construction of a new 989-room tower on the property and the expansion of the casino area. However, as a result of closure of a portion of the casino during expansion of the casino floor and the disruption caused thereby and as a result of a fire, increased competition from new and expanded casino-hotels on the Las Vegas Strip (including the opening in 1989 of the Mirage casino-hotel with 3,030 rooms and the opening in 1990 of the Excalibur casino-hotel with 4,000 rooms) and weakness in the economy of the United States, the revenues of the Hotel & Casino did not increase in an amount sufficient to offset the increase in expenses. In addition, construction budget overruns and costs associated with the fire at the construction site imposed significant additional demands on Riviera, Inc.'s working capital. Because Riviera, Inc. was unable to obtain third-party financing in amounts sufficient to fund working capital deficiencies, Riviera, Inc. commenced the Reorganization Case in order to restructure its capitalization and obligations.

     Pursuant to the Plan, in addition to the Company and ROC acquiring all of the assets and assuming all of the liabilities of the Hotel & Casino Division of Riviera, Inc., the Company issued 120,000 (pre-split) shares of Common Stock, an aggregate of $100,000,000 of First Mortgage Notes and an aggregate principal of $20,012,000 of non-interest bearing Class Notes which have been discounted at 16.8% in the financial statements to reflect a market rate of interest. In addition, the Company assumed certain employment and termination fee agreements relating to its executive officers and key employees. The Plan became effective on June 30, 1993, when the Company's Common Stock was registered under the Securities Exchange Act of 1934, the Indenture relating to the First Mortgage Notes was qualified under the Trust Indenture Act of 1939 and certain other regulatory approvals were obtained.

Properties

     The Hotel & Casino complex is located on the Las Vegas Strip, occupies approximately 26 acres and comprises approximately 1,700,000 square feet, including 105,000 square feet of casino space, 100,000 square feet of exhibit, meeting and banquet facilities for convention use, approximately 2,100 hotel rooms (including approximately 180 luxury suites) in five towers, six restaurants, four showrooms and approximately 2,900 parking spaces. In addition, executive and other offices for the Hotel & Casino are located on the property.

     There are 44 food and retail concessions operated under individual leases with third parties. The leases are for periods from one year to ten years and expire over the next six years.

     The entire Hotel & Casino complex is encumbered by a first deed of trust securing the First Mortgage Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

Legal Proceedings

     The Company is a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel. Management does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of operations of the Company or ROC.

     The Company, along with most of the other major hotel-casino companies has been named in a class action lawsuit that had been transferred to the United States District Court for the State of Nevada. This lawsuit was dismissed on April 24, 1996.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information as of April 5, 1996, regarding the persons who are directors and executive officers of the Company and ROC.

Name                       Age    Position
- ----                       ---    --------

William L. Westerman       64     Chairman of the Board and Chief Executive
                                  Officer of the Company and ROC and President
                                  of the Company
Robert R. Barengo          54     Director of the Company and ROC
William Friedman           53     Director of the Company and ROC
Philip P. Hannifin         61     Director of the Company and ROC
Duane R. Krohn             50     Treasurer of the Company and Vice President of
                                  Finance and Treasurer of ROC
John A. Wishon             51     General Counsel of ROC, Secretary of the
                                  Company and ROC
Michael L. Falba           53     Vice President of Casino Operations of ROC
Jerome P. Grippe           53     Vice President of Operations of ROC
Martin R. Gross            39     Vice President of Hotel Marketing of ROC
Ronald P. Johnson          47     Vice President of Gaming Operations of ROC
Robert E. Nickels, Sr.     66     Vice President of Administration of ROC
Robert A. Vannucci         49     Vice President of Marketing and Entertainment
                                  of ROC

     William L. Westerman assumed the positions referred to above in February, 1993. Mr. Westerman was a Consultant to Riviera, Inc. from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. On June 30, 1993, the Company and its subsidiary Riviera Operating Corporation acquired substantially all of the assets and assumed certain liabilities of Riviera Inc. pursuant to a Chapter 11 plan of reorganization. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products. Alusuisse, a multi-national aluminum and chemical company, acquired Cellu-Craft on June 30, 1989. On January 1, 1990, Mr. Westerman was appointed President of Alusuisse Flexible Packaging (Alusuisse's wholly-owned U.S. subsidiary engaged in the manufacture of flexible packaging for food and pharmaceutical products). Additionally, Mr. Westerman was named a member of the team responsible for all of Alusuisse multinational packaging operations with annual sales volume in excess of $1 billion. Mr. Westerman resigned from all his positions with Alusuisse on June 30, 1991. Mr. Westerman resigned from all positions with Riviera, Inc. on June 30, 1993.

     Robert R. Barengo has been a Director of the Company and ROC since February, 1993. Mr. Barengo was a consultant to Riviera, Inc. from January, 1993, until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. From January, 1981, to January, 1983, Mr. Barengo was Speaker of the Nevada Assembly.

     William Friedman has been a Director of the Company and ROC since February, 1993. Mr. Friedman was a consultant to Riviera, Inc. from January, 1993, until June 30, 1993. During 1989 and 1990, Mr. Friedman was President and General Manager of the Las Vegas Casino Division of United Gaming Inc. (largest slot route operator in Nevada). In 1988 and 1989, Mr. Friedman was Chief

Executive Officer and Executive Vice President of Rio Suite Hotel & Casino, Inc. (formerly MarCor Resorts. Inc.) and President and General Manager of Rio Suite Hotel & Casino in Las Vegas.

     Philip P. Hannifin has been a Director of the Company and ROC since February, 1993. Mr. Hannifin was a consultant to Riviera, Inc. from January, 1993, until June 30, 1993. Mr. Hannifin was a Director from 1986 to 1995 and an Executive Vice President of Fitzgerald's Reno, Inc. (casino-hotel operator) since 1991. From 1987 to 1990, Mr. Hannifin was a Director and Executive Vice President of MGM Grand Inc. (casino-hotel operator). From January, 1971, to September, 1977, Mr. Hannifin was Chairman of the Nevada Gaming Control Board.

     Duane R. Krohn, CPA, was elected Vice President of Finance on April 26, 1994. Mr. Krohn assumed the position of Treasurer of the Company and ROC on June 30, 1993. Mr. Krohn was initially employed by Riviera, Inc. in April, 1990, as Director of Corporate Finance and was promoted to Vice President-Finance in March 1992 to June 30, 1993. Mr. Krohn was Chief Financial Officer of Imperial Palace, Inc. (casino operator) in Las Vegas from February, 1987, to March, 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic, New Jersey.

     John A. Wishon was elected to Secretary of the Company and ROC, and General Counsel of ROC in September, 1994. Mr. Wishon was initially employed by ROC as a Marketing Analyst in February, 1994. From January, 1992 to February, 1994, Mr. Wishon was a legal and management consultant to Gold River Gambling Hall & Resort, the Bicycle Club Casino, and Tierra del Sol Casino Resort. From October, 1990 to January, 1992, Mr. Wishon served as Vice President of Hotel Operations and later as Vice President of Administration and Legal Affairs at the Sands Hotel Casino in Las Vegas. Prior to December, 1988, Mr. Wishon served as General Manager of the Airtel Plaza and Westwood Plaza Hotels in Los Angeles, California. From 1976 until 1988, Mr. Wishon was Senior Vice President of the Hotel del Coronado Corporation and held the positions of Resident Manager and General Counsel. Mr. Wishon has practiced law with emphasis on real estate and contract law, and he has been employed in law enforcement.

     Michael L. Falba was elected Vice President of Casino Operations on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by Riviera, Inc. from March 1989 until November, 1991, as Assistant Casino Manager, and from November, 1991, to June 30, 1993 as Vice President of Casino Operations. On June 30, 1993, Mr. Falba resigned all positions with Riviera, Inc.

     Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July, 1990, until May, 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July, 1990. On June 30, 1993, Mr. Grippe resigned all positions with Riviera, Inc.

     Martin R. Gross was elected Vice President of Hotel Marketing on April 26, 1994. Mr. Gross became Director of Hotel Marketing of ROC on June 30, 1993. Mr. Gross was Vice President-Hotel Marketing of Riviera, Inc. from April, 1992, until June 30, 1993. Mr. Gross was Vice President-Marketing and Sales for Alexis Park Resort Hotel (as a 500-suite non-gaming resort) in Las Vegas from August, 1988, until April, 1992. From 1980 to 1988, Mr. Gross held key marketing positions with the Mirage and MGM Grand hotels. On June 30, 1993, Mr. Gross resigned all positions with Riviera, Inc.

     Ronald P. Johnson became Vice President of Gaming Operations in September, 1994. Mr. Johnson became Director of Slots of ROC on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April, 1991, until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September, 1989, until he joined Riviera, Inc. From prior to 1988 until September, 1989, Mr. Johnson was Assistant Slot Manager at Bally's Grand Las Vegas (casino-hotel operator). On June 30, 1993, Mr. Johnson resigned all positions with Riviera, Inc.

     Robert E. Nickels, Sr. was elected Vice President of Administration on April 26, 1994. Mr. Nickels became Director of Administration of ROC on June 30, 1993. From March, 1992, until June 30, 1993 Mr. Nickels was Vice President-Administration of Riviera, Inc. From November, 1991, to February, 1992, Mr. Nickels was a self-employed business consultant. From March, 1979, to April, 1986, Mr. Nickels was Director of Internal Audit for MGA-Reno. From
April, 1986, to November, 1991, Mr. Nickels served as Vice President of Administration at Bally's Reno and Las Vegas (casino-resort operator). On June 30, 1993, Mr. Nickels resigned all positions with Riviera, Inc.

     Robert A. Vannucci was elected Vice President of Marketing on April 26, 1994. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April, 1991, to February, 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (casino-hotel operator) from 1988 to January, 1991.

     Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Gaming Commission.

Compensation of Executive Officers

     The following table sets forth a summary of the compensation paid by the Company in the year ended December 31, 1995, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 1995 from the Company.

                           Summary Compensation Table
                            1995 Annual Compensation

Name and                                              Other Annual  All Other
Principal Position           Year   Salary     Bonus  Compensation Compensation1
- ------------------           ----   ------     -----  ------------ -------------

William L. Westerman         1995   $375,000  $855,961  $431,3152   $   1,630
Chairman of the Board and    1994    350,000   592,379   389,0402       1,630
Chief Executive Officer of   1993    325,000   232,856   350,0002    500,7613
the Company and ROC

Jerome P. Grippe             1995    108,950    70,000      7,115         442
Vice President of            1994    103,654    50,000      4,646         398
Operations of ROC            1993     77,537    25,000        946         178

Martin R. Gross              1995    140,049    70,000      8,079         541
Vice President of Hotel      1994    125,302    50,000      5,316         442
Marketing of ROC             1993    102,170    25,000        637         376

Ronald P. Johnson            1995    155,840    70,000      8,529         772
Vice President of Gaming     1994    131,813    50,000      5,446         497
Operations of ROC            1993     95,622    25,000      1,246         376

Robert Vannucci              1995    130,569    70,000      6,879         541
Vice President of            1994    110,852    50,000      2,717         365
Marketing and                1993     41,730    25,000          0          52
Entertainment of ROC


Employment Agreements

     Mr. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

     On January 1, 1996, Mr. Westerman's employment contract was amended. The term of Mr. Westerman's amended employment contract will expire on December 31, 1996. The employment contract is automatically renewed for successive one year terms, unless the Company gives Mr. Westerman 90 days written notice of its desire not to renew the term or Mr. Westerman gives the Company 180 days notice of his desire not to renew the term.

     Mr. Westerman's base compensation was $325,000 during 1993, $350,000 during 1994, $375,000 during 1995 and will be $400,000 in 1996. Beginning with the year ending December 31, 1993, Mr. Westerman earns an incentive bonus based on 8.75% by which adjusted operating earnings

- -----------------

1    Includes premiums paid by the Company for excess life insurance.

2 Includes contributions to Mr. Westerman's retirement account of $400,000 in 1995, $375,000 in 1994 and $350,000 in 1993 (See "Employment Agreements").

3 Includes a special bonus of $500,000 paid in consideration of Mr. Westerman's contribution to the Company successfully emerging from Chapter 11 bankruptcy proceedings.

of the Company exceed $20 million. Mr. Westerman's incentive bonus amounted to $232,856 in 1993, $592,379 in 1994 and $855,961 in 1995.

     The agreement also provides that the Company and ROC will create a retirement account for Mr. Westerman. Pursuant to the agreement, an aggregate of $1,710,000 has been credited to the retirement account since its inception through January 1, 1996. Each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for the next year will be credited to the account on January 1 of the next year. (The amount credited on January 1, 1997, will be $425,000.) In the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments (i.e., $106,750 per quarter or $427,000 per year if Mr. Westerman ceases to be employed by the Company on January 1, 1997).

     In the event Mr. Westerman is terminated for any reason during the term of the contract other than for reason of death, disability, voluntary termination by Mr. Westerman, or cause, Mr. Westerman shall be entitled to a termination fee in an amount equal to his base compensation for said year in which the termination occurs in 26 bi-weekly installments, commencing immediately upon such termination, along with full group health benefits for a period of one year from the date of termination. In addition, the Company will fund all deferred compensation that would have been funded on January 1 of the year following termination. A termination by the Company (other than for cause) of Mr. Westerman within one year after a change in control of the Company shall be deemed an involuntary termination.

     The Company and ROC is also required to make contributions on behalf of Mr. Westerman to the Profit Sharing and 401K Plan described below. The Company did not make any contribution to the plans on Mr. Westerman's behalf in 1993. The Company made contributions to the plan in the amount of $14,040 for 1994 and $31,319 for 1995.

     The agreement also provides that Mr. Westerman will receive the same life, health and disability benefit offered to other key executives of the company and ROC, reimbursed for all business expenses and four weeks vacation per year.

Employee Stock Option Plan

     The options discussed in the following paragraphs were granted pursuant to the 1993 Employee Stock Option Plan. The number of shares reflects the adjustments made for a ten-for-one stock split on November 26, 1994, and a four-for-one stock split on November 16, 1995. No stock options were granted for the 1995 fiscal year.

     The following table presents the value of unexercised in-the-money options held by the Chief Executive Officer of the Company and ROC and to the Company's four most highly compensated executive officers. No options were exercised in 1995.

                               Number of              Value of Unexercised,
                          Unexercised Options          In-The-Money Options
                           at March 29, 1996            at March 29, 1996
                           -----------------            -----------------
       Name              Vested     Not Vested       Vested       Not Vested
       ----              ------     ----------       ------       ----------
William L. Westerman    120,000       60,000        787,575         387,525
Jerome P. Grippe         12,000        6,000         78,758          38,753
Martin R. Gross          12,000        6,000         78,758          38,753
Ronald P. Johnson        12,000        6,000         78,758          38,753
Robert Vannucci          12,000        6,000         78,758          38,753


     The Stock Option Plan is administered by a Committee of the Board of Directors (the "Compensation Committee"), which consists of two members of the Board of Directors who must be Disinterested Persons (as defined in Rule 16b-3(d)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The Compensation Committee currently consists of Robert R. Barengo and William Friedman, neither of whom are eligible to receive Options.

     The number of shares available for purchase under the Stock Option Plan as adopted was 120,000 (as adjusted pursuant to antidilution provisions). The stockholders approved a four-for-one stock split (the "Stock Split"), increasing the number of shares of Common Stock available for purchase under the Stock Option Plan to 480,000. Options were granted for 228,000 shares in 1993, 132,000 shares for 1994 and no shares for 1995, leaving a balance available for future grants of 120,000 shares.

     Persons eligible to receive Options are any officer or other key employee of the Company or any of its subsidiaries or affiliates, including a director who is such an employee, as the Compensation Committee, in its sole discretion, may select. All optionees who have been granted Options have entered into Option Agreements with the Company. Each Option Agreement specifies when an Option may be exercisable and the terms and conditions applicable thereto, including any vesting requirements. The term of an Option can in no event be exercisable more than ten years (five years in the case of an Incentive Option granted to a stockholder owning more than ten percent of the Common Stock), or such shorter period, if any, as may be necessary to comply with the requirements of state securities laws, from the date such Option is granted.

     The price at which Common Stock may be purchased upon exercise of an Option is determined by the Compensation Committee, but shall be not less than the Fair Market Value (as defined in the Stock Option Plan) of such shares on the date of grant.

     The Stock Option Plan provides for adjustment in the number of shares of Common Stock subject to each outstanding Option or the Option prices or both, in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, sales or exchanges of assets, combinations, or exchanges of shares or offerings of subscription rights. In the event of the complete liquidation or dissolution of the Company incident to a merger, reorganization or other adjustment as described above, any Options, granted and remaining unexercised shall be deemed canceled.

     The Company has registered all Options and all shares issuable upon exercise of the Options on Form S-8 under the Securities Act.

     The Stock Option Plan became effective as of July 1, 1993, and will terminate on July 1, 2003. However, with approval from the stockholders of the Company, if required by law or the applicable provisions of the Securities Exchange upon which the Common Stock is listed, if any, the Board of Directors of the Compensation Committee may at any time prior to such date terminate or amend the Stock Option Plan and the terms and conditions thereof as to stock which is not then the subject matter of options granted or issued pursuant to the terms of the Stock Option Plan. The Board of Directors or the Compensation Committee, with the written consent of the affected holders of any options granted pursuant to the Stock Option Plan, may terminate or amend the Stock Option Plan as it regards any such Options held by any such consenting holders.

Employee Stock Purchase Plan

     On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Stock Purchase Plan"), which was approved by the stockholders May 10, 1996. A total of 300,000 shares of common stock (subject to adjustment for capital changes) in the aggregate may be granted under the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee.

     All employees of the Company or a participating subsidiary who have completed at least 6 months of service prior to the Purchase Date and who continue to be employees of the Company at the time of purchase are eligible to purchase the Company's common stock under the Stock Purchase Plan. Each other employee is eligible to participate in the Stock Purchase Plan as of the May 31 subsequent to when such employee shall first complete at least 6 months of Service.

     An eligible employee becomes a participant in the Stock Purchase Plan by completing an enrollment and payroll deduction form and delivering it to the Company or the participating subsidiary employing him. At the time a participant files his enrollment and payroll deduction form, he shall elect to have withheld from his Compensation on a bi-weekly basis an amount that will repay his participant loan in no more than 52 level installments. Each eligible employee may purchase a number of shares of common stock, but not less than 100 shares, nor more than 1,000 shares, with a combined Per Share Fair Market Value equal to 10% of his Compensation in the calendar year prior to the Purchase Date. At no time may the balance of a Participant Loan exceed $5,000.

     The purchase price per share of stock shall be of 85% of Per Share Fair Market Value of the common stock on the Purchase Date.

     The Company has registered all the shares issuable under the Stock Purchase Plan on Form S-8 under the Securities Act.

     The Board of Directors has the exclusive and complete power and authority to amend or terminate the Stock Purchase Plan, however the Board may not, without the approval of the stockholders of the Company, (a) increase the maximum number of shares that may be offered under the Stock Purchase Plan (except in the case of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company or a sale by the Company of all or part of its assets); (b) modify the requirements as to eligibility for participation under the Stock Purchase Plan or (c) in any other way cause the Stock Purchase Plan to fail the requirements of section 423 of the Internal Revenue Code of 1986, as amended.

The Stock Purchase Plan will automatically terminate on the date on which orders for the maximum number of shares available under the Stock Purchase Plan has first been exceeded, but in any event will terminate on May 31, 1999 regardless of whether the full number of shares available under the Stock Purchase Plan has been purchased.

Profit Sharing and 401(k) Plans

     On June 30, 1993, the Company and ROC assumed, pursuant to an Adoption Agreement, the combined profit sharing and 401(k) plan of Riviera, Inc. (the "Profit Sharing and 401(k) Plans") and the Company and ROC have continued the Profit Sharing and 401(k) Plans after June 30, 1993. The Company and ROC have amended the Adoption Agreement to provide that all current employees of the Hotel and Casino who were employed by the Hotel and Casino on April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. The amendment provides further that all current employees who were employed by the Hotel and Casino after April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at the Hotel and Casino.

     The profit sharing component of the Profit Sharing and 401(k) Plan provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plan if it notifies its employees by January of the Profit Sharing and 401(k) Plan year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

     An employee becomes vested in the Company's and ROC's contributions based on the employee's years of eligible service. An employee is credited with a year of eligible service for each plan year in which the employee completed 1,000 hours of service. Eligible credit is allocated in 20% increments for each year of eligible service commencing with the completion of two years of eligible service (thus, an employee who has completed two years of eligible service will be 20% vested, an employee who has completed three years of eligible service will be 40% vested, an employee with four years of eligible service will be 60% vested, and so on.) An employee becomes fully vested following the completion of six years of eligible service.

Termination Fee Agreements

     ROC is a party to termination fee agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary and benefits if his or her employment with ROC is terminated within one year of a change of control of the Company or ROC, or the involuntary termination of Mr. Westerman's employment. The estimated total amount that would be payable under all such agreements is $1,224,000 in salaries and $367,000 in benefits.

Stay Bonus Agreements

     ROC is a party to stay bonus agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary (less the amount of any incentive bonus paid in 1996 for 1995) in the event there is a change of control of the Company. The agreements expire on December 31, 1996. The estimated total amount that would be payable under all such agreements is $470,000.

Compensation of Directors

     Each of Messrs. Barengo, Friedman and Hannifin is paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. Mr. Hannifin was granted options to purchase 24,000 shares in 1993, 12,000 shares for 1994 and none for 1995. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors, which was approved by the stockholders on May 10, 1996. Under the plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock. Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Mr. Westerman is the only such director. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election. Mr. Barengo received 1,470 shares for his 1996 director's fees.

Board of Directors and Committee Meetings

     The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Barengo, Friedman, and Hannifin. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

     The Company has a Compensation Committee composed of Messrs. Barengo and Friedman. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

     The Company and ROC each have a Compensation Committee composed of Messrs. Barengo and Friedman. Robert R. Barengo is a principal in Leroy's Horse & Sports Place. See "Certain Relationships and Related Transactions."


                             PRINCIPAL SHAREHOLDERS

     The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 2, 1996 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock, (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. Director Friedman owns no shares or options to purchase the Common Stock. Director Hannifin owns no shares of Common Stock but was granted options to purchase 36,000 shares of Common Stock.

                                                                  Percentage of
                                          Number of                Outstanding
Name                                        Shares                 Common Stock
- ----                                        ------                 ------------
William L. Westerman 1,7                     84,200                     1.7%
Robert R. Barengo 1,7                         2,470                      *
Jerome P. Grippe 1,7                          1,000                      *
Martin R. Gross 1,7                           1,000                      *
Ronald P. Johnson 1,7                        12,000                      *
Robert Vannucci 1,7                             600                      *
Morgens, Waterfall, Vintiadis             1,272,560                    25.8%
& Company, Inc. 2
Keyport Life Insurance Company 3            857,160                    17.4%
Sun America Life Insurance                  761,920                    15.4%
Company4
Restructuring Capital Associates,           398,240                     8.1%
L.P.5
Stephen S. Taylor 6                         398,860                     8.1%
All directors and officers 1,7              196,170                     2.2%

*  Less than 1%

- -------------
1 The address for each director of the Company and officer of the Company or ROC is c/o Riviera Holdings Corporations, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

2 The address for Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens") is 10 East 50th Street, New York, New York 10022. Morgens or its principals are either investment advisors to, or trustees or general partners of, eight entities ("Morgens Entities") that are the owners of Common Stock issued under the Plan. Morgens or its principals have the power and authority to direct the disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule 13d-3. Each of Morgens, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.

3 The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston, Massachusetts 02110. Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3. Stein Roe & Farnham Incorporated, however, disclaims actual beneficial ownership of such securities.

4 The address for Sun America Life Insurance Company ("Sun Life") is One Sun America Center, Century City, California 90067.

5 The address for Restructuring Capital Associates, L.P. ("Restructuring Capital") is 450 Park Avenue, New York, New York 10022.

6 The address for Mr. Taylor is 714 South Dearborn Street, Chicago, Illinois 60605. Includes 148,660 shares of Common Stock owned by Bidwell Partners of which Mr. Taylor is a general partner.

7 Does not include options to purchase shares of Common Stock granted pursuant to the Stock Option Plan, 180,000 shares to Mr. Westerman, 18,000 shares to each of Messrs. Grippe, Gross, Johnson and Vannucci and all Directors and Officers as a group, 360,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert R. Barengo is a principal in Leroy's Horse & Sports Place ("Leroy's"), which leases approximately 12,000 square feet of the Hotel & Casino facility. Leroy's is the operator of the Hotel & Casino's sports book operations. This lease was assumed by the Company and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by Leroy's from the location. From January 1, 1995, through December 31, 1995, Leroy's paid aggregate rent to ROC of approximately $92,000. The Company believes that the terms of the lease with Leroy's are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other hotels and casinos in Las Vegas. Mr. Barengo is also part equity owner of Howard Johnson Hotel & Casino located at Tropicana Avenue and Interstate 15 in Las Vegas, Nevada. The hotel's operations include an International House of Pancakes restaurant, on-site food and beverage sales, 150 guest rooms (no suites) and approximately 53 gaming machines. The Company believes that this hotel & casino's operations are not competitive with the Riviera Hotel & Casino.

     The Company is a party to two registration rights agreements with, among others, Morgens, Keyport, Sun Life and affiliates of Restructuring Capital, each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the Holders of Registrable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement, and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements (on or after January 1, 1994), registering under the Securities Act of 1933, as amended, the offer and sale of Common Stock owned by such persons. All other Holders of Registrable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations. In addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act after January 1, 1994, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement. The Debt Registration Rights Agreement dated June 30, 1993, among the Company and the Holders of Registrable Securities referred to therein provides the same rights described above to the holders of First Mortgage Notes, except that holders of 50% (rather than 51%) or more of the principal amount of First Mortgage Notes then subject to such agreement will be entitled to require the Company to file two registration statements on or after January 1, 1994. In connection with the preparation and filing by the Company of the Registration Statement declared effective by the Commission on September 3, 1993, each of Morgens, Keyport and Sun Life waived its right to demand one future registration of First Mortgage Notes.

     In July, 1993, Robert Vannucci filed for personal bankruptcy protection under Chapter 13 of the Bankruptcy Code. Pursuant to the plan, Mr. Vannucci will make 100% repayment to all creditors.

                             SELLING SECURITYHOLDERS

     The Selling Securityholders received the First Mortgage Notes being offered pursuant to the Prospectus filed on June 30, 1993 pursuant to the terms of the Plan. Each Selling Securityholder is offering for sale the principal amount of First Mortgage Notes set forth in the second column following its name in the table below. Based on information supplied to the Company by each Selling Securityholder, on June 24, 1996, each of the Selling Securityholders owned only the principal amount of First Mortgage Notes set forth in the first column following its name in the table below.


                               Aggregate Principal
                                                        Amount of First            Aggregate Principal
                                                        Mortgage Notes               Amount of First
                                                        Owned Prior to               Mortgage Notes
                                                        Commencement of            Available for Sale
Name of Selling Securityholder                             Offering               Under This Prospectus
- ------------------------------                        -------------------         ---------------------

Keyport Life Insurance Co.(1)                              $17,857,000                     $17,857,000
Morgens, Waterfall, Vintiadis & Company, Inc.(2)
    Betje Partners                                             612,000                               0
    Morgens Waterfall Income Partners                          915,000                               0
    Morgens Waterfall, Vintiadis & Co., Inc.
      Employees' Profit Sharing Plan                           164,000                               0
    Phoenix Partners                                         1,655,000                               0
    Restart Partners, L.P.                                   5,875,000                               0
    Restart Partners II, L.P.                                9,178,000                               0
    Restart Partners III, L.P.                               6,221,000                               0
    The Common Fund                                          1,894,000                               0
Oppenheimer & Co., Inc.                                      4,365,000                       4,365,000
TCW/First Pacific Bank                                       4,365,000                       4,365,000
Sun America Life Insurance Company                          15,873,000                      15,873,000
United Presidential Life Insurance Co.                       3,175,000                       3,175,000
                                                            ----------                      ----------
TOTAL                                                      $72,149,000                     $45,635,000
                                                            ==========                      ==========

(1) Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the First Mortgage Notes.

(2) Morgens or its principals are either investment advisors to, or trustees or general partners of, the eight entities, indented and listed below it in the table above that own the First Mortgage Notes. Morgens or its principals have the power and authority to direct the disposition of the First Mortgage Notes.

     Because the Selling Securityholders may sell all, or a part or none of their First Mortgage Notes, no estimate can be given as to the amount (or percentage) of First Mortgage Notes to be held by any Selling Securityholder upon termination of the offering of the First Mortgage Notes.

     The Company has agreed that it will use all reasonable efforts to keep the Registration Statement available for offers and sales of First Mortgage Notes for a period of three years following the effective date of the Registration Statement or until all such securities have been sold.

                            DESCRIPTION OF SECURITIES

First Mortgage Notes

     The following is only a summary of the terms of the First Mortgage Notes, and is qualified in its entirety by reference to the Indenture and First Supplemental Indenture and amendments thereto, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The terms of the First Mortgage Notes include those stated in the Indenture and First Supplemental Indenture and those made part of the Indenture and First Supplemental Indenture by reference to the Trust Indenture Act of 1939 ("Trust Indenture Act") as in effect on the date of the Indenture and First Supplemental Indenture. Unless otherwise specified, references to Articles and Sections are to Articles and Sections of the Indenture and First Supplemental Indenture. On September 8, 1995, the First Supplemental Indenture was amended to allow, among other things, the Company to manage other casinos. The definitions of certain terms used herein are set forth in "Certain Definitions" below in this section.

General

     The First Mortgage Notes are limited to $100,000,000 aggregate principal amount and will mature on December 31, 2002. First Mortgage Notes in the amount of $100,000,000 have been issued and are outstanding under the Indenture and First Supplemental Indenture, each dated as of June 30, 1993, among the Company, as issuer, ROC, as guarantor, and IBJ Schroder Bank & Trust Company, as trustee.

     The First Mortgage Notes bear interest from June 30, 1993 at the rate of 11% per annum. The Company will pay interest semiannually on June 30 and December 31 of each year, commencing December 31, 1993. The regular record dates for the interest payable on any such interest payment date will be the June 15 or December 15 next preceding such June 30 or December 31, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The First Mortgage Notes were issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The Indenture provides for the issuance of one or more series of Securities as authorized from time to time by the Board of Directors of the Company and ROC and evidenced by one or more supplemental indentures. The aggregate amount of Securities collateralized by the First Mortgage which may be authenticated and delivered and be Outstanding at any one time under the Indenture and any supplemental indenture is $100,000,000. However, in the event any series of Securities become, pursuant to the terms of the supplemental indenture executed in connection with such series of Securities, general unsecured obligations of the Company, only the Securities which are collateralized by the First Mortgage will be limited in aggregate principal amount to $100,000,000. Any Securities of a series which are general unsecured obligations of the Company pursuant to the terms of a supplemental indenture may be unlimited in amount.

     The Company initially considered refinancing the First Mortgage Notes through the issuance of second series Securities. However, this plan was not adopted. Therefore, although the Indenture allows the Company to issue additional series of Securities, the Company will not issue any series of Securities under the Indenture other than the First Mortgage Notes.

     The Indenture and First Supplemental Indenture were qualified under the Trust Indenture Act on June 30, 1993, pursuant to an Application for Qualification on Form T-3 filed with the Commission

(Commission File No. 22-24540). The Trustee was qualified as trustee under the Trust Indenture Act on June 30, 1993, pursuant to a Statement of Eligibility and Qualification on Form T-1 filed with the Commission (Commission File No. 22-24540). This Prospectus relates to $45,635,000 principal amount of First Mortgage Notes.

Redemption

     The First Mortgage Notes will not be redeemable at the option of the Company prior to June 1, 1998. On or after June 1, 1998, the First Mortgage Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, for cash, on not less than 20 nor more than 60 days' prior written notice given in accordance with of the Indenture and First Supplemental Indenture at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the redemption date:

      If redeemed during the
      12-month period beginning June 1,

                            Year                               Percentage
                            ----                               ----------
                            1998                               104.3125%
                            1999                               102.8750%
                            2000                               101.4375%
                            2001 and thereafter                100.0000%

     If less than all of the First Mortgage Notes are to be redeemed, selection of First Mortgage Notes for redemption will be made by the Trustee, pro rata (or as nearly pro rata as practicable in the sole discretion of the Trustee) among all Holders of First Mortgage Notes based upon the aggregate principal amount of First Mortgage Notes then outstanding. However, if the redemption results in the reduction of a Holder's First Mortgage Note to less than the minimum denomination of $1,000, then such Holder's First Mortgage Note will be rounded up or down to the next integral multiple of $1,000, as appropriate. Moreover, the First Supplemental Indenture provides that if only a portion of the principal amount of any First Mortgage Note is to be redeemed, the notice of redemption relating to such First Mortgage Note shall state the portion of the principal amount to be redeemed and that, after the date fixed for redemption, upon surrender of such First Mortgage Note, a new First Mortgage Note or new First Mortgage Notes in principal amount equal to the unredeemed portion will be issued. Any such redemption will be for cash and will comply with all of the other provisions of Article 3 of the First Supplemental Indenture.

     The First Mortgage Notes are also subject to special redemption pursuant to the Nevada Gaming Control Act. If the Gaming Commission requires that a Holder or beneficial owner of First Mortgage Notes must qualify under the Gaming Control Act, and if such Holder or beneficial owner does not so qualify, or if the Company determines that ownership of any of the First Mortgage Notes by any Person will preclude, interfere with or delay the issuance of, or jeopardize the maintenance of, any gaming or liquor license, or result in the imposition of burdensome terms or conditions on such license, then the Company shall have the right, at its option, (a) to require such Holder or beneficial owner to dispose of its First Mortgage Notes within 30 days of either (i) the receipt of a notice of such finding by the Gaming Commission, or such earlier date as may be ordered by the Gaming Commission or (ii) such determination by the Company stated in writing and delivered to such Holder; or (b) to call for redemption of the First Mortgage Notes of such Holder or beneficial owner at a purchase price equal to the lesser of the principal amount thereof or at the price at which such Holder or beneficial owner acquired the First Mortgage Notes, together with accrued interest to the redemption date, which may be less than 30 days following the date on which the notice of redemption is so ordered by the Gaming Commission.

     The Company's cash flow from operations, however, is not expected to be sufficient to pay the principal of the First Mortgage Notes at maturity and may not be sufficient to pay the First Mortgage Notes in the event of an earlier optional redemption or special redemption pursuant to the Nevada Gaming Control Act that require the purchase of a significant amount of First Mortgage Notes. Therefore, in order to engage in an optional redemption or to satisfy its repurchase obligation pursuant to a special redemption, the Company may have to refinance the First Mortgage Notes. There can be no assurance that the Company will be able to refinance the First Mortgage Notes at such time.

Repurchase

     Upon the occurrence of (a) the failure of the Company to maintain a specified minimum consolidated net worth, (b) certain sales of assets, (c) a major event of loss to the Hotel & Casino, or (d) a Change of Control (as each event is more fully described in "Certain Covenants of the Company and ROC" below), the Company is required to commence an offer to all Holders to purchase the First Mortgage Notes ("Purchase Offer") in conformity with procedures set forth in the First Supplemental Indenture. A Purchase Offer must remain open for a period of 20 Business Days following the date of its commencement (the "Commencement Date") and no longer, except to the extent that a longer period is required by applicable law or regulation (the "Tender Period"). No later than five Business Days after termination of the Tender Period (the "Purchase Date"), the Company must purchase the First Mortgage Notes tendered in response to the Purchase Offer in the amounts and at the Purchase Price listed below for each event requiring repurchase. The Company's cash flow from operations is not expected to be sufficient to pay the principal of the First Mortgage Notes at maturity and may not be sufficient to pay the First Mortgage Notes in the event of an earlier repurchase that involves a significant amount of First Mortgage Notes. Therefore, in order to meet its obligation to repurchase any significant amount of First Mortgage Notes, the Company may have to refinance the First Mortgage Notes. There can be no assurance that the Company will be able to refinance the First Mortgage Notes at such time.

                                  Amount and Purchase Price of First Mortgage
Event                                  Notes If Required to be Repurchased
- -----                                  -----------------------------------
Failure to Maintain Net
  Worth.....................    Lesser of (i) 10% aggregate principal amount of
                                First Mortgage Notes originally issued or (ii) aggregate principal amount of First Mortgage
                                Notes then outstanding, in each case at a Purchase Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Sale of Assets.............     Principal amount of First Mortgage Notes equal
                                to the Net Available Cash Proceeds from any one or more Asset Sales which individually or in the aggregate exceed $1,000,000 (except to the extent Net Available Cash Proceeds are used to purchase replacement assets within one year of sale or are insurance proceeds, other proceeds or awards as a result of any casualty loss, condemnation or taking of any asset or group of assets and are used to purchase replacement assets), at a Purchase Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Major Event of Loss to
   Hotel & Casino..........     Principal amount of First Mortgage Notes equal
                                to amount of insurance proceeds, condemnation award or other proceeds available from such loss (net of any direct expenses incurred by the Company in connection with such loss), at a Purchase Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Change of Control..........     All First Mortgage Notes then outstanding (or
                                such lesser amount as may be tendered by Holders), at a Purchase Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Company is highly leveraged and it is unlikely that it would have sufficient funds available to comply with its repurchase obligation if a significant amount of First Mortgage Notes were tendered for repurchase following a Change of Control. If a Change of Control or other repurchase event were to occur, neither the Company nor its affiliates would be required to repurchase or satisfy any other indebtedness as a condition precedent to purchasing the First Mortgage Notes tendered by the Holders thereof. While the First Mortgage Notes are secured by the Collateral and rank prior to substantially all of the indebtedness represented by the Class Notes, the Company has certain assets (primarily equipment and other capitalized lease obligations and slot payments due to customers) subject to liens that rank prior to the First Mortgage and certain unsecured indebtedness that ranks on a parity with the First Mortgage Notes. The Company estimates that the total amount of assets so encumbered and other indebtedness is approximately $5,200,000 at July 31, 1993. In the event the Company were unable to purchase all First Mortgage Notes tendered by Holders when required under the Change of Control provision of the First Supplemental Indenture, an Event of Default under the Indenture would occur.

     The Indenture also provides that if any person acquires a majority of the outstanding shares of Common Stock, then the Company must offer to purchase all outstanding First Mortgage Notes. As a result of this provision, the terms of the Indenture would permit the largest holder of the Company's Common Stock and any two of the other largest holders, if they acted jointly with respect to a sale of the shares of Common Stock owned by them to any person or group, to cause the Company to be required to repurchase the First Mortgage Notes at any time. This could cause the Company to seek protection from creditors under the provisions of the bankruptcy laws. However, because of the licensing requirements applicable to any person or group who acquires 10% or more of the outstanding shares of Common Stock or who acquires any shares with the intent of acquiring control of the Company, the Company believes that the Nevada Gaming Authorities would be unlikely to permit any person to acquire a majority of the Common Stock and thereby cause the First Mortgage Notes to be subject to repurchase by the Company unless the Nevada Gaming Authorities believe that the acquiror will be able to refinance the First Mortgage Notes or otherwise provide for the liquidity needs of the Company and ROC resulting from such acquisition. However, there can be no assurance that the Nevada Gaming Authorities would take any action to prevent any person from acquiring control of the Company or to avoid the repurchase obligation resulting therefrom, and in the event of such repurchase obligation, there can be no assurance that the Company will have the ability to pay the repurchase amount or be able to refinance the First Mortgage Notes.

     In connection with any Purchase Offer, the Company will comply with all applicable tender offer rules and regulations, including, to the extent applicable, Rule 14e-1 under the Exchange Act.

Security

     The performance of the respective obligations of the Company and ROC under the Indenture and the First Supplemental Indenture, including the payment by the Company of principal and interest, are secured by a first lien on the Collateral, subject only to Permitted Liens ranking senior to the lien securing the First Mortgage Notes. In connection therewith, the Company and ROC executed the Deed of Trust, Security Agreement, Trademark Security Agreement and related financing statements and fixture filings and caused the filing or recording of all documents and instruments necessary for the perfection of the security interest in the Collateral.

     Under the Deed of Trust, the Company granted, transferred and assigned to United Title of Nevada, in trust for the benefit of the Trustee (and, consequently, for the benefit of the Holders), all of the Company's estate, right, title and interest in, to and under all of the Company's property located at or related to the Hotel & Casino including, among other things, (a) the Land (as defined in the Deed of Trust), (b) all buildings, structures and improvements erected upon the Land (together with the land, the "Premises"), (c) all furniture, fixtures and equipment affixed to, placed on incorporated into or used in connection with the Premises (collectively, the "Chattels"), (d) leases of the Premises or Chattels, (e) all rights to insurance proceeds and unearned insurance premiums arising from or relating to the Chattels or Premises, (f) any awards made by governmental authorities, (g) all rights and easements relating to the use and enjoyment of the Premises, and all declarations of covenants, conditions and restrictions affecting or relating to the Premises, (h) all permits, plans, specifications, licenses, warranties, subdivision rights, security interests, contracts, public utility deposits, prepaid sewer and water hook-up charges and other rights related to the Premises or Chattels, (i) all intangible property and rights relating to the Premises or the operation thereof, and (j) all rent, issues, profits, prepaid municipal and utility fees, bonds, revenues and income and other benefits that are derived from or relating to the Premises or Chattels.

     Under the Security Agreement, the Company and ROC each granted, assigned and pledged to the Trustee for the benefit of the Holders all of its respective right, title and interest in and to the "Collateral" (as defined in the Security Agreement), including among other things, (a) all equipment, machinery, furniture, furnishings, appliances, supplies, materials, slot machines and gaming devices, (b) all inventory, (c) all accounts, contract rights, chattel paper, instruments, rights of payment, notes, drafts, markers, documents, deposit accounts, cash equivalents, general intangibles, tax refunds, and security and other deposits, (d) the shares of ROC stock owned by the Company and any other shares of stock acquired by the Company or ROC in any other company, and all dividends, cash instruments and other property received or distributed in connection with all such shares, (e) each agreement to which the Company or ROC may be a party at any time prior to payment in full of the First Mortgage Obligations (as defined in the Security Agreement), and (f) all proceeds and substitutions of the foregoing.

     Under the Trademark Security Agreement, the Company granted to the Trustee a continuing security interest in and to all of the Company's trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, designs, all registrations and recordings thereof (collectively, the "Trademarks"), and all applications in connection therewith, and the goodwill of the business to which each of the Trademarks relates.

     To the extent applicable, the Company and ROC shall cause the Trust Indenture Act to be complied with in connection with the release of property or securities from the Liens created by the First Mortgage. So long as no default under the Security Agreement, the Trademark Security Agreement, the Deed of Trust or the Indenture has occurred and is continuing, the Company and ROC, as the case may be, may without any release or consent by the Trustee, sell, exchange or otherwise dispose of Equipment, Related Contracts or Inventory (as such terms are defined in the Security Agreement) in the ordinary course of the Company's or ROC's business. Notwithstanding the foregoing, the Company's and ROC's right to engage in such sales, exchanges and dispositions for each six-month period beginning on January 1 and July 1 of each year (a "Six-Month Period") is conditioned upon the Company and ROC delivering to the Trustee, within 30 days following the last day of such Six-Month Period, an Officers' Certificate to the effect that all sales, exchanges or other dispositions of Equipment, Related Contracts or Inventory by the Company or ROC, as the case may be, during such Six-Month Period were in the ordinary course of the Company's or ROC's business and that all proceeds therefrom were used by the Company or ROC in connection with its business or to make other cash payments permitted by the Indenture and the First Supplemental Indenture.

Guarantee

     The obligations of the Company to pay the principal of, premium, if any, and interest on the First Mortgage Notes are unconditionally guaranteed by ROC. The Guarantee is secured by ROC's personal property pursuant to the Security Agreement.

Subordination Agreement

     On June 30, 1993, the Company, ROC, the Trustee and each disbursing agent under the Class 4 Note, the Class 5 (Sequoia "A") Note (which represents the larger of the two Class 5 Notes), the Class 12 Note and the Class 13/14 Note (collectively, the "Subordinated Notes") entered into a subordination agreement (the "Subordination Agreement"). Pursuant to the terms of the Subordination Agreement, holders of the Subordinated Notes (collectively, the "Subordinated Holders") agreed to unconditionally subordinate their right to payment to the prior payment in full of all indebtedness of the Company to the Trustee and the holders of the First Mortgage Notes. The maximum principal amount to which the Subordinated Holders have subordinated pursuant to the Subordination Agreement is $100,000,000. Under the Subordination Agreement, if certain defaults or events of default occur under the Indenture, the Company is prohibited for specified periods of time from making any payments or transfers under the Subordinated Notes. The Company is also prohibited from making any payments for specified periods of time if the Company fails to satisfy the requirements of the First Supplemental Indenture relating to the maintenance of a specified minimum consolidated net worth. In the event of any such default, event of default or failure to maintain the specified minimum consolidated net worth, the Subordinated Holders are prohibited, under certain circumstances, from exercising or pursuing any remedy (at law or in equity) to collect the payment of any amounts due on the Subordinated Notes.

Certain Covenants of the Company and ROC

     The Indenture and First Supplemental Indenture contain covenants including, among others, the following:

Limitation on Additional Indebtedness

     The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend, refinance or otherwise become directly or indirectly liable, including, without limitation, through any merger or consolidation to which the Company or any of its Subsidiaries is a party or through any other acquisition of any Subsidiary, or have outstanding, any Indebtedness except for the following: (i) Indebtedness of the Company evidenced by the Notes; (ii) Indebtedness of ROC pursuant to the Guarantee; (iii) Refinancing Indebtedness with respect to the Notes; (iv) FF&E Indebtedness, including Indebtedness in respect of, or secured by, conditional sale, installment sale or other title retention agreements (including sale-leaseback transactions), purchase money mortgages and deeds of trust or other security interests and Capitalized Lease Obligations; (v) Indebtedness of wholly-owned Subsidiaries payable solely to other wholly-owned Subsidiaries or to the Company and the Indebtedness of the Company payable solely to its wholly-owned Subsidiaries, provided that any Indebtedness incurred by the Company or any wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company pursuant to this clause (v) shall cease to be permitted Indebtedness under this paragraph if and from and after the time the holder of such Indebtedness ceases to be a wholly-owned Subsidiary of the Company; (vi) other Indebtedness of the Company and ROC issued pursuant to the terms of the Joint Plan and Refinancing Indebtedness of the Company and ROC issued to refinance the Indebtedness of the Company and ROC issued pursuant to the Joint Plan; (vii) Indebtedness of a Non-restricted Subsidiary that by its terms prohibits the Lender or other creditor from seeking payment from (or from having recourse for payment or any other purpose against) the Company or any of its Subsidiaries (other than the Non-restricted Subsidiary that incurred such Indebtedness) or their assets, including the Collateral; and (viii) Subordinated Indebtedness, including FF&E Indebtedness, may be incurred if immediately after giving effect to such incurrence, the Company on a prospective basis has a Fixed Charge Coverage Ratio at least equal to 1.5 to 1.0 and for so long as such Subordinated Indebtedness is outstanding the Company shall have a Fixed Charge Coverage Ratio at least equal to 1.25 to 1.0.

Limitation on Capital Expenditures

     The Company and its Subsidiaries on a consolidated basis may not make Capital Expenditures during (i) the period commencing on January 1, 1993 and ending on December 31, 1993 in an aggregate amount exceeding $7,750,000, and
(ii) each fiscal year thereafter in an aggregate amount exceeding the sum of (a) $6,000,000, plus (b) 80% of cumulative Available Cash Flow from the Closing Date to the date of determination (to the extent not utilized during any prior period).

Maintenance of Consolidated Net Worth

     If the Consolidated Net Worth of the Company at the end of any two consecutive fiscal quarters (the last day of the second such fiscal quarter being referred to as a "Deficiency Date") is less than the amount determined by subtracting $10,000,000 from the Consolidated Net Worth of the Company as of the Closing Date (and after giving effect to the effectiveness of the Plan) (the "Minimum Consolidated Net Worth") then the Company shall, no later than 90 days after a Deficiency Date (120 days if a Deficiency Date is also the end of the Company's fiscal year), commence an offer for 20 Business Days to all Holders to purchase the lesser of (i) 10% of the aggregate principal amount of the First Mortgage Notes originally issued or (ii) the aggregate principal amount of First Mortgage Notes then outstanding, at a Purchase Price of 100% of the Principal amount thereof, plus accrued and unpaid interest to the date of purchase. The obligation of the Company to make an offer to purchase First Mortgage Notes shall arise each time the Consolidated Net Worth of the Company is less than the Minimum Consolidated Net Worth as of each Deficiency Date until the Consolidated Net Worth of the Company is not less than the Minimum Consolidated Net Worth.

Change of Control

     Provided that no Default or Event of Default has occurred and is continuing, upon the occurrence of a Change of Control, the Company must offer to repurchase, and each Holder has the right to require the Company to repurchase, all or any part of such Holder's First Mortgage Notes at a Purchase Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, in cash. The Company must purchase all First Mortgage Notes tendered by the Holders by making payment of the Purchase Price therefor on or prior to the Purchase Date, which date shall occur no later than 60 days after the Change of Control occurs, or if such date is not a Business Day, the next Business Day after such date. Neither the Board of Directors of the Company nor the Trustee has the power under the Indenture and First Supplemental Indenture to waive the Company's repurchase obligation in the event of a Change of Control. See "Description of Securities--Repurchase" above for a discussion of the practical limitations on the Company's ability to satisfy its repurchase obligation in the event of a Change of Control.

     In general, a Change of Control will occur (i) upon the sale of all or substantially all of the assets of the Company as an entirety or as part of a series of transactions to any Person or Related Group of Persons, (ii) upon the merger, consolidation, sale of stock or any other transaction by the Company with any Person or Related Group of Persons in which the holders of Capital Stock of the Company entitled to vote for directors immediately prior to such transaction then own, directly or indirectly, in the aggregate less than a majority in voting interest of the total voting power entitled to vote in the election of directors of the Company (or of directors, managers or trustees of the surviving or acquiring entity, as the case may be), or (iii) upon the acquisition by any Person or Related Group of Persons of more than 50% of the total voting power then entitled to vote for directors of the Company (or of directors, managers or trustees of the surviving or acquiring entity, as the case may be). See "--Certain Definitions--Change of Control." Certain transactions which do not alter the ownership of the Company's assets or the underlying voting control of the holders of the Company's Capital Stock will not result in a Change of Control. A recapitalization of the Company's Capital Stock or a merger or consolidation of the Company and its affiliates which does not result in the sale of all or substantially all of the Company's assets will not cause a Change of Control (and trigger the Company's repurchase obligation) so long as the holders of the Company's Capital Stock entitled to elect directors of the Company retain control to elect the directors of the Company (or the directors, managers or trustees of the surviving entity) after such transaction. On the other hand, a Change of Control will result if such voting control is lost as a result of the transaction, even in related party transactions such as an acquisition of the Company's Capital Stock by management. Because of the voting cap provisions which limit the amount of voting power which can be obtained by a Person or Related Group of Persons seeking to acquire shares of the Company's Capital Stock (as discussed below), it is not likely that an acquisition of the Company's common stock by a Person or Related Group of Persons will result in a Change of Control unless the Person or Related Group of Persons makes a tender offer for all of the Company's then outstanding shares of common stock or unless the voting cap limitations are waived by the Company's Board of Directors. Currently, the only Capital Stock which the Company is authorized to issue is its Common Stock.

     Under the First Supplemental Indenture, a Change of Control occurs if, among other things, all or substantially all of the assets of the Company are sold as an entirety or as part of a series of transactions. Because the term "substantially all" cannot be quantified based upon Nevada case law, Holders of First Mortgage Notes may not be able to determine whether or when a Change of Control has occurred if less than all of the Company's assets have been sold. Consequently, Holders of First Mortgage Notes may find it difficult (i) to prove that a Change of Control has occurred and (ii) to require the Company to repurchase such Holders' First Mortgage Notes, under such circumstances.

     In the event that any holder of Common Stock, any affiliate of such holder or group of holders acquires, directly or indirectly, more than 10% of the outstanding Common Stock in any three-year period (excluding any shares of Common Stock held by any holder which were initially issued to such holder on the Effective Date pursuant to the Plan) (the "Accumulation Threshold"), each share of Common Stock in excess of the Accumulation Threshold will have a vote equal to one-one hundredth (1/100th) of one share up to a maximum aggregate voting interest of 15% of the Common Stock then outstanding. This restriction on a holder's right to vote shares of Common Stock will remain in place unless and until such holder makes a tender offer in full conformity with applicable law to acquire all of the other outstanding shares of Common Stock at the highest price paid by such holder within the preceding three year period. Prior to the acquisition of Common Stock by a holder which causes such holder to exceed the Accumulation Threshold, the board of directors of the Company will have the right, by an affirmative vote of two-thirds of the total members of the board of directors, to waive this voting restriction if it is determined by the board of directors that the acquisition will not have an adverse effect on the Company.

Restrictions on Dividends, Other Payments and Investments

     The Company shall not, directly or indirectly, make, or cause or permit any of its Subsidiaries to make, any Restricted Payment or Restricted Investment; provided, however that if no Event of Default (without giving effect to any requirement for notice or passage of time) is in effect, the Company may, from the net proceeds of the sale by the Company of the Company's equity securities subsequent to July 1, 1995, (a) pay a dividend on any shares of preferred stock it may issue and (b) redeem or repurchase shares of its common stock (if the Board of Directors shall determine that it is undervalued) or preferred stock. Notwithstanding the foregoing restrictions, such provisions will not prevent (i) the payment of any dividend or distribution by a Subsidiary of the Company to the Company or to another direct or indirect wholly-owned Subsidiary of the Company; (ii) Advances made by the Company to a direct or indirect wholly-owned Subsidiary of the Company or to a Non-restricted Subsidiary of the Company for the purposes specified in Section 4.10 hereof; (iii) Advances made by any Subsidiary of the Company to the Company or any direct or indirect wholly-owned Subsidiary of the Company; and (iv) contributions to joint ventures, partnerships or similar agreements with any other Person and capital contributions or loans to Non-restricted Subsidiaries (hereafter called "Restricted Investments"); provided, however that if no Event of Default (without giving effect to any requirement for notice or passage of time) is in effect, (a) the aggregate amount (at original cost) of all Restricted Investments outstanding at the time any Restricted Investment is made (including such Restricted Investment on a pro forma basis) may not (x) exceed the sum of
(1) cumulative Available Cash Flow from the period beginning June 30, 1993 and ending on the calendar quarter immediately preceding such Investment plus (2) the net proceeds from the sale of equity securities or subordinated indebtedness minus (3) cumulative Capital Expenditures from the period beginning June 30, 1993 and ending on the calendar quarter immediately preceding such Investment (in excess of $7,119,000 of estimated deferred capital expenditures while the Company was in bankruptcy) or (y) exceed 50% of the Company's Consolidated Net Worth at the time of a proposed Restricted Investment (after giving pro forma effect to such proposed new Restricted Investment); and (b) a proposed new Restricted Investment may not be made if the aggregate amount of Restricted Investments in one Person, at original cost (after giving pro forma effect to such proposed new Restricted Investment), would exceed 25% of the Company's Consolidated Net Worth (at the time of such proposed new Restricted Investment); provided, that (I) the Company shall not make any such new Restricted Investment in one Person if the aggregate amount of such investments in such Person would exceed 10% of the Company's Consolidated Net Worth (at the time of such proposed new Restricted Investment) unless the Company had a management contract and a participation in the profits of such Person, and (II) if the Company did not have a management contract and a participation in the profits of a Person but the Board of Directors had a reasonable belief that the Company could obtain the same, the Company could make Restricted Investments in such Person of up to $5 million.

     Notwithstanding the foregoing, the foregoing restrictions on the amount of Restricted Investments shall not apply with respect to funds for one or more Restricted Investments that have been raised from the net proceeds of the sale of stock by the Company for the purpose of making such Restricted Investment or Restricted Investments.

Limitation on Liens

     The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist, or otherwise cause or permit to become effective, any Lien upon or with respect to any and all of the assets of the Company, tangible or intangible, real or personal, and any of the Collateral or any portion thereof, whether now owned or hereafter acquired; provided, however, that this restriction on Liens will not prohibit the creation, incurrence, existence or assumption of (i) any Permitted Liens, and (ii) any Liens on the assets of any entity existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (a) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or any of its Subsidiaries, and (b) do not extend to any other assets of the Company or any of its Subsidiaries.

     No first priority Lien on the Collateral shall be a Permitted Lien (other than Liens securing FF&E Indebtedness or other Indebtedness existing on the Closing Date) unless the same is being contested in good faith and with reasonable diligence (except with respect to statutory liens not yet delinquent) and then only if (1) such contest shall prevent the sale or forfeiture of the Collateral, or any part thereof or any interest therein, to satisfy such Lien and shall not result in a forfeiture or impairment of the Lien of the security interest or interfere with the use, operation, occupancy and leasing of the Hotel & Casino; and (2) within 30 days after the Company has been notified of the filing of any such Lien, the Company (A) shall have notified the Trustee in writing of such Lien and of the Company's intention to contest such Lien, or to cause another Person to contest such Lien, and (B) shall have obtained and provided to the Trustee a copy of a title insurance endorsement, within such 30 day period, over such Lien in form and substance satisfactory to the Trustee, insuring the Mortgaged Property against loss or damage by reason of such Lien; provided, however, that in lieu of such title insurance endorsement the Company may: (i) deposit and keep on deposit with the Trustee, a sum of money or letter of credit sufficient, in the judgment of the Trustee, to pay in full such Lien and all interest thereon, or
(ii) deposit in court or with the Trustee, a Lien release bond in form and substance satisfactory to the Trustee.

     Any such deposits are to be held and used by the Trustee in its sole discretion to protect the priority of the security interests and such funds shall be invested in Cash Equivalents with all interest thereon payable to the Company so long as no Default exists. In case the Company fails to maintain such title insurance, deposit or bond, or to prosecute or cause the prosecution of such contest with reasonable diligence, or to pay or cause to be paid the amount of the Lien, plus any interest determined to be due upon the conclusion of such contest, then the Trustee will, upon receipt of written instruction from a majority of aggregate principal amount of First Mortgage Notes then Outstanding, apply the money and liquidate any securities or any letter of credit then on deposit with the Trustee and the proceeds of any such bond in payment of or on account of such Lien, or that part thereof then unpaid, together with all interest thereon according to any written bill, notice or statement without inquiring into the amount, validity or enforceability thereof. If the amount of money so deposited together with the proceeds of any such bond is insufficient for the payment in full of such Lien, together with all interest thereon, then the Company will upon demand, deposit with the Trustee the sum which shall be necessary to make such payment in full.

Limitation on Operations

     The Company shall not, and shall not permit any of its Subsidiaries to, engage in any line of business, engage in any investment activities or acquire any assets, other than those necessary for, incidental to or arising in connection with, the owning, leasing, operating and maintaining of the Casino-Hotel or other gaming operations and related businesses; provided, however, that the Company may engage in similar or related lines of business which are incidental to the primary business of the Company and ROC on the Closing Date; and provided, further, that the foregoing shall not prohibit Asset Sales that are not prohibited by the other provisions of this Supplemental Indenture. Nothing contained herein shall be construed to limit the ability of the Company or any of its Subsidiaries to make any Restricted Investment permitted under
Section 4.01 in a Person which is primarily engaged in gaming operations and related businesses of the First Supplemental Indenture.

Sale of Assets

     The Company may not, nor may it permit any of its Subsidiaries to, directly or indirectly, make or permit to occur an Asset Sale, unless (i) the consideration or compensation therefor received by the Company or such Subsidiary is solely in the form of cash or Cash Equivalents and has a value at least equal to the fair market value of such assets, and (ii) all Net Available Cash Proceeds from any Asset Sale will be used to purchase First Mortgage Notes at a Purchase Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, pursuant to an offer in accordance with the procedures set forth in the First Supplemental Indenture; provided, however, that the Company may purchase replacement assets if the Net Available Cash Proceeds are insurance proceeds, other proceeds or awards as a result of any casualty loss, condemnation or taking of any asset or group of assets (subject, however, to the requirements relating to major events of loss to the Hotel & Casino); provided further, however, that the Company shall not be required to offer to purchase First Mortgage Notes if Net Available Cash Proceeds are (a) used within one year following the sale to purchase assets to replace those sold in the Asset Sale, or (b) less than $1,000,000 on any date of determination, in which case such Net Available Cash Proceeds shall be aggregated with Net Available Cash Proceeds from subsequent Asset Sales and used to repurchase First Mortgage Notes once Net Available Cash Proceeds equal or exceed $1,000,000.

Limitation on Repayment of Subordinated Indebtedness

     The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, redeem, prepay by more than thirty (30) days, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value prior to the stated maturity of, or prior to any scheduled mandatory redemption or sinking fund payment with respect to (collectively, to "repay" or a "repayment"), the principal of any Indebtedness of the Company which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes; provided, however, that any such repayment shall not be prohibited if such repayment is financed (i) with the net proceeds of Subordinated Indebtedness permitted under this Supplemental Indenture, (ii) with the net proceeds from the sale of equity securities after July 1, 1995 and/or (iii) from internally generated funds if immediately after giving pro-forma effect to such repayment the Company had a Fixed Charge Coverage Ratio of 2.0 to 1.0; provided further, however, that notwithstanding these limitations, the Company shall be entitled to (i) prepay any claims of any class of Plan Debt (other than the Notes) as defined in the Joint Plan at a discount of not less than 10% of the present net value of such prepaid claims, discounted at the rate of 10% per annum and (ii) prepay or repay any FF&E Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions to the Company or any direct or indirect wholly-owned Subsidiary of the Company on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a direct or indirect wholly-owned Subsidiary of the Company; (ii) pay any Indebtedness owed by such Subsidiary to the Company or to a direct or indirect wholly- owned Subsidiary of the Company; (iii) make loans or advances to the Company or a direct or indirect wholly-owned Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a direct or indirect wholly-owned Subsidiary of the Company, except (a) any restrictions existing on the Closing Date under, or in connection with, instruments or agreements executed, in effect, or entered into, on the Closing Date, or any permitted amendments, renewals, refinancings or extensions thereof; provided, however, that the terms and conditions of any such amendments, renewals, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this paragraph than the agreements being amended, renewed, refinanced or extended; (b) any restrictions or encumbrances existing or arising pursuant to the terms of Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or any permitted amendments, renewals, refinancings or extensions thereof; provided, however, that the terms and conditions of any such amendments, renewals, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through
(iv) of this paragraph than the agreements being amended, renewed, refinanced or extended; (c) encumbrances or restrictions existing under or by reason of applicable law or the Indenture, the First Supplemental Indenture and the First Mortgage; (d) customary provisions restricting assignment of contracts or subletting or assignment of any lease governing a leasehold interest of any Subsidiary of the Company; (e) FF&E Indebtedness that limits the right of the debtor to dispose of the assets to which such Indebtedness relates; and (f) any restrictions imposed on a Non-restricted Subsidiary in connection with the incurrence by such Non-restricted Subsidiary of Indebtedness permitted under the First Supplemental Indenture.

Limitation on Transactions with Affiliates

     Neither the Company nor any of its Subsidiaries may sell, lease, release, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, Advance or guarantee with, or for the benefit of, an Affiliate, or pay compensation to Affiliates of the Company that are officers or employees of the Company (an "Affiliate Transaction"), except on fair and reasonable terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary in an arm's-length transaction with an unrelated person. Notwithstanding the generality of the foregoing, the term "Affiliate Transaction" shall not include any transactions between the Company and its direct or indirect wholly-owned Subsidiaries.

     In addition to the foregoing, neither the Company nor any of its Subsidiaries may enter into (i) an Affiliate Transaction involving or having a potential value of more than $50,000 unless such transaction has been unanimously approved by the board of directors of each corporation so involved; or (ii) an Affiliate Transaction involving or having a potential value of more than $500,000 unless the Company has received an opinion of an independent investment banking firm to the effect that the transaction is fair to the Company from a financial point of view.

Liquidation

     The Board of Directors or the stockholders of the Company may not adopt a plan of liquidation which provides for, contemplates or the effectuation of which is preceded by (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than substantially as an entirety, and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Company to the holders of Capital Stock of the Company, unless the Company, prior to making any liquidating distribution pursuant to such plan, makes provision for the satisfaction of the Company's obligations under the First Mortgage Notes as to the payment of Principal and interest and all other obligations and liabilities of the Company under the Indenture and First Supplemental Indenture.

     The Company will be deemed to make provision for such payments of Principal and interest only if the Company delivers in trust to the Trustee money or U.S. Government Obligations maturing as to Principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay, when due, the Principal of and interest on the First Mortgage Notes and also delivers to the Trustee an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such action and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such action had not been taken; provided, however, that the Company may not make any liquidating distribution until after (i) the Company has made provisions satisfactory to the Trustee for the payment of all other obligations of the Company under the Indenture, the First Supplemental Indenture and under the First Mortgage Notes, and (ii) the Company has certified to the Trustee with an Officers' Certificate at least five days prior to the making of any liquidating distribution that it has complied with the provisions of the Indenture and the First Supplemental Indenture and that no Default or Event of Default then exists or would occur as a result of any such liquidating distribution.

Limitations on Merger, Consolidation, Conveyance or Transfer

     The Indenture contains a provision limiting the Company's and ROC's ability to consolidate or merge with or into, or sell, lease (except a lease or license by the Company to ROC), convey or otherwise dispose of all or substantially all of its properties or assets to, any Person. This limitation is designed to protect the Holders by preserving the existing corporate structures of the Company and ROC, and maintaining the priority of the Lien of the First Mortgage.

     In addition to the provisions of the Indenture, the First Supplemental Indenture provides that the Company and ROC may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, any Person unless (i) immediately after giving effect to the transaction, the Consolidated Net Worth of the continuing entity as of the last day of the immediately preceding fiscal quarter (after giving effect to the transaction as if it had occurred on the first day of the four quarter period ended on such day) is at least equal to the actual Consolidated Net Worth of the Company or ROC, as the case may be, as of the last day of such fiscal quarter, and (ii) immediately after giving effect to the transaction, the Company, or the continuing corporation (if other than the Company) on a pro forma basis, has a Fixed Charge Coverage Ratio at least equal to 2.0 to 1.0 (except in the event of any merger solely between the Company and ROC in which case clause (ii) will not apply).

Restriction on Creation of Subsidiaries and Joint Ventures

     The Company shall not, directly or indirectly, (a) create or suffer to exist any Subsidiary of the Company other than (i) a direct or indirect wholly-owned Subsidiary or (ii) a Non-restricted Subsidiary, which need not be directly or indirectly wholly-owned, or (b) enter into any joint venture, partnership or similar agreement with any other Person in excess of $100,000 in any single contribution; provided, however, that a Non-restricted Subsidiary may enter into a Restricted Investment in the form of a joint venture, partnership or similar agreement, subject to the limitations specified in Section 4.01 of the First Supplemental Indenture.

Major Events of Loss to Hotel & Casino

     In the event of any casualty loss or taking by eminent domain, condemnation or otherwise of all of the Hotel & Casino, or a portion of the Hotel & Casino such that it cannot reasonably continue to be operated as a casino or a hotel, the Company must, within 10 days of the receipt of the insurance proceeds, condemnation award or other proceeds, commence an offer to all Holders to purchase a principal amount of First Mortgage Notes (plus accrued and unpaid interest) equal to the amount of insurance proceeds, condemnation award or other proceeds available for such purpose (net of any direct expenses incurred by the Company in connection with such casualty loss or taking) at a Purchase Price equal to 100% of the principal amount of the First Mortgage Notes purchased plus accrued and unpaid interest on the date of purchase.

Events of Default and Notice Thereof

     Under the Indenture, an "Event of Default" with respect to the First Mortgage Notes occurs if any of the following events occurs: (1) the Company or ROC defaults in the payment of interest on any First Mortgage Note when the same becomes due and payable and the Default continues for a period of 10 days (excluding Legal Holidays); (2) the Company or ROC defaults in the payment of the Principal of any First Mortgage Note when the same becomes due and payable at maturity, upon redemption or repurchase or otherwise (whether or not such payment shall be prohibited by the terms of any subordination agreement); (3) (a) the Company or ROC fails to comply with any of its other agreements, covenants, or representations or warranties in, or provisions of, the First Mortgage Notes, the Indenture, the First Supplemental Indenture, or the Guarantee and the Default continues for the period and after the notice specified below, or (b) the Company or ROC fails to comply with any of the agreements, covenants, warranties or representations in, or provisions of, the First Mortgage or the Indemnity Agreement, or any other default occurs under the First Mortgage or the Indemnity Agreement and such failure or default continues for any period and after any notice specified therein; (4) any of the representations or warranties contained in the Indenture, the First Supplemental Indenture, the First Mortgage or the Indemnity Agreement or in any certificate delivered pursuant to the Indenture, the First Supplemental Indenture, the First Mortgage or the Indemnity Agreement shall have been materially false or misleading in any material respect when made; (5) an event of default occurs under any mortgage, indenture, agreement, note or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or ROC or any Subsidiary of the Company (or the payment of which is subject to the Guaranteed Indebtedness by the Company or a Subsidiary of the Company), whether such Indebtedness or Guaranteed Indebtedness now exists or shall be created hereafter, if (a) either
(i) such event of default results from the failure to pay Principal of or interest on any such Indebtedness, (ii) as a result of such event of default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, or (iii) to the extent such Indebtedness is secured, such holder thereof commences any foreclosure action or similar proceeding with respect to the collateral security of such Indebtedness; and (b) except for the Class 4 Note, Class 5 Notes, Class 12 Note and Class 13/14 Note, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness then in default pursuant to clause (a) above, exceeds $1,000,000;
(6) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days; provided, however, that the aggregate of all such judgments exceeds $500,000 plus the amount of such judgments adequately covered and payable by a solvent insurance company;
(7) there has occurred a revocation, suspension or loss a gaming license held by the Company or any of its Subsidiaries which results in the material cessation of a substantial portion of the gaming operations of the Hotel & Casino for a period of 120 days; (8) the Company or any Material Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a Custodian of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, or (e) generally is unable to pay its debts as the same become due; or (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Material Subsidiary of the Company in an involuntary case, (b) appoints a Custodian of the Company or any Material Subsidiary of the Company or for all or substantially all of its property, or (c) orders the liquidation of the Company or any Material Subsidiary of the Company, and the order or decree remains unstayed and in effect for 30 days.

     A Default under clause (3) above (other than Defaults for (i) failure to maintain corporate existence, (ii) becoming an investment company or part of a consolidated group for federal income tax purposes with anyone other than Affiliates and Subsidiaries, (iii) engaging in an unauthorized merger or consolidation, (iv) making any prohibited Restricted Payment or Restricted Investment, (v) adopting any prohibited plan of liquidation, or (vi) failing to comply with the repurchase requirements relating to Asset Sales, Consolidated Net Worth maintenance and Changes of Control, which Default shall be an Event of Default without notice or passage of time) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding First Mortgage Notes notify the

Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice.

     Pursuant to the terms and provisions of the Indenture, the Company must deliver to the Trustee, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and within 90 days after the end of each fiscal year of the Company, a certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Company (the "Compliance Certificate") stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal quarter or fiscal year, as the case may be, has been made under the supervision of the signing officer with a view to determining whether the Company has kept, observed, performed and fulfilled each of its obligations under the Indenture and the First Supplemental Indenture, and further stating, as to such officer signing such certificate, that to the best of his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and the First Supplemental Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture or the First Supplemental Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he may have knowledge, the facts relating thereto, and the actions taken or being taken by the Company in respect thereof). ROC is also required to deliver to the Trustee, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of ROC and within 90 days after the end of each fiscal year of ROC, a Compliance Certificate of ROC setting forth similar information as required for the Company but with respect to ROC.

     The Company and ROC must also, so long as any of the First Mortgage Notes are Outstanding, deliver to the Trustee, forthwith upon becoming aware of (i) any Default, Event of Default or default in the performance of any covenant, agreement or condition contained in the Indenture, the First Supplemental Indenture, the Indemnity Agreement or the First Mortgage; or (ii) any event of default under any other mortgage, indenture or related instrument, a Compliance Certificate specifying such Default, Event of Default or default, the facts relating thereto, and the actions being taken by the Company and ROC in respect thereof.

Modification of Indenture and First Supplemental Indenture

     The parties to the Indenture and the First Supplemental Indenture (the Company, ROC and the Trustee) may, without the consent of the Holders, amend the Indenture and the First Supplemental Indenture for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, providing for uncertificated Securities, changing provisions or terms of the Indenture to comply or conform with the Trust Indenture Act, reflecting a merger or consolidation of the Company or ROC or the sale, lease or disposition of all or substantially all of their respective properties or assets (to the extent otherwise permitted under the Indenture and the First Supplemental Indenture), evidencing the replacement of the Trustee, or making changes to the Indenture that do not materially adversely affect the rights of any Holder of First Mortgage Notes. Modifications, changes and amendments to the Indenture and the First Supplemental Indenture may also be made by the parties thereto with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding First Mortgage Notes; but the consent of the Holder of each Outstanding First Mortgage Note affected by the modification or amendment will be required for any change that would reduce the amount of First Mortgage Notes whose Holders must consent to an amendment or waiver; reduce the rate of or change the time for payment of interest on any First Mortgage Note; reduce the Principal of or change the fixed maturity of any First Mortgage Note or alter the redemption provisions with respect thereto; make any First Mortgage Note payable in money other than that stated in the First Mortgage Note; make any change to Sections 6.04 (Waiver of Past Defaults), 6.07 (Rights of Holders to Receive Payment) or 9.02(5) (unanimous consent for amendments or waivers) or waive a default in the payment of Principal of or interest on any First Mortgage Note.

     Moreover, an amendment or waiver may not alter the repurchase provisions with respect to the First Mortgage Notes without the consent of at least 66-2/3% in aggregate principal amount of the First Mortgage Notes then outstanding.

Satisfaction and Discharge of Indebtedness

     The Indenture and the First Supplemental Indenture will cease to be of further effect when all the First Mortgage Notes theretofore authenticated and issued have been delivered to the Trustee for cancellation, and the Company has paid all sums payable thereunder. In addition, the Company may terminate all of the obligations of the Company and ROC under the Indenture and the First Supplemental Indenture if: (1) all of the First Mortgage Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption;
(2) the Company irrevocable and indefeasibly deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay Principal of and interest on the First Mortgage Notes to redemption and to pay all other sums payable by it under the Indenture and the First Supplemental Indenture; (3) at the time of the deposit of money or U.S. Government Obligations, no Default has occurred and is continuing; and (4) the Company and ROC have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture and the First Supplemental Indenture relating to the satisfaction and discharge of the Indenture, the First Supplemental Indenture, the First Mortgage Notes and the Guarantee have been complied with. Notwithstanding the foregoing, certain obligations of the Company and ROC shall survive with respect to the First Mortgage Notes until the First Mortgage Notes are no longer Outstanding. Thereafter, only the Company's and ROC's obligation to provide compensation, reimbursement for expenses and indemnification to the Trustee and the Trustee's obligation to pay excess money and securities to the Company shall survive.

Trustee

     The trustee is IBJ Schroder Bank & Trust Company, a New York corporation ("IBJ"). The Trustee has also been named, initially, as registrar and paying agent. IBJ was qualified as trustee under the Trust Indenture Act on June 30, 1993, pursuant to a Statement of Eligibility and Qualification on Form T-1 filed with the Commission (Commission File No. 22-24540). American Stock Transfer and Trust Company has been appointed as the Transfer Agent.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture and the First Supplemental Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and the First Supplemental Indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affair (Section 7.01(a)). The Holders of a majority in aggregate principal amount of the then Outstanding First Mortgage Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the First Mortgage Notes (Section 6.05). However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or First Supplemental Indenture, that is unduly prejudicial to the rights of other Holders not taking part in such action, or that may involve the Trustee in personal liability.

     The Indenture also provides that the Company must indemnify the Trustee for, and hold it harmless against, any loss or liability incurred by it in connection with the administration of the Indenture and its duties thereunder. However, the Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence or bad faith.

Certain Definitions

     "Adjusted Cash Flow" means, with respect to the Company and its Subsidiaries on a consolidated basis, for any period, EBITDA for such period, minus (i) any cash payments of Principal and interest made during such period on any Indebtedness, minus (ii) Capital Expenditures for such period, minus (iii) cash payments made during such period for federal and state taxes based on income.

     "Advance" means any direct or indirect advance, loan, guarantee, transfer (pursuant to contract or otherwise) or other extension of credit or any repayment of any of the foregoing, including without limitation any payment of principal or interest with respect to any presently outstanding or subsequently incurred Indebtedness (other than Indebtedness owing pursuant to the First Mortgage Notes) which is owed to, or held by, the Company or any Affiliate of the Company, including any Subsidiary of the Company (in cash or other property), as the case may be, but the term Advance shall not include: (i) sales or leases of assets on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary from an unrelated person, or (ii) any advance from any directly or indirectly wholly-owned Subsidiary of the Company to any other directly or indirectly wholly-owned Subsidiary of the Company or to the Company.

     "Affiliate" of any specified Person means any Subsidiary of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

     "Asset Sale" means any sale, lease, conveyance or other disposition (not including equipment trade-ins) by the Company or any of its Subsidiaries to any Person (other than a wholly-owned Subsidiary of the Company) or any casualty loss, condemnation or taking of any asset or group of assets (including the Capital Stock of any Subsidiary of the Company or other Person, but excluding cash and Cash Equivalents which would be included on a balance sheet as "current assets" in accordance with generally accepted accounting principles) owned by the Company or any Subsidiary of the Company, other than the disposition of assets in the ordinary course of business.

     "Available Cash Flow" means, with respect to the Company and its Subsidiaries, for any period, the Consolidated Net Income of the Company for such period, plus (i) any non-cash Consolidated Interest Expense for such period (including, without limitation, any amortization of original issue discount) and any other non-cash charges deducted in calculating Consolidated Net Income (including, without limitation, non-cash tax expense), plus (ii) depreciation and amortization expense of the Company and its Subsidiaries, minus (iii) any payments of Principal made during such period on any Indebtedness by the Company and its Subsidiaries, minus (iv) any cash dividends or distributions required to be made on any class of any Capital Stock of the Company or its Subsidiaries and actually paid during such period, minus (v) any non-cash items increasing Consolidated Net Income.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     "Board of Directors" or "Board" means the Board of Directors of the Company or ROC, as the context may require, or any authorized committee of such Board of Directors.

     "Business Day" means any day that is not a Legal Holiday.

     "Capital Expenditures" means with respect to any Person, for any period, the aggregate of all expenditures made during such period by such Person or any of its Subsidiaries (other than amounts properly expensed in accordance with generally accepted accounting principles) for property, plant, furniture, fixtures, equipment, any similar fixed asset account or goodwill, which expenditures have been reflected in property, plant, furniture, fixtures, equipment, any similar fixed asset account or goodwill (other than any cash payments made in connection with any ongoing maintenance obligations of such Persons or any of their Subsidiaries).

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock.

     "Capitalized Lease Obligations" means, with respect to any Person, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

     "Cash Equivalent" means (i) U.S. Government Obligations maturing not more than one (1) year after the date of purchase; (ii) any certificate of deposit, maturing not more than ninety (90) days after the date of purchase, issued by, or time deposit of, a commercial banking institution which is a member of the Federal Reserve System or of a foreign banking institution organized under the laws of a country which is a member of the Organization for Economic Cooperation and Development and whose long term certificates of deposit are rated at least A1 by Standard & Poor's Corporation and at least A+ by Moody's Investors Services, Inc. and, in each case, which has combined capital and surplus and undivided profits of not less than $200,000,000; (iii) commercial paper, maturing not more than ninety (90) days after the date of purchase, issued by a corporation (other than the Company or an Affiliate of the Company) organized and existing under the laws of the United States of America which is rated, at the time as of which any investment therein is made, "P-2" (or higher) by Moody's Investors Service, Inc. or "A-2" (or higher) by Standard and Poor's Corporation; (iv) bankers' acceptances drawn on and accepted by commercial banking institutions which have combined capital and surplus and undivided profits of not less than $200,000,000; and (v) repurchase agreements with commercial banking and financial institutions which have combined capital and surplus and undivided profits of not less than $200,000,000 with respect to any of the foregoing obligations or securities.

     "Change of Control" means any of the following: (i) all or substantially all of the assets of the Company are sold as an entirety or as part of a series of transactions to any Person or Related Group of Persons, (ii) the Company engages in any merger, consolidation, sale of Capital Stock, sale of Equity Interests or any other transactions with any other Person or Related Group of Persons, with the effect that after such transactions the holders of Capital Stock of the Company then entitled to vote for directors immediately prior to such transactions own, directly or indirectly, in the aggregate less than a majority in voting interest of the total voting power entitled to vote in the election (a) of directors of the Company, if the Company is the surviving entity, or (b) of directors, managers or trustees (1) of such other Person, if the Company is not the surviving entity, or (2) of such other Person that purchases all or substantially all of the Company's assets; (iii) any Person or Related Group of Persons acquires after the Closing Date more than 50% of the total voting power then entitled to vote for directors of the Company; or (iv) any Person or Related Group of Persons acquires after the Closing Date more than 50% of the total voting power entitled to vote for directors, managers or trustees (a) of such Person other than the Company surviving any of the transactions referred to in clause (ii) above, or (b) of such other Person that purchases all or substantially all of the Company's assets.

     "Class 4 Note" means that certain Class 4 Unsecured Promissory Note in the original principal amount of $4,200,000, dated as of the Closing Date, of the Company in favor of the Class 4 Disbursing Agent (as such term is defined in the Plan), payable in an initial payment of $1,050,000 on the Closing Date and the balance in six equal semiannual installments of $525,000, and which is subordinated to the extent set forth in the Subordination Agreement.

     "Class 5 (Sequoia "A") Note" means that certain Class 5 Unsecured Promissory Note (Sequoia "A" Note) in the original principal amount of $1,028,000, dated as of the Closing Date, of the Company in favor of the Class 5 Disbursing Agent (as such term is defined in the Plan), payable in an initial payment of $352,000 on the Closing Date and the remaining balance in five equal semiannual installments of $125,167 and a sixth and final installment of $50,165, and which is subordinated to the extent set forth in the Subordination Agreement.

     "Class 5 (Sequoia "B") Note" means that certain Class 5 Unsecured Promissory Note (Sequoia "B" Note) in the original principal amount of $284,000, dated as of the Closing Date, of the Company in favor of Transamerica Title Insurance Company, payable in an initial payment of $200,000 on the Closing Date and the balance in twelve equal monthly installments of $7,000 (the Class 5 (Sequoia "A") Note and Class 5 (Sequoia "B") Note are collectively referred to as the "Class 5 Notes").

     "Class 12 Note" means that certain Class 12 Non-Negotiable Unsecured Promissory Note in the original principal amount of $7,500,000 (subject to adjustment as provided therein), dated as of the Closing Date, of the Company in favor of the Class 12 Disbursing Agent (as such term is defined in the Plan), payable in an initial payment of $1,000,000 on or within five Business Days after the Closing Date and the remaining balance in semiannual installments of $750,000 (unless the amount due at the time of such payment is less than $750,000 as provided therein, in which case the lesser amount shall be paid), and which is subordinated to the extent set forth in the Subordination Agreement.

     "Class 13/14 Note" means that certain Class 13/14 Unsecured Promissory Note in the principal amount of $8,000,000 (subject to adjustment as provided therein), dated as of the Closing Date, of the Company in favor of the Class 13/14 Disbursing Agent (as such term is defined in the Plan), payable in semiannual payments of $250,000 until the Class 12 Note is paid in full, and commencing on the next payment date thereafter in semiannual installments of $750,000 (unless the amount due at the time of such payment is less than $750,000, in which case the lesser amount shall be paid), and which is subordinated to the extent set forth in the Subordination Agreement.

     "Closing Date" means the Effective Date of the Plan (as such term is defined in the Plan).

     "Collateral" means the Mortgaged Property, the Collateral (as defined in the Security Agreement) and the Trademarks and Associated Goodwill (as defined in the Trademark Security Agreement), collectively.

     "Consolidated" or "consolidated," when used with reference to any amount, means such amount determined on a consolidated basis in accordance with generally accepted accounting principles, after the elimination of intercompany items, but excluding, in the case of the Company for any determination prior to the Closing Date, the financial results of (i) World Wide Financial Partnership, L.P., a Delaware limited partnership, and any successor in interest thereto other than the Company or a Subsidiary of the Company, and (ii) any Subsidiary of World Wide Financial Partnership, L.P.

     "Consolidated Fixed Charges" means, for any period, without duplication, the aggregate amount of (i) Consolidated Interest Expense, (ii) all but the principal component of rentals in respect of Capitalized Lease Obligations,
(iii) all principal payments (except to the extent included as part of Consolidated Interest Expense as amortization of original issue discount) required to be paid on Indebtedness of the Company and ROC pursuant to the Joint Plan (including, without limitation, the Class 4 Note, the Class 5 Notes, the Class 12 Note and the Class 13/14 Note) or on other claims pursuant to the Joint Plan, and (iv) one-third of consolidated lease expense with respect to all other leases of original terms of more than one year, paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles, but (v) excluding amounts due for prefunded periodic slot payments.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Company and its Subsidiaries that appears on the balance sheet of the Company for such period determined in accordance with generally accepted accounting principles, including amortization of original issue discount and all non-cash interest payments to any Person, the interest portion of any deferred payment obligation and the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries on a consolidated basis during such period.

     "Consolidated Net Income" means, for any period, the net earnings (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with generally accepted accounting principles; provided, however, that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such other Person during such period, (ii) except to the extent included pursuant to the foregoing clause (i), the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries, (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) any gains or losses attributable to Asset Sales.

     "Consolidated Net Worth" with respect to any Person means the consolidated shareholders' equity of such Person and its consolidated Subsidiaries, all as determined on a consolidated basis and in conformity with generally accepted accounting principles.

     "Debt" of any Person means any indebtedness, contingent or otherwise, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only a portion thereof), or (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) representing the balance deferred and unpaid of the purchase price of any property or interest therein (except any such balance that constitutes a trade payable not unpaid for more than 90 days to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services), or (iv) incurred in a sale-leaseback transaction, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles, or (v) representing reimbursement obligations with respect to letters of credit whether or not such obligations would appear on a balance sheet. Debt of the Company and ROC shall expressly include any and all debt securities and other indebtedness issued or incurred by each of them, respectively, pursuant to the Plan, including without limitation the Class 4 Note, the Class 5 Notes, the Class 12 Note and the Class 13/14 Note.

     "Deed of Trust" means the Deed of Trust, Assignment of Rents and Security Agreement, dated as of the Closing Date, as amended and supplemented from time to time.

     "Default" means any Event of Default and any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the First Mortgage Notes.

     "EBITDA" means, for any period, the sum of the amounts for the Company (or the Casino-Hotel division of Riviera, Inc., excluding non-operating costs or charges relating to the bankruptcy of Riviera, Inc.) and its Subsidiaries on a consolidated basis for such period, without duplication, of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense (including, without limitation, any amortization or original issue discount) and any other non-cash charges deducted in calculating Consolidated Net Income, plus (iii) provision for federal and state taxes based on income, plus (iv) depreciation and amortization expense, plus (v) extraordinary losses, minus (vi) extraordinary gains, minus
(vii) any non-cash items increasing Consolidated Net Income, all of the foregoing as determined in accordance with generally accepted accounting principles.

     "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock.

     "FF&E Indebtedness" means any Indebtedness incurred by the Company or any Subsidiary of the Company in connection with the acquisition by the Company or such Subsidiary after the Closing Date of furniture, fixtures, equipment and other assets not owned by the Company or any Subsidiary as of the Closing Date in connection with the ordinary course of business of the Company or the Subsidiary and otherwise permitted under this Supplemental Indenture, including Indebtedness incurred to finance, refinance or refund the cost of an item of property; provided, however, that (i) the principal amount of such Indebtedness does not exceed eighty percent (80%) of the lesser of (a) the fair market value of such equipment at the date of incurrence of FF&E indebtedness or (b) the original cost of all FF&E assets acquired subsequent to June 30, 1993 (except that with respect to any Gaming Devices, the percentage shall be 100%) and (ii) to the extent such Indebtedness is not repaid out of the proceeds of the sale of the furniture, fixtures and equipment (including Gaming Devices) by which such Indebtedness is secured ("Unsecured Amount"), such Unsecured Amount shall be subordinated indebtedness as contemplated by Section
4.07 of the Supplemental Indenture.

     "First Mortgage" means the Deed of Trust, the Security Agreement and the Trademark Security Agreement, the liens of which secure the obligations of the Company and ROC under the First Mortgage Notes, the Guarantee, the Indenture and the First Supplemental Indenture.

     "Fixed Charge Coverage Ratio" means the ratio of (i) the aggregate amount of projected EBITDA for the four fiscal quarters immediately following the date of determination, as determined in good faith by the Company's Board of Directors, to (ii) the aggregate Consolidated Fixed Charges accruing during the fiscal quarter in which the date of determination occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming for the purpose of such calculation, that the amount of Consolidated Fixed Charges will be the amount accruing on the amount of Indebtedness of the Company and its Subsidiaries outstanding on the date of determination and, for purposes of the three fiscal quarters immediately subsequent to the fiscal quarter in which the determination date occurs, will be an amount reasonably anticipated to be outstanding from time to time during such period.

     "Guaranteed Indebtedness" with respect to any obligation means:

          (1) any direct or indirect guaranty, discount with recourse or endorsement (other than of a negotiable instrument for collection or deposit in the ordinary course of business) of all or any part of such obligation;

          (2) any direct or indirect agreement or arrangement, contingent or otherwise, to purchase, repurchase or otherwise acquire any part or all of such obligation; or

          (3) any other direct or indirect agreement or arrangement the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation.

     The amount of a guaranty shall be deemed to be the maximum amount of the obligation guaranteed for which the guarantor could be held liable under such guaranty.

     "Holder" means a person in whose name a First Mortgage Note is registered.

     "Indebtedness" of any Person means the Debt of such Person plus, to the extent not otherwise included:

          (1) Guaranteed Indebtedness;

          (2) obligations of others secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed by such Person (provided that if the obligations have not been assumed such obligations shall be deemed to be in an amount equal to the fair market value of the property or properties to which the Lien relates, as determined in good faith by the board of directors of such Person);

          (3) Capitalized Lease Obligations;

          (4) the maximum repurchase or redemption price of any Disqualified Stock of such Person; and

          (5) any obligation with respect to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Indemnity Agreement" means that certain Indemnity Agreement, dated as of the Closing Date, as amended and supplemented from time to time.

     "Independent Counsel" means legal counsel appointed by the holders of a majority in aggregate principal amount of Outstanding First Mortgage Notes as of the date of determination, and shall include accountants, appraisers and other professionals retained by such legal counsel.

     "Legal Holiday" means a Saturday, Sunday or a day on which banking institutions in the State of Nevada or the State of New York are not required to be open.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Material Subsidiary" means (i) any Subsidiary of the Company which is a "significant subsidiary" within the meaning of that term as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date of the Indenture); (ii) any other Subsidiary of the Company or one or more Subsidiaries of the Company, directly or indirectly, which individually or in the aggregate is material to the business, earnings, properties, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole; and (iii) any Subsidiary of the Company that is a guarantor of the First Mortgage Notes.

     "Mortgaged Property" shall have the meaning specified in the Deed of Trust.

     "Net Available Cash Proceeds" means, with respect to any Asset Sale, the cash payments (including any cash received by way of deferred payment of Principal pursuant to a Cash Equivalent as and when so required) received from such Asset Sale net of the costs of the Asset Sale (including, without limitation, the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any FF&E Indebtedness or other Indebtedness secured by a Lien on the asset or group of assets disposed of, taxes and any finder's or broker's fees).

     "Non-restricted Subsidiary" means any Subsidiary of the Company (other than ROC) which is designated by the Company's Board of Directors as a Non-restricted Subsidiary for the purpose of making an investment permitted under the provision entitled "Restriction on Creation of Subsidiaries and Joint Ventures."

     "Officers' Certificate" means a certificate signed on behalf of the Company or ROC, or both, as the case may be, requiring the signature of two Officers, one of whom must be the Chairman of the Board, Chief Executive Officer, the President, the Chief Operating Officer, the Treasurer or a Vice- President of the Company or ROC, as the case may be.

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




     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be Independent Counsel or an employee of or counsel to the Company, ROC or the Trustee.

     "Outstanding" means, as of any particular time with respect to First Mortgage Notes, all First Mortgage Notes theretofore authenticated and delivered by the Trustee under the Indenture, except: (i) First Mortgage Notes theretofore paid, retired, redeemed, discharged or canceled, or First Mortgage Notes for the purchase, payment or redemption of which money or U.S. Government Obligations in the necessary amount shall have been deposited with, or shall then be held by, the Trustee or the Paying Agent (other than the Company) with irrevocable direction to apply such money or the proceeds of such U.S. Government Obligations to such purchase, payment or redemption; (ii) First Mortgage Notes deposited with or held in pledge by the Trustee under the Indenture, including any First Mortgage Notes so held under any sinking, improvement, maintenance, replacement or analogous fund; and (iii) First Mortgage Notes paid or in exchange or substitution for and/or in lieu of which other First Mortgage Notes have been authenticated and delivered pursuant to the Indenture (unless proof satisfactory to the Trustee is presented that any such First Mortgage Notes are held by bona fide purchasers).

     "Permitted Lien" means (i) any and all Liens on the assets of the Company or any of its Subsidiaries existing on the Closing Date (including the Liens created by the Company and ROC pursuant to the First Mortgage or liens securing any Refinancing Indebtedness to the extent that the Indebtedness refinanced was secured); (ii) Liens for taxes, assessments or governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (iii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (iv) Liens securing FF&E Indebtedness; (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (vi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (vii) attachment or judgment Liens not giving rise to a Default or an Event of Default; (viii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (ix) leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; and (x) Liens securing Indebtedness of a Non-restricted Subsidiary so long as such Indebtedness is not secured by the Collateral or any assets of the Company or any Subsidiary of the Company other than such Non-restricted Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal" of a debt security means the principal of the security plus the premium, if any, on the security.

     "Refinancing Indebtedness" means Indebtedness the proceeds of which are used to refinance, redeem, repurchase or refund all or part of the outstanding Indebtedness of the Company or its Subsidiaries if such refinancing Indebtedness
(i) does not have a stated maturity, a sinking fund obligation, a mandatory redemption payment or right on the part of the holder thereof to require payment of any or all such Indebtedness prior to the stated maturity of the Indebtedness being so refinanced, redeemed, repurchased or refunded and does not have a shorter average life of such Indebtedness; (ii) does not have a principal amount (excluding any amount which would constitute FF&E Indebtedness, or, if such refinancing Indebtedness is issued with original issue discount, an original issue price) in excess of the principal amount of the Indebtedness being so refinanced, redeemed, repurchased or refunded, plus customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; (iii) does not rank senior in any respect to the Indebtedness being so refinanced, redeemed, repurchased or refunded; and (iv) is not incurred by a Subsidiary of the Company to refund or refinance outstanding Indebtedness of the Company.

     "Related Group of Persons" means a "group" as used in Sections 13(d) and 14(d) of the Exchange Act.

     "Restricted Investment" means (i) any Advances or any direct or indirect loan or other extension of credit to, or guarantee of any Indebtedness of, any third Person (except in the case of ROC, the Guarantee); and (ii) any direct or indirect capital contribution to, purchase or other acquisition of any Capital Stock, partnership interest or other equity or ownership interest, debt security or other security of, or other investment in, any other Person; provided, however, that Restricted Investment shall not include (a) any investments in Cash Equivalents; (b) extensions of credit to customers in the ordinary course of business and consistent with prudent business practice; provided, however, that such exclusion shall not apply to gaming receivables maintained on ROC's books and records which exceed $6,000,000 in the aggregate principal amount to all customers at any one time (after provision for bad debts and not including any gaming receivables which are repaid on the date incurred); (c) up to $5,000,000 in the aggregate of time deposits of, and other bank accounts with, any bank or trust company organized under the laws of the United States of America or the State of Nevada having an office for the acceptance of deposits located in Clark County, Nevada; (d) payroll advances to non-management employees of such Person in accordance with prudent business practice; (e) the investments of the Company in ROC as of the Closing Date; (f) any Advances to the extent permitted under the provision entitled "Restrictions on Dividends, Other Payments and Investments," set forth above; and (g) any investments or payments permitted pursuant to the provisions entitled "Limitation on Additional Indebtedness," "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" and "Restrictions on Creation of Subsidiaries and Joint Ventures," set forth above, without duplication.

     "Restricted Payment" means one or more of the following: (a) any direct or indirect dividend on, or distribution to the holders (as such) of, any shares of the Capital Stock of the Company (other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of the Company); (b) any direct or indirect payment by or on behalf of the Company in connection with the redemption, purchase, acquisition or retirement for value of any Equity Interests of the Company or any Affiliate of the Company; (c) any direct or indirect dividend on, distribution to the holders (as such) of, any shares of the Capital Stock of any Subsidiary of the Company; (d) any direct or indirect payment by or on behalf of any Subsidiary of the Company in connection with the redemption, purchase, acquisition or retirement for value of any Equity Interests of the Company or any Affiliate of the Company or either of them (other than such Equity Interests owned by the Company or any directly or indirectly wholly-owned Subsidiary of the Company); or (e) any direct or indirect Advances by the Company or any Subsidiary of the Company.

     "Securities"  means  Securities   authenticated  and  delivered  under  the
Indenture.

     "Security Agreement" means that certain Security Agreement, dated as of the Closing Date, as amended and supplemented from time to time.

     "Subordinated Indebtedness" means any Indebtedness of the Company which (i) is subordinated in right of payment to the First Mortgage Notes; (ii) does not mature, and is not mandatorily redeemable by the Company or not subject to mandatory purchase by the Company, and does not have sinking fund obligations which commence, on or prior to the stated maturity of the First Mortgage Notes;
(iii) is not secured and has no right to become secured; (iv) is not guaranteed by a Subsidiary of the Company and has no right to be guaranteed unless the guaranty itself is subordinated in respect of payment to the Guarantee; and (v) is not convertible or exchangeable, at the option of the Company or the Holder, into any of the foregoing or into any Indebtedness of a Subsidiary of the Company.

     "Subsidiary" of any specified Person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, or by such Person and one or more Subsidiaries of such Person, or (ii) any other Person (other than a corporation) in which such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

     "Trademark Security Agreement" means the Trademark Security Agreement, dated as of the Closing Date, as amended and supplemented from time to time.

     "U.S. Government Obligations" means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged. In order to have money available on a payment date to pay Principal or interest on the First Mortgage Notes, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer's option.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences to holders of the First Mortgage Notes other than the Selling Securityholders. This summary is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which are retroactive. No opinion of counsel or ruling from the Internal Revenue Service ("IRS") will be requested by the Company on any tax issue connected with the First Mortgage Notes. Accordingly, no assurance can be given that the IRS will not challenge certain of the tax positions described herein or that such a challenge would not be successful.

     The discussion below does not address the foreign, state or local tax consequences to holders of the First Mortgage Notes, nor does it specifically address the tax consequences to holders subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and taxpayers subject to the alternative minimum tax). The discussion below assumes that the First Mortgage Notes will be held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion is limited to holders who acquire their First Mortgage Notes from one or more Selling Securityholders.

     The Revenue Reconciliation Act of 1993 (the "1993 Act") was enacted on August 10, 1993. The 1993 Act contains a number of substantial changes to the Code, including raising income tax rates for individuals and corporations. Prior to making an investment in First Mortgage Notes, potential investors should consult with their own tax advisor to determine the specific tax consequences of the 1993 Act to them.

     THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR OBTAINING INDIVIDUAL TAX ADVICE. ACCORDINGLY, EACH POTENTIAL INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH INVESTOR OF ACQUIRING AND HOLDING FIRST MORTGAGE NOTES.

Original Issue Discount; Issue Price; Interest

     Although the issue is not free from doubt, the Company believes that the First Mortgage Notes should not be treated, for federal income tax purposes, as traded on an established securities market at the time the First Mortgage Notes were issued. As a result, the Company believes that the issue price of the First Mortgage Notes is equal to their stated principal amount. If the issue price of the First Mortgage Notes is equal to their stated principal amount, then the First Mortgage Notes should not be treated as having been issued with any original issue discount ("OID"). The following discussion assumes that the First Mortgage Notes do not have any OID.

     A holder of a First Mortgage Note who uses the accrual method of accounting will be required to include in income for each taxable year interest at a rate equal to 11% per annum. A holder of a First Mortgage Note who uses the cash method of accounting will be required to include in income for each taxable year an amount equal to any interest payments received.

Acquisition Premium

     If a holder of a First Mortgage Note acquired the note for a purchase price that exceeded the note's stated principal amount, then the holder may elect to deduct such excess as amortizable bond premium over the term of the First Mortgage Note.

Market Discount

     If a holder of a First Mortgage Note acquired the note for a purchase price that is less than the note's stated principal amount, then such First Mortgage Note will be treated as a "market discount bond." In general, a "market discount bond" is a debt instrument with a stated principal amount greater than the tax basis of the debt instrument in the hands of the holder immediately after its acquisition. The Code generally requires gain upon the sale, redemption or other disposition of a "market discount bond" to be recognized as ordinary income to the extent the market discount accrued during the holder's period of ownership. Under a statutory de minimis exception, market discount is deemed not to exist if the excess of the principal amount of the debt instrument over the holder's tax basis is less than the product of .25% of the principal amount of the debt instrument multiplied by the number of complete years from the acquisition date to the date of maturity. Market discount is not required to be recognized upon the disposition of a market discount bond pursuant to certain nonrecognition transactions such as a recapitalization under Section 368(a)(1)(E) of the Code.

     The market discount rules generally provide that if a holder of a debt instrument that was purchased at a market discount thereafter realizes gain upon a disposition or a redemption of the debt instrument, the lesser of such gain or the portion of the market discount that accrued on a straight-line basis (or on a constant interest rate basis, if such basis of accrual has been chosen by the holder under Section 1276(b) of the
Code) while the debt instrument was held by such holder will be taxed as ordinary income at the time of such disposition. If a holder makes a gift of a debt instrument with market discount, the accrued market discount will be recognized as if such holder had sold the market discount bond for a price equal to its fair market value. The disposition of a market discount bond at the death of the holder should not result, however, in the recognition of income under the market discount rules. The market discount rules also provide that a holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     A holder of a market discount bond may elect to include market discount in gross income as the discount accrues either on a straight-line or constant interest rate basis. This current inclusion election, once made, applies to all market discount bonds acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a market discount bond makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such bonds, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such bonds will not apply.

     Under the 1993 Act, for individuals, the maximum federal income tax rate for ordinary income was raised to 39.6% while the maximum federal income tax rate for capital gains remained at 28%. As discussed above, the market discount rules convert a portion of the gain upon a disposition of a market discount bond from capital gain to ordinary income. Therefore, the 1993 Act (together with the market discount rules) could affect the resale of a First Mortgage Note.

Sale, Exchange or Redemption of First Mortgage Notes

     In general, a holder of First Mortgage Notes will recognize gain or loss on the sale, exchange or redemption of such notes measured by the difference between (a) the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and (b) the holder's tax basis in the First Mortgage Notes. Except to the extent discussed below, and except to the extent the First Mortgage Notes have accrued market discount, any such gain or loss should be capital gain or loss. If all or a portion of the First Mortgage Notes are redeemed prior to maturity, it is possible that the IRS would assert that when the notes were issued there was an intention to call the notes prior to maturity. In such case, all or a portion of any gain recognized on the redemption could be treated as ordinary income.

Classification of the First Mortgage Notes

     The Company intends to treat the First Mortgage Notes as debt for federal income tax purposes. This treatment will be binding on the Company and on any holder who does not disclose an inconsistent treatment on his tax return, but will not be binding on the IRS.

Backup Withholding and Information Reporting

     A non-corporate holder of First Mortgage Notes may be subject to backup withholding at the rate of 31% with respect to "reportable payments" which include interest paid on the First Mortgage Notes. The payor will be required to deduct and withhold the prescribed amounts if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required,
(b) the IRS notifies the payor that the TIN furnished by the payee is incorrect,
(c) there has been a "notified payee under reporting" described in Section 3406(c) of the Code, or (d) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under
Section 3406(a)(1)(C) of the Code. In general, if any one of the events listed above occurs, the Company may be required to withhold an amount equal to 31% from any reportable payment pursuant to the terms of the First Mortgage Notes to a non-corporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liability, so long as the required information is provided to the IRS.

     The Company will report to the holders of First Mortgage Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the notes.


                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell the First Mortgage Notes: (i) in an underwritten offering or offerings, (ii) through brokers and dealers, (iii) "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such First Mortgage Notes, and (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers.


     The distribution of First Mortgage Notes may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis.

     In connection with such underwritten offering, underwriters or agents may receive compensation from the Selling Securityholders or from purchasers of First Mortgage Notes for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell First Mortgage Notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of First Mortgage Notes may be deemed to be underwriters, and any profit on the sale of First Mortgage Notes by the Selling Securityholders and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of First Mortgage Notes may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

     The sale of the First Mortgage Notes by the Selling Securityholders may also be effected from time to time by selling First Mortgage Notes directly to purchasers or to or through certain broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Securityholders or may purchase from the Selling Securityholders all or a portion of the First Mortgage Notes as principal and thereafter may resell any First Mortgage Notes so purchased. Sales by any such broker-dealer, acting as agent or as principal, may be made pursuant to any of the methods described below. Such sales may be made on the securities exchanges on which the First Mortgage Notes are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The First Mortgage Notes may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such First Mortgage Notes as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker- dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; and (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Securityholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the First Mortgage Notes which is not expected to exceed that customary in the types of transactions involved.

     Each of the Selling Securityholders entered into a letter agreement in 1993 (the "Agency Agreement") with Prudential Securities Incorporated ("Prudential Securities"). Pursuant to the Agency Agreement, the Selling Securityholders engaged Prudential Securities to act as their exclusive agent during the 21-day period beginning on the effective date of the Registration Statement to arrange, on a best efforts basis, one or more transactions for the purchase of all or a portion of the First Mortgage Notes to be offered for sale by the Selling Securityholders. Prudential Securities was to receive from such Selling Securityholders compensation in the amount of 1% of the principal amount of First Mortgage Notes sold in any such transactions. In connection with these arrangements, the Company entered into a letter agreement with Prudential Securities under which the Company agreed, among other things, to reimburse Prudential Securities for certain legal expenses incurred by it in connection with its efforts as agent for such Selling Securityholders, in the event such expenses exceed the compensation received by Prudential Securities from such Selling Securityholders. The Company also agreed to indemnify Prudential Securities against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. No First Mortgage Notes were sold in the offering, however an aggregate principal amount of $6,229,000 of the First Mortgage Notes were sold subsequent to the offering.

     The Company will pay all of the expenses incident to the offering and sale of the First Mortgage Notes, other than commissions, discounts and fees of underwriters, dealers or agents. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                     EXPERTS

     The financial statements of Riviera, Inc., Hotel & Casino Division (Predecessor to Riviera Holdings Corporation) for the six-month period ended June 30, 1993, included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which include explanatory paragraphs concerning substantial doubt about the Company's ability to continue as a going concern, bankruptcy proceedings and litigation) herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Riviera Holdings Corporation as of December 31, 1994 and 1995, and for the six-month period ended December 31, 1993, and years ended December 31, 1994 and 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

RIVIERA HOLDINGS CORPORATION

TABLE OF CONTENTS
- -----------------------------------------------------------------------------------------------------------




                                                                                                      Page


Riviera Holdings Corporation (Successor to Riviera, Inc.,
   Casino-Hotel Division)


   Independent Auditors' Report                                                                       F-1

   Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (unaudited)        F-2

   Consolidated Statements of Operations for the Six Month Period Ended December
      31, 1993 and for the Years Ended December 31, 1994 and 1995
     and for the Three Months Ended March 31, 1995 and 1996 (unaudited)                               F-3

   Consolidated Statements of Shareholders' Equity for the Six Month Period
      Ended December 31, 1993 and for the Years Ended December 31, 1994 and 1995
     and for the Three Months Ended March 31, 1996 (unaudited)                                        F-4

   Consolidated Statements of Cash Flows for the Six Month Period Ended December
      31, 1993 and for the Years Ended December 31, 1994 and 1995
     and for the three months ended March 31, 1995 and 1996 (unaudited)                               F-5

   Notes to Consolidated Financial Statements                                                         F-6

Riviera, Inc. Casino-Hotel Division (Predecessor to Riviera Holdings Corporation)

   Independent Auditors' Report                                                                      F-16

   Statement of Operations and Division Deficit for the Six Month Period
      Ended June 30, 1993                                                                            F-18

   Statement of Cash Flows for the Six Month Period Ended June 30, 1993                              F-19

   Notes to Financial Statements                                                                     F-20

INDEPENDENT AUDITORS' REPORT


Riviera Holdings Corporation
d.b.a. Riviera Hotel & Casino
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Riviera Holdings Corporation and its subsidiary (the "Company") d.b.a. Riviera Hotel & Casino (Successor to Riviera, Inc., Casino-Hotel Division) as of December 31, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for the six months ended December 31, 1993 and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the six months ended December 31, 1993 and the years ended December 31, 1994 and 1995, respectively, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 16, 1996

RIVIERA HOLDINGS CORPORATION
(Successor to Rivera, Inc., Casino-Hotel Division)

CONSOLIDATED BALANCE SHEETS
- ------------------------------------------------------------------------------------------------------------------------------

                                                                                            December 31,
                                                                                            ------------
ASSETS                                                                                  1994           1995      March 31,1996
                                                                                        ----           ----      -------------
                                                                                                                  (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1) ...........................................   $ 16,425,357   $ 21,962,021   $ 27,886,842
  Accounts receivable, net (Notes 1 and 2) .....................................      5,081,440      4,334,364      4,227,326
  Inventories (Note 1) .........................................................      2,272,226      2,186,500      2,664,765
  Prepaid expenses and other assets ............................................      2,389,294      2,601,519      2,496,911
                                                                                   ------------   ------------   ------------
           Total current assets ................................................     26,168,317     31,084,404     37,275,844
                                                                                   ------------   ------------   ------------

PROPERTY AND EQUIPMENT, NET (Notes 1, 3,
  5 and 7) .....................................................................    120,024,339    121,049,407    121,395,964
                                                                                   ------------   ------------   ------------

OTHER ASSETS ...................................................................      4,376,444      4,758,921      3,112,118
                                                                                   ------------   ------------   ------------

RESTRICTED CASH FOR PERIODIC
  SLOT PAYMENTS (Notes 1 and 5) ................................................      1,356,321      1,038,721      1,038,725
                                                                                   ------------   ------------   ------------

TOTAL ASSETS ...................................................................   $151,925,421   $157,931,453   $162,822,651
                                                                                   ============   ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES: (Note 1)
  Current portion of long-term debt (Note 5) ...................................   $  2,983,452   $  2,321,967   $  1,819,160
  Accounts payable (Note 4) ....................................................      7,375,125      8,408,298      7,228,745
  Current income taxes payable (Note 6) ........................................        572,619         50,716        746,715
  Accrued expenses (Note 4) ....................................................      8,874,325      9,596,275     12,394,417
                                                                                   ------------   ------------   ------------
           Total current liabilities ...........................................     19,805,521     20,377,256     22,189,037
                                                                                   ------------   ------------   ------------

DEFERRED INCOME TAXES PAYABLE (Note 6) .........................................      2,010,381      3,022,999      3,562,999
                                                                                   ------------   ------------   ------------

LONG-TERM DEBT, NET OF
  CURRENT PORTION (Notes 1 and 5) ..............................................    110,171,149    108,249,315    108,316,163
                                                                                   ------------   ------------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 9)
SHAREHOLDERS' EQUITY: (Note 1)
  Common stock ($.001 par value; 20,000,000 shares
    authorized; 4,800,000 shares issued and outstanding) .......................          4,800          4,800          4,800
  Additional paid-in capital ...................................................     12,536,902     12,536,902     12,536,902
  Retained earnings ............................................................      7,396,668     13,740,181     16,212,750
                                                                                   ------------   ------------   ------------
           Total shareholders' equity ..........................................     19,938,370     26,281,883     28,754,452
                                                                                   ------------   ------------   ------------

TOTAL LIABILITIES AND  SHAREHOLDERS' EQUITY ....................................   $151,925,421   $157,931,453   $162,822,651
                                                                                   ============   ============   ============


See notes to consolidated financial statements.

RIVIERA HOLDINGS CORPORATION
(Successor to Rivera, Inc., Casino-Hotel Division)
CONSOLIDATED STATEMENTS OF OPERATIONS
- -----------------------------------------------------------------------------------------------------------------------------
                                            Six Months
                                               Ended                Year Ended                  Three Months Ended
                                           December 31,            December 31,                      March 31
                                               1993            1994            1995            1995            1996
                                               ----            ----            ----            ----            ----
REVENUES: (Note 1)                                                                                  (Unaudited)
  Casino ................................  $  41,157,934    $  82,060,223    $  77,337,403    $  19,152,184    $  20,165,297
  Rooms .................................     17,807,605       35,421,893       39,449,410       10,467,452       11,257,384
  Food and beverage .....................     11,759,984       22,960,619       21,894,987        5,525,835        5,828,257
  Entertainment .........................      8,421,951       16,945,408       14,423,286        2,264,010        5,524,502
  Other (Note 7) ........................      4,230,333        9,390,397        9,514,956        2,552,605        2,583,817
                                           -------------    -------------    -------------     ------------    -------------
                                              83,377,807      166,778,540      162,620,042       39,962,086       45,359,257
  Less promotional allowances (Note 1) ..      7,157,409       12,857,269       11,873,171        2,765,766        3,636,262
                                           -------------    -------------    -------------     ------------    -------------
           Net revenues .................     76,220,398      153,921,271      150,746,871       37,196,320       41,722,995
                                           -------------    -------------    -------------     ------------    -------------

COSTS AND EXPENSES: (Notes 1 and 7)
  Direct costs and expenses of operating
  departments:
    Casino ..............................     25,532,783       48,825,420       45,325,477       11,102,415       12,406,998
    Rooms ...............................      8,456,241       17,594,375       18,786,986        4,718,799        4,666,563
    Food and beverage ...................      7,796,191       15,588,405       15,768,445        3,910,896        3,922,068
    Entertainment .......................      7,897,380       13,981,976       10,328,960        1,581,987        3,722,726
    Other ...............................      1,838,915        3,515,989        3,526,635          892,435          970,728
  Other operating expenses:
    Selling, general and administrative .     13,426,751       27,831,092       28,742,147        7,223,781        7,460,107
    Provision for bad debts (Note 2) ....        106,561          991,048          477,638          342,490          143,053
    Depreciation and amortization .......      2,398,816        5,674,131        6,810,719        1,594,980        1,888,022
                                           -------------    -------------    -------------     ------------    -------------
           Total costs and expenses .....     67,453,638      134,002,436      129,767,007       31,367,783       35,180,265
                                           -------------    -------------    -------------     ------------    -------------

INCOME FROM OPERATIONS ..................      8,766,760       19,918,835       20,979,864        5,828,537        6,542,730

OTHER INCOME (EXPENSE):
  Interest expense (Notes 5 and 7) ......     (6,381,751)     (12,763,799)     (12,453,351)      (3,139,588)      (3,061,400)
  Interest income .......................        221,928          509,695        1,149,000          224,631          277,239
                                           -------------    -------------    -------------     ------------    -------------
           Total other income (expense) .     (6,159,823)     (12,254,104)     (11,304,351)      (2,914,957)      (2,784,161)
                                           -------------    -------------    -------------     ------------    -------------

INCOME BEFORE PROVISION FOR
   INCOME TAXES .........................      2,606,937        7,664,731        9,675,513        2,913,580        3,758,569
PROVISION FOR INCOME TAXES
  (Notes 1 and 6) .......................                       2,875,000        3,332,000        1,005,000        1,286,000
                                           -------------    -------------    -------------     ------------    -------------
NET INCOME ..............................  $   2,606,937    $   4,789,731    $   6,343,513     $  1,908,580    $   2,472,569
                                           =============    =============    =============     ============    =============

WEIGHTED AVERAGE COMMON
  OUTSTANDING - PRIMARY AND
  FULLY SHARES DILUTED (Note 1) .........      4,800,000        4,800,000        5,040,720        4,800,000        5,048,178
                                               =========        =========        =========        =========        =========

EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE -
  PRIMARY AND FULLY COMMON
  DILUTED (Note 1) ......................          $0.54            $1.00            $1.26            $0.40            $0.49
                                                   =====            =====            =====            =====            =====


See notes to consolidated financial statements

RIVIERA HOLDINGS CORPORATION
(Successor to Rivera, Inc., Casino-Hotel Division)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE SIX MONTH PERIOD ENDED
DECEMBER 31, 1993 AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE
THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
- --------------------------------------------------------------------------------------------


                                                     Additional
                            Shares        Common       Paid-in        Retained
                         Outstanding       Stock       Capital        Earnings     Total
                         -----------       -----       -------        --------     -----

BALANCES, JULY 1, 1993     4,800,000   $     4,800   $12,536,902                 $12,541,702

NET INCOME ...........                                             $ 2,606,937     2,606,937
                          ----------   -----------   -----------  ------------    ----------

BALANCES,
  DECEMBER 31, 1993 ..     4,800,000         4,800    12,536,902     2,606,937    15,148,639

NET INCOME ...........                                               4,789,731     4,789,731
                          ----------   -----------   -----------  -----------     ----------

BALANCES,
  DECEMBER 31, 1994 ..     4,800,000         4,800    12,536,902     7,396,668    19,938,370

NET INCOME ...........                                               6,343,513     6,343,513
                          ----------   -----------   -----------  ------------    ----------

BALANCES,
  DECEMBER 31, 1995 ..     4,800,000         4,800    12,536,902    13,740,181    26,281,883

NET INCOME (Unaudited)                                               2,472,569     2,472,569
                          ----------   -----------   -----------  ------------    ----------

BALANCES MARCH 31,
  1996 (UNAUDITED) ...   $ 4,800,000   $     4,800   $12,536,902   $16,212,750   $28,754,452
                         ===========   ===========   ===========   ===========   ===========


See notes to consolidated financial statements.

RIVIERA HOLDINGS CORPORATION
(Successor to Riviera, Inc., Casino-Hotel Division)
CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------------------------------------------------------
                                                        Six Months
                                                           Ended                Year Ended                  Three Months Ended
                                                       December 31,            December 31,                     March 31,
                                                           1993            1994            1995            1995            1996
                                                           ----            ----            ----            ----            ----
                                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income .......................................   $  2,606,937   $   4,789,731   $   6,343,513   $   1,908,580    $  2,472,569
  Adjustments to reconcile net income
    to net cash provided by operating activities:
    Depreciation and amortization ..................      2,398,816       5,674,131       6,810,719       1,594,980       1,888,022
    Provision for bad debts ........................        106,561         991,048         477,638         342,490         143,053
    Provision for gaming discounts .................         30,000         133,000         142,500          17,500          13,750
    Interest expense ...............................      6,381,751      12,763,799      12,453,351       3,139,588       3,061,400
    Interest paid ..................................     (8,779,761)    (13,051,993)    (12,489,217)       (200,425)       (140,924)
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable ...       (186,529)     (1,116,050)        126,938         542,233         (49,765)
      Decrease (increase) in inventories ...........       (480,070)       (508,066)         85,726         (13,190)       (478,265)
      Decrease (increase)  in prepaid expenses
        and other assets ...........................      1,237,814        (310,134)       (212,225)       (203,798)        104,608
      Decrease (increase) in restricted cash for
        periodic slot payments .....................        114,593         591,129         317,600             (13)
      Increase (decrease)  in accounts payable .....      1,503,057       1,064,205       1,033,173        (112,173)     (1,179,588)
      (Decrease) increase in accrued expenses ......     (5,102,252)      2,393,473         757,816         489,134        (122,334)
      Increase (decrease) in current income
        taxes payable ..............................                        572,619        (521,903)        170,000         695,999
      Increase in deferred income taxes payable ....                      2,010,381       1,012,618         235,000         540,000
      Increase in non-qualified pension plan
        obligation to CEO upon retirement ..........        935,004         375,000         399,996          99,999         106,177
                                                       ------------   -------------   -------------   -------------    ------------
           Net cash provided by operating activities        765,921      16,372,273      16,738,243       8,009,905       7,054,732
                                                       ------------   -------------   -------------   -------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment ..     (4,307,281)     (8,933,231)     (7,835,787)     (1,899,168)     (2,234,578)
  Increase in other assets .........................                     (1,505,468)       (382,477)        208,424       1,646,803
                                                       ------------   -------------   -------------   -------------    ------------
           Net cash used in investing activities ...     (4,307,281)    (10,438,699)     (8,218,264)     (1,690,744)       (587,775)
                                                       ------------   -------------   -------------   -------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings ...............        517,815         674,889         175,986          40,890          49,179
  Payments on long-term borrowings .................     (5,176,000)     (3,370,768)     (3,159,301)       (628,828)       (591,315)
                                                       ------------   -------------   -------------   -------------    ------------
           Net cash used by financing activities ...     (4,658,185)     (2,695,879)     (2,983,315)       (587,938)       (542,136)
                                                       ------------   -------------   -------------   -------------    ------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS .................................     (8,199,545)      3,237,695       5,536,664       5,731,223       5,924,821

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD ........................................     21,387,207      13,187,662      16,425,357      16,425,357      21,962,021
                                                       ------------   -------------   -------------   -------------    ------------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD ........................................   $ 13,187,662    $ 16,425,357    $ 21,962,021    $ 22,156,580    $ 27,886,842
                                                       ============    ============    ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW

  INFORMATION - Income taxes paid ..................                   $   292,000     $  2,852,000    $    600,000      $   50,000
                                                                       ===========     ============    ============      ==========

See notes to consolidated financial statements.

RIVIERA HOLDINGS CORPORATION
(Successor to Riviera, Inc., Casino-Hotel Division)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

      Riviera Holdings Corporation (the "Company") and its wholly-owned subsidiary Riviera Operating Corporation ("ROC") were incorporated on January 27, 1993 in order to acquire all assets and liabilities of Riviera, Inc. Casino-Hotel Division (the "Division") on June 30, 1993 (the "Effective Date") pursuant to the Second Amended Joint Plan of Reorganization dated January 8, 1993, (the "Plan") for Riviera, Inc. which was confirmed by the United States Bankruptcy Court for the District of Nevada (the "Court") at a hearing on February 11, 1993. The Plan was modified by an order of the Court entered March 25, 1993, and was further modified by an order entered by the Court on June 4, 1993.

      On June 29, 1993, the Company obtained regulatory approval of its gaming application from the State of Nevada. For financial reporting purposes it is assumed the Effective Date of the Plan was on midnight June 30, 1993 with the assets and liabilities being transferred from the Division to the Company on July 1, 1993. In connection with the effectiveness of the Plan, the Company and its wholly-owned subsidiary, ROC, acquired all of the assets of Riviera, Inc. relating to the Division. On the Effective Date the Company issued to holders of Floating Rate First Mortgage Notes, Floating Rate First Mortgage Reset Notes and Second Series Floating Rate First Mortgage Notes of the Division (a) 4,800,000 shares of its common stock (post stock split), par value $.001 per share and (b) an aggregate of $100,000,000 First Mortgage Notes due December 31, 2002 in exchange for $126,000,000 in Division bonds and $15,156,000 in accrued interest. The Company also issued other notes to unsecured creditors of the Division (see Note 5).

      In July 1994, management established a new division, Riviera Gaming Management, Inc. ("RGM") for the purpose of obtaining management contracts in Nevada and other jurisdictions. In August 1995, RGM incorporated in the state of Nevada as a wholly owned subsidiary of ROC.

      On November 16, 1995, the shareholders of the Company approved an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of common stock from 5,000,000 to 20,000,000 and a four for one stock split. Accordingly, per share information, average number of shares outstanding and number of shares outstanding in the accompanying consolidated financial statements have been adjusted for the stock split as of the earliest date presented (July 1, 1993).

      Nature of Operations

      The sole line of business of the Company is the operation of the Riviera Hotel and Casino in Las Vegas, Nevada. The Company is engaged in a single industry segment, the operation of a hotel/casino with restaurants and related facilities.

      Casino operations are subject to extensive regulation in the State of Nevada by the Gaming Control Board and various other state and local regulatory agencies. Management believes that the Company's procedures for supervising casino operations, for recording casino and other revenues and for granting credit comply, in all material respects, with the applicable regulations.

      Interim Financial Information

      The financial information at March 31, 1996 and for the three months ended Mach 31, 1995 and 1996, is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the three months ended March 31, 1995 and 1996, are not necessarily indicative of the results that will be achieved for the entire year.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries ROC and RGM. All material intercompany accounts and transactions have been eliminated.

      Cash and Cash Equivalents

      All highly liquid investments securities with a maturity of three months or less when acquired are considered to be cash equivalents. The Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities," during fiscal 1995. In accordance with SFAS 115, prior year's financial statements have not been restated to reflect the change in accounting method. There was no cumulative effect as a result of adopting SFAS 115 in 1995.

      The Company's investment securities, along with certain cash and cash equivalents that are not deemed securities under SFAS 115, are carried on the consolidated balance sheets in the cash and cash equivalents category. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities, and requires that such securities to be classified as either held-to-maturity, trading or available-for-sale. Management determines the appropriate classification of its investment securities at the time of purchase and re-evaluates such determination at each balance sheet date. Pursuant to the criteria that are prescribed by SFAS 115, the Company has classified its investment securities in inventory as of December 31, 1994, and acquired during fiscal 1995 as held to maturity. Held to maturity, securities are required to be carried at amortized cost. At December 31, 1995, securities classified as held to maturity were comprised of debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies and repurchase agreements with an amortized cost of $15,000,000 maturing in three months or less.

      Inventories

      Inventories consist primarily of food, beverage, gift shop and promotional inventories and are stated at the lower of cost (determined on a first-in, first-out basis) or market.

      Property and Equipment

      Property and equipment are stated at the lower of cost or market, and capitalized lease assets are stated at the lower of the present value of future minimum lease payments at the date of lease inception or market value. Interest incurred during construction of new facilities or major additions to facilities is capitalized and amortized over the life of the asset. Depreciation is computed by the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets, which range from 5 to 40 years. The costs of normal maintenance and repairs is charged to expense as incurred. Gains or losses on disposals are recognized as incurred.

      Restricted Cash for Periodic Slot Payments

      At December 31, 1994 and 1995, the Company had interest-bearing deposits with a commercial bank in the amount of $1,356,321 and $1,038,721, respectively, which are restricted as to use. These amounts represent deposits required by the State of Nevada Gaming Control Board to fund periodic slot payments due customers through the year 2000.

      Fair Value Disclosure as of December 31, 1995

      Cash and cash equivalents, accounts receivable, restricted cash for periodic slot payments, accounts payable and accrued liabilities - The carrying value of these items are a reasonable estimate of their fair value.

      Long-term Debt - The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the estimated fair value of long-term debt is approximately $108,071,000.

      Casino Revenue

      The Company recognizes, as gross revenue, the net win from gaming activities, which is the difference between gaming wins and losses.

      Promotional Allowances

      Promotional allowances consist primarily of accommodations, entertainment, and food and beverage services furnished without charge to customers. The retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowances.

      The estimated costs of providing promotional allowances are classified as costs of the casino operating department through interdepartmental allocations. These allocations for the six months ended December 31, 1993 and for the years ended December 31, 1994 and 1995 are as follows:


                                      1993           1994            1995
                                      ----           ----            ----

          Food and beverage        $3,891,657    $ 7,225,082    $ 6,569,608
          Rooms                     1,146,324      1,842,542      1,451,464
          Entertainment             1,176,150      2,120,987      2,279,527
                                    ---------      ---------      ---------
          Total costs allocated
            to casino              $6,214,131    $11,188,611    $10,300,599
                                   ==========    ===========    ===========


      Federal Income Taxes

      The Company and its subsidiaries file a consolidated federal tax return. Effective July 1, 1993, the Company adopted SFAS 109. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (ii) operating loss and tax credit carryforwards.

      Net Income Per Share

      Earnings per common and common equivalent share and earnings per common shares assuming full dilution are computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock.

      Estimates and Assumptions

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates.

      Recently Issued Accounting Standards

      In March 1995, the FASB issued Statement No. 121 ("SFAS 121") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Based on management's preliminary analysis, the Company does not anticipate that the adoption of SFAS 121 will have a material impact on the consolidated financial statements.

      In October 1995, the FASB issued Statement No. 123 ("SFAS 123") Accounting for Stock-Based Compensation which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS 123 is generally effective for fiscal years beginning after December 15, 1995. The Company intends to provide the pro forma and other additional disclosures about stock-based employee compensation plans in its 1996 consolidated financial statements as required by SFAS 123.

      Reclassifications

      Certain reclassifications have been made to the 1993 and 1994 financial statements to conform with the current year presentation.

2.    ACCOUNTS RECEIVABLE

      Accounts receivable at December 31 consist of the following:


                                                     1994              1995
                                                     ----              ----

          Casino                                 $  3,850,983      $  2,580,750
          Hotel                                     2,654,305         2,494,239
                                                 ------------      -----------
          Total                                     6,505,288         5,074,989
          Less allowance for bad debts
            and discounts                           1,423,848           740,625
                                                 ------------      -----------
          Total                                  $  5,081,440      $  4,334,364
                                                 ============      ============


      Changes in the casino and hotel allowance for bad debts and discounts for the year ended December 31 consist of the following:

                                                     1994              1995
                                                     ----              ----

          Beginning balance, January 1           $  1,143,876      $  1,423,848
          Write-offs                               (1,029,948)       (1,357,543)
          Recoveries                                  185,872            54,182
          Provision for bad debts                     991,048            477,638
          Provision for gaming discounts              133,000            142,500
                                                 ------------      -----------
          Ending balance, December 31            $  1,423,848      $    740,625
                                                 ============      ============


 3.   PROPERTY AND EQUIPMENT

      Property and equipment at December 31 consist of the following:



                                                     1994               1995
                                                     ----               ----

          Land and improvements                $   21,751,221      $  21,751,221
          Buildings and improvements               75,581,922         75,874,819
          Equipment, furniture, and fixtures       30,764,143         38,307,033
                                               --------------      ------------
               Total property and equipment       128,097,286        135,933,073
          Less accumulated depreciation             8,072,947        14,883,666
                                               --------------      ------------
          Net property and equipment           $  120,024,339      $ 121,049,407
                                               ==============      =============



 4.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable at December 31 consist of the following:


                                                     1994              1995
                                                     ----              ----

          Outstanding chip and token liability   $     662,386     $     854,323
          Casino account deposits                      940,112           641,728
          Unpaid race and sports book winners           32,914            25,867
          Miscellaneous gaming                         580,596           850,013
                                                  ------------      -----------
              Total liabilities related to
                 gaming activities                   2,216,008         2,371,931
          Accounts payable to vendors                3,602,528         4,496,987
          Hotel deposits                             1,204,962         1,414,957
          Other                                        351,627           124,423
                                                  ------------      -----------
          Total                                   $  7,375,125      $  8,408,298
                                                  ============      ============


      Accrued expenses at December 31 consist of the following:


                                                   1994                1995
                                                   ----                ----

          Payroll, related payroll taxes
            and vacation                      $    4,068,508     $    5,094,538
          Health and other liability claims        1,217,407            547,475
          Union benefits and dues                    944,216            815,486
          Progressive slot machine liability         300,623             226,195
          Taxes                                      466,861             569,397
          Professional fees                          311,775            164,076
          Incentive and pension plans              1,508,673          2,209,428
          Interest                                    56,262             20,396
                                              --------------     --------------
          Total                               $    8,874,325     $     9,646,991
                                              ==============     ===============

 5.   LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt at December 31 consists of the following:

                                                                                    1994                1995
                                                                                    ----                ----
First Mortgage Notes maturing on December 31, 2002, bearing interest at the rate of 11% per annum, payable semi-annually on June 30 and December 31, redeemable beginning June 1, 1998, at 104.3125%; 1999 at 102.8750%; 2000 at 101.4375%;
  and 2001 and thereafter at 100%. These notes are collateralized by the
  physical structures comprising the Riviera Hotel and Casino.                    $  100,000,000      $  100,000,000

Unsecured, non-interest bearing promissory note in an original principal amount of $4,200,000 (the "Class 4 Note") to settle the claims of architects, contractors, engineers, material suppliers and others, payable in six equal semi-annual
  instalments of $525,000 discounted at 16.8%.                                         1,343,285             484,214

Two unsecured, non-interest bearing promissory notes in an aggregate original principal amount of $1,312,000 (the "Class 5 Notes") to settle the claims of a construction company and title company, payable in five equal semi-annual payments of $125,167 and a sixth and final instalment of $50,165 and 12 equal monthly
  instalments of $7,000.  Both notes are discounted at 16.8%.                            261,452               46,429

Unsecured, non-interest bearing promissory note in an original principal amount of $6,500,000 (the "Class 12 Note ") to settle claims of the general unsecured creditors of Riviera, Inc, payable
  in semi- annual instalments of  $750,000 discounted at 16.8%.                        2,629,538           1,526,336

Unsecured, non-interest bearing promissory note in an original principal amount of $8,000,000 (the "Class 13/14 Note") to settle the claims of the former sole shareholder, and his affiliates, payable to a bank in semi-annual instalments of $250,000 until the Class 12 Note is paid in full and commencing on the next payment due thereafter in semi-annual instalments
  of $750,000 discounted at 16.8%.                                                     3,982,515           4,158,501

Notes payable to equipment manufacturers, secured by slot
  machines and other equipment.                                                          290,704

Capitalized lease obligations (see Note 7).                                            1,640,262           1,341,327

Unsecured, promissory notes in the original principal amount of $441,262, bearing interest at the rate of 8.5% per
  annum, payable monthly and maturing December 31, 1998.                                 340,629             265,966

Periodic slot payments due customers through 2000, prefunded by                        1,356,212           1,038,509
  restricted cash (see Note 1).

Non-qualified pension plan obligation to the CEO of the Company, payable in 20 quarterly instalments upon expiration of his
  employment contract.                                                                 1,310,004           1,710,000
                                                                                  --------------      --------------
Total long-term debt                                                                 113,154,601         110,571,282
Less current maturities by terms of debt                                               2,983,452           2,321,967
                                                                                  --------------      --------------
Total                                                                             $  110,171,149      $  108,249,315
                                                                                  ==============      ==============

      Maturities of long-term debt for the years ending December 31 were as follows:


     1996                                                           2,321,967
     1997                                                           2,055,120
     1998                                                           1,879,808
     1999                                                           1,843,989
     2000                                                           1,897,495
     Thereafter                                                   100,572,903
                                                               --------------

     Total                                                     $ 110,571,282
                                                               =============


      The Indenture for the First Mortgage Notes imposes certain financial covenants and restrictions on the Company, including but not limited to the maintenance of a minimum consolidated net worth, which should not be less than $2,542,000 for any two consecutive fiscal quarters, and limitations on (i) dividends on common stock, (ii) liquidation of assets,
      (iii) incurrence of indebtedness (iv) creation of subsidiaries and joint ventures and (v) capital purchases. Capital purchases are limited to cash expenditures of $7,750,000 for the year ended December 31, 1994 and in succeeding years to $6,000,000 plus 80% of cumulative available cash flow from the Company's inception at July 1, 1993, to the extent that this cash flow has not been utilized in any prior year. Management believes the Company is in compliance with the covenants of the Indenture.

      Effective September 8, 1995, the Board of Directors and holders of 94% of the Company's First Mortgage Notes approved amendments to certain note restrictive covenants. Noteholders who consented to the modification of the restrictive covenants were paid a fee of $5.00 for each $1,000 of Notes held for a total payment of $500,000 which is included in other assets at December 31, 1995 and amortized over the life of the related debt. These costs are being amortized using the straight-line method which approximates the effective interest method over the life of the indebtedness. The amendments to the restrictive covenants were designed to permit the Company's management team to utilize its expertise in turning around troubled gaming properties which are either in or on the verge of bankruptcy and to manage casinos in so called "new venues".

6.    FEDERAL INCOME TAXES

      The Company adopted SFAS 109 effective July 1, 1993. There was no cumulative effect from the application of this standard on the Company's consolidated financial statements. SFAS 109 requires the Company to compute deferred income taxes based upon the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

      The effective income tax rates on income attributable to continuing operations differ from the statutory federal income tax rates as follows:


                                                          1994                       1995
                                                    Amount      Rate         Amount        Rate
                                                    ------      ----         ------        ----

          Taxes at federal statutory rate       $  2,680,000    35 %         $  3,386,430   35%
          Other                                      195,000     2.5              (54,430)      (1)
                                                ------------    ----         ------------   ----

          Provision for income taxes             $ 2,875,000    37.5 %       $  3,332,000    34.0%
                                                 ===========    ====         ============    ====

      The tax effects of the items comprising the Company's net deferred tax liability at December 31 consist of the following:


                                                                   1994              1995
                                                                   ----              ----
Deferred Tax Liabilities:
  Basis in long-term debt obligations                         $     880,000     $     640,000
  Reserve differential for hospitality and gaming activities      1,365,000         1,090,000
  Difference between book and tax depreciable property            1,865,381         4,430,000
  Other                                                              55,000           383,000
                                                              -------------     -------------
     Total                                                        4,165,381         6,543,000
                                                              -------------     -------------

Deferred Tax Assets:
  Reserves not currently deductible                                 965,000         1,500,000
  Bad debt reserves                                                 325,000           260,000
  AMT credit                                                        865,000         1,760,001
                                                              -------------     -------------
     Total                                                        2,155,000         3,520,001
                                                              -------------     -------------
  Net deferred tax liability                                  $  2,010,381      $  3,022,999
                                                              =============      ============


      The Company has $1,900,000 of income tax credits expiring in years beginning December 31, 1999.

7.    LEASING ACTIVITIES

      The Company leases certain equipment under capital leases. These agreements have been capitalized at the present value of the future minimum lease payments at lease inception and are included with property and equipment. Management estimates the fair market value of the property and equipment subject to the leases approximates the net present value of the leases. The leased property and equipment consist primarily of signs and air conditioning equipment.

      The following is a schedule by year of the minimum rental payments due under capital leases, as of December 31, 1995.


                                                            Capital
                                                            Leases
                                                         -------------

          1996                                            $    530,011
          1997                                                 476,340
          1998                                                 458,538
          1999                                                 429,608
          2000                                                 226,788
          Thereafter                                       -----------
          Total minimum lease payments                       2,121,285
          Less taxes, maintenance and insurance                510,005
          Less interest portion of payments                    269,953
                                                           -----------
          Present value of net minimum lease payments      $ 1,341,327
                                                           ===========


      Rental expense for the six months ended December 31, 1993 and years ended December 31, 1994 and 1995 was approximately $122,000, $294,944 and $406,449, respectively.

      In addition, the Company leases retail space to third parties under terms of noncancelable operating leases which expire in various years through 1999. Rental income, which is included in other income, for the six months ended December 31, 1993 and years ended December 31, 1994 and 1995 was approximately $786,000, $1,686,869 and $1,533,219, respectively.

      At December 31, 1995, the Company had future minimum annual rental income due under noncancelable operating leases as follows:


        1996                                                  $ 1,235,217
        1997                                                      455,832
        1998                                                      244,300
        1999                                                      118,690
        2000                                                        3,570
                                                              -----------
        Total                                                 $ 2,057,609
                                                              ===========


 8.   COMMITMENTS AND CONTINGENCIES

      The Company is party to several routine lawsuits both as plaintiff and defendant arising from normal operations of a hotel. Management does not believe that the outcome of such litigation in the aggregate, will have a material adverse effect on the financial position or results of operations of the Company.

      The Company, along with most of the other major hotel-casino companies has been named in a class action lawsuit that has been transferred to the United States District Court, for the State of Nevada. The complaint alleges that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. Management believes that the claims are wholly without merit and does not expect that the lawsuit will have a material adverse effect on the Company's financial position or results of operations.

 9.   EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS

      Pursuant to the Plan, as of the Effective Date, the Company assumed an employment agreement between the Division and Mr. Westerman, Chairman of the Board and Chief Executive Officer of the Company. This agreement includes an annual base salary, an incentive bonus based upon the extent of adjusted operating earnings, contributions to a Non-Qualified Pension Plan and contributions to a Profit Sharing and 401(k) Plan. In addition, pursuant to the Plan on the Effective Date, the Company assumed a termination fee agreement between the Division and each of the Directors, Executive Officers and Significant Employees pursuant to which each of such employees will be entitled to receive one year's salary and health insurance benefits if their employment with the Company is terminated within one year of a change of control of the Company and without cause, or the involuntary termination of Mr. Westerman.

      The Company has an incentive compensation plan, covering employees of the Company who, in the opinion of the Chairman of the Board, either serve in key executive, administrative, professional or technical capacities with the Company or other employees who also have made a significant contribution to the successful and profitable operation of the Company. The amount of the bonus is based on operating earnings before depreciation, amortization, interest expense, provision for income taxes, extraordinary losses and gains, any provisions or payments made pursuant to the Plan, and any provisions or payments made pursuant to the incentive compensation of the Chairman and Chief Executive Officer. At December 31, 1994 and 1995 the Company recorded accrued bonuses of $1,430,014 and $2,122,530, respectively, based upon the above incentive compensation plan and the incentive compensation plan established for the Chairman of the Board under his employment agreement.

      The Company contributes to multi-employer pension plans under various union agreements to which the Company is a party. Contributions, based on wages paid to covered employees, were approximately $996,000 for the six months ended December 31, 1993 and $1,725,000 and $1,576,000 for the years ended December 31, 1994 and 1995. These contributions were for approximately 1,300 employees including food and beverage employees, room department employees, carpenters, engineers, stage hands, electricians, painters and teamsters. The Company's share of any unfunded liability related to multi-employer plans, if any, is not determinable.

      The Company sponsors a Profit Sharing and 401(k) Plan which incurred administrative expenses of approximately $15,000 for the six months ended December 31, 1993 and $67,000 and $59,000 for the years ended December 31, 1994 and 1995.

      The profit sharing component of the Profit Sharing and 401(k) Plan provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plan if it notifies its employees by January of the Profit Sharing and 401(k) Plan year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

      The 401(k) component of the Profit Sharing and 401(k) Plan provides that each eligible employee may contribute up to 15% of such employee's annual compensation, and that the Company will contribute 1% of each employee's annual compensation for each 4% of compensation contributed by the employee, up to a maximum of 2%. All non-union employees of the Company will be eligible to participate in the Profit Sharing and 401(k) Plan after twelve consecutive months of service with the Company.

      At a meeting held on July 27, 1993, the Company's Board of Directors adopted a stock option plan providing for the issuance of both non-qualified and incentive stock options (as defined in the Internal Revenue Code). This stock option plan was ratified by the Company's shareholders at the April 26, 1994 annual meeting. The number of shares available for purchase under the Stock Option Plan as adopted was 120,000 (as adjusted pursuant to antidilution provisions). The stockholders approved a four-for-one stock split, increasing the number of shares of Common Stock available for purchase under the Stock Option Plan to 480,000. Options were granted for 228,000 shares for 1993, 132,000 shares for 1994 and none for 1995, leaving a balance available for future grants of 120,000 shares. No options were exercised in 1994 or 1995.

10.   SUBSEQUENT EVENTS (UNAUDITED)

      On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Stock Purchase Plan"), which was approved by the stockholders on May 10, 1996. A total of 300,000 shares of common stock (subject to adjustment for capital changes) in the aggregate may be granted under the stock purchase plan. The Stock Purchase Plan is administered by the compensation committee. The purchase price per share of stock shall be 85% of per share market value of the common stock on the purchase date. Effective May 31, 1996, the Company issued 137,000 shares of stock at $11.625 per share under the Plan.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Riviera, Inc.:

We have audited the accompanying statements of operations and division deficit and of cash flows for the six month period ended June 30, 1993 of the Casino-Hotel Division (the "Division") of Riviera, Inc. (Predecessor to Riviera Holdings Corporation) (in reorganization under Chapter 11 of the Federal Bankruptcy Code since December 18, 1991; see Note 1). These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements of the Division present fairly, in all material respects, the results of its operations and its cash flows for the six month period ended June 30, 1993 in conformity with generally accepted accounting principles.

As described in Note 1 to the financial statements, since December 18, 1991, the Division operated as a debtor-in-possession under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Nevada (the "Court"). At a hearing on February 11, 1993, the Court confirmed the Second Amended Joint Plan of Reorganization (the "Plan") dated January 8, 1993 for Riviera, Inc. The Plan was later modified by an order of the Court entered March 25, 1993 and was further modified by an order entered by the Court on June 4, 1993. The Division continued to conduct business as usual under the supervision of the Court until June 30, 1993, (the "Effective Date").

As described in Note 1 to the financial statements, in accordance with the Plan, on June 30, 1993 Riviera Holdings Corporation (Successor to the Division) received the assets of the Division and substantially all of the Division's liabilities.

The accompanying financial statements have been prepared assuming that the Division will continue as a going concern which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Division's recurring losses from operations and Division deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in
Note 1. The financial statements do not include adjustments that might result from the outcome of the uncertainties referred to herein.

As discussed in Note 4 to the financial statements, prior to the Effective Date, the Division was party to numerous lawsuits. As a result of the Plan, certain of such lawsuits were either dismissed or settled on the Effective Date. The ultimate outcome of the remaining and unsettled litigation cannot presently be determined.



DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 11, 1994

RIVIERA, INC.
CASINO-HOTEL DIVISION
(Predecessor to Riviera Holdings Corporation)
(In reorganization under Chapter 11 of the Federal
Bankruptcy Code since December 18, 1991; see Note 1)

STATEMENT OF OPERATIONS AND DIVISION DEFICIT
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1993
- ------------------------------------------------------------------------------


REVENUES: (Note 2)
  Casino                                                    $   38,073,444
  Rooms                                                         17,613,591
  Food and beverage                                             11,656,019
  Entertainment                                                  8,058,918
  Other (Note 3)                                                 4,115,806
                                                            --------------
                                                                79,517,778
  Less promotional allowances (Note 2)                           6,815,521
                                                            --------------
           Net revenues                                         72,702,257
                                                            --------------

COSTS AND EXPENSES: (Note 2)
  Direct costs and expenses of operating departments:
    Casino                                                      24,559,546
    Rooms                                                        8,339,409
    Food and beverage                                            7,426,832
    Entertainment                                                7,050,550
    Other                                                        1,737,280
  Other operating expenses:
    Selling, general and administrative                         12,352,898
    Provision for bad debts                                        354,123
    Depreciation and amortization                                2,621,502
                                                            --------------
           Total costs and expenses                             64,442,140
                                                            --------------

INCOME FROM OPERATIONS                                           8,260,117

OTHER INCOME (EXPENSE):
  Interest, net of amounts capitalized (contractual
    interest of $10,397,223 for the six
    months ended June 30, 1993) (Note 2)                        (2,832,374)
  Interest income                                                  200,714
                                                            --------------
           Total other income (expense)                         (2,631,660)
                                                            --------------

 NET INCOME                                                      5,628,457

DIVISION DEFICIT, BEGINNING OF PERIOD                         (114,357,749)
                                                            --------------

DIVISION DEFICIT, END OF PERIOD                            $  (108,729,292)
                                                           ===============


See notes to financial statements.

RIVIERA, INC.
CASINO-HOTEL DIVISION
(Predecessor to Riviera Holdings Corporation)
(In reorganization under Chapter 11 of the Federal
Bankruptcy Code since December 18, 1991; see Note 1)

STATEMENT OF CASH FLOWS
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1993
- -------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $    5,628,457
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                           2,621,502
    Provision for bad debts                                                   354,123
    Provision for gaming discounts                                             90,000
    Interest expense, net of amount capitalized                             2,832,374
    Interest paid, net of amount capitalized                               (2,756,076)
    Changes in operating assets and liabilities:
      Decrease in accounts receivable                                          85,640
      Increase in inventories                                                (351,770)
      Increase in prepaid expenses and other assets                        (2,176,515)
      Increase in restricted cash for periodic slot payments                  378,709
      Liabilities not subject to compromise:
         Decrease in accounts payable                                      (2,208,413)
         Increase in accrued expenses                                       5,404,343
      Liabilities subject to compromise:
         Increase in accounts payable                                         912,627
         Decrease in accrued liabilities                                   (2,297,320)
                                                                       --------------
           Net cash provided by operating activities                        8,517,681
                                                                       --------------

CASH FLOWS FROM INVESTING ACTIVITIES - Capital expenditures for
  property and equipment                                                   (1,478,278)
                                                                       --------------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payments on long-term borrowings                                         (2,311,054)
                                                                       --------------

INCREASE IN CASH AND CASH EQUIVALENTS                                       4,728,349

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             16,658,858
                                                                        -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                $  21,387,207
                                                                        =============


See notes to financial statements.

RIVIERA, INC.
CASINO-HOTEL DIVISION

(Predecessor to Riviera Holdings Corporation)
(In reorganization under Chapter 11 of the Federal
Bankruptcy Code since December 18, 1991; see Note 1)

NOTES TO FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------


1.    PETITION FOR RELIEF UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

      a.   Petition for Relief Under Chapter 11

           On December 18, 1991, Riviera, Inc. (the corporation of which the Riviera Hotel & Casino (the "Division") is a division) filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada (the "Court"). Under Chapter 11, certain claims against Riviera, Inc. in existence prior to the filing of the petitions are stayed while the Division continued business operations as a debtor-in-possession. Claims collateralized by the assets of the Division were stayed, although the holders of such claims had the right to move the Court for relief from the stay. During 1991, 1992 and 1993, Riviera, Inc. filed various plans of reorganization with the Court. At a hearing on February 11, 1993, the Court confirmed the Second Amended Joint Plan of Reorganization dated January 8, 1993 for Riviera, Inc. The Second Amended Joint Plan of Reorganization was modified by an order of the Court entered March 25, 1993, and was further modified by an order entered by the Court on June 4, 1993 (the Second Amended Joint Plan of Reorganization as modified by the March 25 Confirmation Order and the June 4 Confirmation Order is referred to herein as the "Plan").

      b.   Reorganization

           The Plan was filed jointly by Riviera, Inc. and the Official Bondholders' Committee (the "OBC") appointed in the Reorganization Case. The OBC was appointed to represent the interests of the holders of Floating Rate First Mortgage Notes, Floating Rate First Mortgage Reset Notes and Second Series Floating Rate Notes (collectively, the "Riviera Notes") in the aggregate principal amount of $126,000,000. For financial reporting purposes the effective date of the Plan occurred on midnight June 30, 1993 (the "Effective Date") with the following events transpiring:

           . All of the assets of the Division were acquired by Riviera Holdings Corporation and its subsidiary ("RHC") and substantially all of the remaining liabilities of the Division were transferred to RHC;

           .     The Riviera Notes were canceled;

           . RHC issued an aggregate amount of approximately 120,000 shares of its common stock, par value $.001 per share (the "Common Stock"), to Riviera Note holders (i.e., 1.2 shares of Common Stock, subject to rounding, for each $1,260 principal amount of Riviera Notes);

           . RHC (a) issued an aggregate of $100,000,000 principal amount of 11% first mortgage notes due December 31, 2002 (the "RHC First Mortgage Notes") to Riviera Note holders (i.e., $1,000 in principal amount of RHC First Mortgage Notes, subject to rounding, for each $1,260 principal amount of Riviera Notes) and (b) paid to Riviera
                 Note holders an amount equal to 11% per annum on $100,000,000 accruing from April 1, 1993 to the Effective Date;

           . RHC paid $1,050,000 and issued to a disbursing agent for the benefit of Nikita Zukov and Nikita Zukov, Architect, P.C. an unsecured, non-interest bearing promissory note in the principal amount of $3,150,000 for the remaining settlement amount (the "Class 4 Note") with an imputed interest rate of 16.8%. The Division recorded in other accrued expenses at December 31, 1992 a provision for this settlement;

           . RHC paid $553,000 and issued to a disbursing agent for the benefit of Sequoia Construction, Inc. and certain other persons two unsecured, non-interest bearing promissory notes in an aggregate principal amount of $591,000 (the "Class 5 Notes") with an imputed interest rate of 16.8%. The Division recorded in other accrued expenses at December 31, 1992 a provision for this settlement;

           . RHC paid $1,000,000 and issued to a disbursing agent for the benefit of the general unsecured creditors of the Division an unsecured, non-interest bearing promissory note in the principal amount of $5,500,000, for the remaining settlement amount (the "Class 12 Note") with an imputed interest rate of 16.8%;

           . RHC issued to a disbursing agent for the benefit of Meshulam Riklis, the sole shareholder of Riviera, Inc., and his affiliates an unsecured, non-interest bearing promissory note in the principal amount of $8,000,000 (the "Class 13/14 Note"); and

           . RHC assumed certain employment and termination fee agreements between Riviera, Inc. and the executive officer and key employees of the Division.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

      The accompanying financial statements have been prepared on a going concern basis and comprehend Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the year ended December 31, 1992, the Division incurred a net loss of $80,905,129 (which in 1992 includes a recognized loss on permanent impairment of assets of $85,220,644). Also, the Division was unable to fund the quarterly interest payments due May 1, August 1, and November 1, 1991 relating to the Riviera Notes. The financial statements do not include all of the consequences of the proceedings under Chapter 11 as discussed in Note 1. Particularly, such financial statements do not purport to show, with respect to the reorganization proceedings and events which transpired on the Effective Date in accordance with the Plan, (1) the realizable value of assets on a liquidation basis or their ability to satisfy liabilities, (2) the total amount of liabilities and contingencies which may be allowed, or the status and priority of such liabilities and contingencies, (3) the effect upon Division equity accounts of the reorganization, (4) as to operations, the effect of any changes that may be made to Division's business, pursuant to the Plan. Prior to the Effective Date the Division's ability to continue as a going concern was dependent upon its:

      . Obtaining the requisite regulatory approvals required by the State of Nevada, including approvals by the gaming authorities.

      . Obtaining sufficient cash to fund all distributions and cash reserves required at the time the Plan becomes effective.

      . Achieving profitable operations and sufficient cash flows to meet future obligations required by the Plan.

      The financial statements do not include all adjustments that might be necessary should the Division be unable to continue as a going concern.

      Mr. Meshulam Riklis is the sole owner of all the common stock of Riviera, Inc. The Riviera, Inc., Casino-Hotel Division includes the operations of the Riviera Hotel & Casino only, and does not include any other operations or investments of Riviera, Inc.; Mr. Riklis' ownership interest in the Riviera Hotel & Casino was terminated on the Effective Date.

      For purposes of these financial statements, the term "Affiliate" includes all entities in which Mr. Riklis has an ownership or controlling interest.

      Nature of Operations

      The sole line of business of the Division was the operation of the Riviera Hotel and Casino in Las Vegas, Nevada. The Division was engaged in a single industry segment, the operation of a hotel/casino with restaurants and related facilities.

      Casino operations are subject to extensive regulation in the State of Nevada by the Gaming Control Board and various other state and local regulatory agencies. Management believes that the Division's procedures for supervising casino operations, for recording casino and other revenues and for granting credit complied in all material respects with the applicable regulations.

      Property and Equipment

      Depreciation is computed by the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets, which range from 8 to 30 years. The costs of normal maintenance and repairs are charged to expense as incurred. Gains or losses on disposals are recognized as incurred.

      Casino Revenue

      The Division recognized, as gross revenue, the net win from gaming activities, which is the difference between gaming wins and losses.

      Promotional Allowances

      Promotional allowances consist primarily of accommodations, entertainment, and food and beverage services furnished without charge to customers. The retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowances.

      The estimated costs of providing promotional allowances are classified as costs of the casino operating department through interdepartmental allocations for the six months ended June 30, 1993 are as follows:

          Rooms                                                    $   899,000
          Food and beverage                                          3,856,000
          Entertainment                                              1,197,000
                                                                   -----------

          Total costs allocated to casino operating department     $ 5,952,000
                                                                   ===========


      Interest Costs

      The Division determined that there was insufficient collateral to cover the interest on the $126,000,000 aggregate principal amount of Riviera Notes due November 1, 1993 and certain other unsecured prepetition debt of Riviera, Inc. Therefore, in accordance with provisions of the Bankruptcy Code, the Division discontinued accruing interest on these obligations subsequent to December 18, 1991, the date the bankruptcy petition was filed. If accrued, interest expense on these obligations for the six month period ended June 30, 1993 would have totaled $10,397,223 which includes the 2.5% default interest rate on the Riviera Notes.

      Income Taxes

      Effective January 1, 1989, Riviera, Inc. elected to be treated as an S Corporation as prescribed under Section 1362 of the Internal Revenue Code. As an S Corporation, items of income, loss and credits generated by the Division flow through directly to the sole stockholder and are included in determining the tax liability of the sole stockholder. Accordingly, no recognition has been given to income taxes in the accompanying financial statements.

      Statement of Cash Flows

      The Division recorded property and accrued liabilities of $4,588,000 in connection with two settlements.

      Reclassifications

      Certain reclassifications have been made to the 1993 financial statements to conform with the current year presentation of RHC, the successor.

 3.   LEASING ACTIVITIES

      Rental expense for the six months ended June 30, 1993 was approximately $194,000.

      In addition, the Division leases retail space to third parties under terms of non-cancelable operating leases which expire in various years through 1999. Rental income, which is included in other income, for the six months ended June 30, 1993 was approximately $833,000.

 4.   COMMITMENTS AND CONTINGENCIES

      Prior to the Effective Date, the Division was party to numerous lawsuits. As a result of the Plan, certain of such lawsuits were either dismissed or settled on the Effective Date and to a large extent RHC was substituted for the Division with respect to these matters. Other lawsuits or contingencies remain unresolved and their outcome cannot presently be determined. The following summarizes the status of the litigation and contingencies which the Division was party to:

      . In January 1990, the Division commenced an action against its former architect, claiming the architect had breached his agreements to the substantial damage of the Division pursuant to which he was to render architectural and other services. In February 1990, the architect asserted counterclaims against the Division for breach of the agreements in excess of $6,800,000 and for alleged damages in excess of $50,000 for claimed copyright infringement of architectural plans. Management of the Division negotiated a settlement with the architect for $4,200,000 which was included as part of the reorganization plan and became the liability of RHC on the Effective Date.

      . The Division was a defendant in a lawsuit brought by a contractor to foreclose on liens in the total amount of $2,800,000 for retention monies allegedly owed to the contractor by the Division for construction of the casino expansion and other improvements. The Division filed a counterclaim against the contractor alleging failure by the contractor to complete the work and faulty workmanship. Management of the Division negotiated a settlement with the contractor for $1,300,000 which was included as part of the Plan and became the liability of RHC on the Effective Date.

      . The Pension Benefit Guaranty Corporation (the "PBGC") has asserted a claim in the Reorganization Case on the theory that Riviera, Inc. is a member of a controlled group, as that term is used in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with certain entities owned or controlled by Meshulam Riklis, the sole shareholder of Riviera, Inc. In particular, the PBGC claims that if certain pension plans (the "ERISA Plans") sponsored by other members of the controlled group are terminated prior to the date of entry of the order confirming the Plan, then Riviera, Inc. would be jointly and severally liable, along with the other members of the controlled group, for minimum funding contributions required by ERISA in an estimated amount of approximately $1,400,000 and for unfunded benefit liabilities in an estimated amount of approximately $42,300,000. Management has been informed by the sponsors of the ERISA Plans that none of the ERISA Plans had been terminated as of the date of entry of the order confirming the Plan. In addition, the PBGC has asserted that Riviera, Inc. would remain liable for minimum funding contributions and unfunded benefit liabilities in the event that the ERISA Plans are terminated after the filing of the confirmation order. Riviera, Inc. disputes the amount and validity of all of the claims of the PBGC. The Plan provided that Riviera, Inc. will remain liable for all PBGC claims (other than any portion thereof which is found to be an administrative claim or a priority tax claim) and that RHC will be liable for such claims. The PBGC has asserted that approximately $1,400,000 of its claims constitutes an administrative claim or a priority tax claim which, pursuant to the Plan, would be liabilities of RHC. Although management believes that such assertion is without merit, Riviera, Inc. and Meshulam Riklis are required to indemnify RHC for any amounts RHC is required to pay in connection with any portion of the PBGC claims which is determined to be an administrative claim or a priority tax claim. There can be no assurance that Riviera, Inc. or Meshulam Riklis will have the capacity to discharge any indemnification obligations when and if a claim for indemnification for PBGC claims is made by RHC. Management does not believe that the outcome of the PBGC claims will have a material adverse effect on the results of operations and financial condition of RHC.

      . Arthur Waltzman, former Chairman of the Board of the Division, and the Division entered into an employment agreement dated June 1, 1990. On January 8, 1992, the Division terminated Mr. Waltzman's employment. On February 13, 1992, Mr. Waltzman filed a proof of claim in the Reorganization Case in the amount of $2,650,000. The Division objected to the claim and Mr. Waltzman reduced the claim to $1,986,575. On February 25, 1992, the Court approved the Division's motion for an order Authorizing Rejection of Executory Contract, which approved the Division's rejection of Mr. Waltzman's employment agreement prior to its stated termination date of December 31, 1993. The Court determined the value of Mr. Waltzman's claim for purposes of distribution under the Plan to be $525,000. Pursuant to the terms of the Plan, Mr. Waltzman's claim was included in the Class 12 Note of $6,500,000 (see Note 1) which became the liability of RHC on the Effective Date.

5.    EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS

      Pursuant to the Plan, as of the Effective Date, RHC assumed employment agreements between the Division and Mr. Westerman, Chairman of the Board and Chief Executive Officer of the Division. These agreements include an annual base salary, an incentive bonus based upon the extent of adjusted operating earnings, contributions to a Non-Qualified Pension Plan and contributions to a Profit Sharing and 401(k) plan. In addition, the Plan also provides that, on the Effective Date, RHC assumed a termination fee agreement between the Division and each of the Directors, Executive Officers and Significant Employees pursuant to which each of such employees will be entitled to receive one year's salary and health insurance benefits if their employment with RHC is terminated within one year due to a change in control of RHC or the involuntary termination of Mr. Westerman.

      During 1992, the Division established an incentive compensation plan, which became effective upon approval of the Plan, whereby employees of the Division who, in the opinion of the Chairman of the Board, either serve in key executive, administrative, professional or technical capacities with the Division or other employees who also have made a significant contribution to the successful and profitable operation of the Division. The amount of the bonus is based on operating earnings before depreciation, amortization, interest expense, provision for income taxes, extraordinary losses and gains, any provisions or payments made pursuant to the Plan, and any provisions or payments made pursuant to the Incentive Compensation of the Chairman and Chief Executive Officer.

      The Division contributes to multi-employer pension plans under various union agreements to which the Division is a party. Contributions, based on wages paid to covered employees, for the six months ended June 30, 1993 was approximately $815,000. These contributions were for approximately 1,300 employees for the six months ended June 30, 1993 including food and beverage employees, room department employees, carpenters, engineers, stage hands, electricians, painters and teamsters. The Division's share of any unfunded liability related to multi-employer plans, if any, is not determinable.

      On April 1, 1992, the Division established a profit sharing and 401(k) plan, which did not require the Division to match any portion of the employees' contributions to the profit sharing and 401(k) plan. During the six months ended June 30, 1993, the Division incurred administrative expenses for the Profit Sharing and 401(k) Plan of approximately $15,000. On the Effective Date, RHC assumed the combined profit sharing plan and 401(k) plan of the Division (the "Profit Sharing and 401(k) Plan") which became retroactive to January 1, 1993. RHC will continue such Profit Sharing and 401(k) Plan after the Effective Date.

      The profit sharing component of the Profit Sharing and 401(k) Plan provides that as of the quarter following the Effective Date RHC will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% if the prescribed operating earnings target is exceeded by at least $2,000,000. An employee will become vested in RHC's contributions based on the employee's years of service. An employee will receive a year of service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

      The 401(k) component of the Profit Sharing and 401(k) Plan provides that each eligible employee may contribute up to 15% of such employee's annual compensation, and that RHC will contribute 1% of such employee's annual compensation for each 4% of compensation contributed by the employee, up to a maximum of 2% of the employee's compensation. All non-union employees of RHC will be eligible to participate in the Profit Sharing and 401(k) Plan after twelve consecutive months of service at RHC.

                                                          RIVIERA HOLDINGS
                                                             CORPORATION





No dealer, salesperson or other person has
been authorized to give any information or
to make and representation not contained
in this Prospectus and, if given or made,
such information or representation must
not be relied upon as having been authorized
by the Company, any Selling Securityholder
or any other person. This Prospectus does not
constitute an offer to sell or a solicitation of              $45,635,000
an offer to buy any of the securities offered          11% First Mortgage Notes
hereby by anyone in any jurisdiction in which            Due December 31, 2002
such offer or solicitation is not authorized or
in which the person making such offer or
solicitation is not qualified to do so or to any
person to whom it is unlawful to make any
such offer or solicitation.  Neither the
delivery of this Prospectus nor any sale made
hereunder shall, under any circumstances,
create any implication that the information
contained herein is correct as of any time
subsequent to the date of this Prospectus or
that there has been no change in the affairs of
the Company since such date.                                  PROSPECTUS



                                                             July 3, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth an itemized statement of all fees and expenses in connection with the distribution of the securities being registered pursuant to this Registration Statement, all of which fees and expenses will be paid by the Registrant:

Securities and Exchange Commission registration fee....   $  25,659
National Association of Securities Dealers, Inc. fee...       8,711
Printing...............................................       2,000 *
Accountants' fees and expenses.........................      35,000 *
Blue Sky fees and expenses.............................       1,500 *
Legal fees and expenses................................     100,000 *
Trustee's fees and expenses............................       5,000 *
Miscellaneous..........................................       2,130 *
                                                            -------
       Total...........................................   $ 180,000 *
                                                            =======
- ----------
*  Estimates.


Item 14.  Indemnification of Directors and Officers

     Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in stockholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the director or officer that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

     Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating liability to the full extent permitted by the law.

     The Articles of the Registrant provide that a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300. In addition, NRS 78.751 and Article VII of the Bylaws of the Registrant, under certain circumstances, provide for the indemnification of the officers and directors of the Registrant against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is set forth in the following paragraph, but such summary is qualified in its entirety by reference to Article VII of the Bylaws of the Registrant.

     In general, any director or officer of the Registrant (an "Indemnitee") who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action or suit (including without limitation an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that the Indemnitee is or was a director or officer of the Registrant or is or was serving in any capacity at the request of the Registrant as a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Registrant for actions taken by the Indemnitee and for all omissions to the full extent permitted by Nevada law against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. The rights to indemnification specifically include the right to reimbursement from the Registrant for all reasonable costs and expenses incurred in connection with the Proceeding and indemnification continues as to an Indemnitee who has ceased to be a director or officer. The Board of Directors may include employees and other persons as though they were Indemnitees. The rights to indemnification are not exclusive of any other rights that any person may have by law, agreement or otherwise.

     The Bylaws also provide that the Registrant may purchase and maintain insurance or make other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of the Registrant's obligation of indemnification by granting a security interest or other lien on any assets (including cash) of the Registrant and the establishment of a letter of credit, guarantee or surety.

     The Registrant and ROC have entered into agreements with each of their respective directors, executive officers and significant employees providing for indemnification by the Registrant and ROC of each of them to the extent permitted by the Articles of Incorporation and the Bylaws.


Item 15.  Recent Sales of Unregistered Securities

     On the Effective Date, the Registrant issued an aggregate of 120,000 shares of Common Stock to the holders of Riviera Notes and an aggregate of $100,000,000 principal amount of First Mortgage Notes to the holders of Riviera Notes. The distribution of the Common Stock and the First Mortgage Notes was pursuant to the Plan and was exempt from the registration requirements of the Securities Act and state laws pursuant to Section 1145 of the Bankruptcy Code.

     On May 30, 1996, 1,470 shares were issued to Robert Barengo, a Non-Employee Director of the Registrant, as payment for his 1996 director fees.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

         The following exhibits are filed herewith:

Exhibit
Number       Description
- ------       -----------

1.1* Form of Agency Agreement to be entered into by Prudential Securities Incorporated and certain Selling Securityholders in connection with the offering of First Mortgage Notes covered hereby

1.2* Form of Agreement to be entered into by the Registrant and Prudential Securities Incorporated in connection with the offering of First Mortgage Notes covered hereby

2.1* Second Amended Joint Plan of Reorganization dated January 8, 1993 (see Exhibit 2.1 to Form 10, Commission File No. 0-21430)

2.2* Order Confirming Second Amended Joint Plan of Reorganization, entered March 25, 1993 (see Exhibit T3E-1 to Form T-3, Commission File No. 22-24540)

2.3*         Modified and Restated Second Amended Joint Plan of
             Reorganization, dated June 2, 1993 (see Exhibit 2.3 to Form 10, Commission File No. 0-21430)

2.4*         Order Confirming Modified and Restated Second Amended Joint
             Plan of Reorganization, entered June 4, 1993 (see Exhibit 2.4 to Form 10, Commission File No. 0-21430)

3.1* Amended and Restated Articles of Incorporation of the Registrant filed June 18, 1993 (see Exhibit 3.1 to this Registration Statement filed with the Commission on August 11, 1993)

3.2* Second Amended and Restated Articles of Incorporation of the Registrant filed May 10, 1996 (see Exhibit 4.1 to Form S-8 filed with the Commission May 13, 1996)

3.3* Bylaws of the Registrant (see Exhibit 3.2 to this Registration Statement filed with the Commission on August 11, 1993)

4.1* Indenture, dated June 30, 1993, among the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see
             Exhibit 4.1 to this Registration Statement filed with the Commission on August 11, 1993)

Exhibit
Number       Description
- ------       -----------

4.2* First Supplemental Indenture, dated June 30, 1993, among the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see Exhibit 4.2 to this Registration Statement filed with the Commission on August 11, 1993)

4.3*         Form of 11% First Mortgage Note Due December 31, 2002 (see Exhibit
             4.3 to this Registration Statement filed with the Commission on August 11, 1993)

4.4* Deed of Trust, dated June 30, 1993, among the Registrant, Nevada Title Company and IBJ Schroder Bank & Trust Company (see Exhibit
             4.4 to this Registration Statement filed with the Commission on August 11, 1993)

4.5* Security Agreement, dated June 30, 1993, made by the Registrant and Riviera Operating Corporation in favor of IBJ Schroder Bank & Trust Company (see Exhibit 4.5 to this Registration Statement filed with the Commission on August 11, 1993)

4.6* Trademark Security Agreement, dated June 30, 1993, between the Registrant and IBJ Schroder Bank & Trust Company (see Exhibit 4.6 to this Registration Statement filed with the Commission on August 11, 1993)

4.7* Debt Registration Rights Agreement, dated June 30, 1993, among the Registrant and the Holders of Registrable Securities (see Exhibit
             4.7 to this Registration Statement filed with the Commission on August 11, 1993)

4.8* Subordination Agreement, dated June 30, 1993, among the Registrant, Riviera Operating Corporation, IBJ Schroder Bank & Trust Company and each of the Disbursing Agents under the Class 4, Class 5, Class 12 and Class 13/14 Notes (see Exhibit 4.8 to this Registration Statement filed with the Commission on August 11, 1993)

4.9* Form of First Amendment to Indenture to be entered into by the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see Exhibit 4.9 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19,
             1993)

4.10* Form of First Amendment to First Supplemental Indenture to be entered into by the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see Exhibit 4.10 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

Exhibit
Number       Description
- ------       -----------

4.11 First Amendment to First Supplemental Indenture entered into by the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company dated as of September 8, 1995

5* Opinion of Sidley & Austin regarding validity of First Mortgage Notes (see Exhibit 5 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

10.1* Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (see Exhibit 10.1 to Form 10, Commission File No. 0-21430)

10.2* Amendment to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (see Exhibit 10.2 to this Registration Statement filed with the Commission on August 11, 1993)

10.3* Lease Agreement between Riviera, Inc. and Leroy's Horse and Sports Place (see Exhibit 10.3 to Form 10, Commission File No. 0-21430)

10.4* Equipment Lease between Riviera, Inc. and G.E. Capital Corporation (successor in interest to RCA Service Company) (see
             Exhibit 10.4 to Form 10, Commission File No. 0-21430)

10.5*        Sales and Security Agreement for Slot Equipment between
             Riviera, Inc. and Bally Distributing of Nevada, Inc. and Order re:
             Motion to Approve Adequate Protection Payments (see Exhibit
             10.5 to Form 10, Commission File No. 0-21430)

10.6* Documents Relating to Sale by Universal Distributing of Nevada, Inc. of Slot Equipment to Riviera, Inc. and Stipulation and Order re: Modification of Automatic Stay and Compromise of Claim
             (see Exhibit 10.6 to Form 10, Commission File No. 0-21430)

10.7* Indemnity Agreement, dated June 30, 1993, from Riviera, Inc. and Meshulam Riklis in favor of the Registrant and Riviera Operating Corporation (see Exhibit 10.7 to this Registration Statement filed with the Commission on August 11, 1993)

10.8* Indemnity Agreement, dated June 30, 1993, from the Registrant in favor of IBJ Schroder Bank & Trust Company (see Exhibit 10.8 to this Registration Statement filed with the Commission on August 11,
             1993)

10.9* Equity Registration Rights Agreement, dated June 30, 1993, among the Registrant and the Holders of Registrable Shares (see Exhibit
             10.9 to this Registration Statement filed with the Commission on August 11, 1993)

Exhibit
Number       Description
- ------       -----------

10.10*       The Registrant's Class 4 Unsecured Promissory Note (see Exhibit
             10.10 to this Registration Statement filed with the Commission on August 11, 1993)

10.11* The Registrant's Class 5 (Sequoia "A") Unsecured Promissory Note (see Exhibit 10.11 to this Registration Statement filed with the Commission on August 11, 1993)

10.12* The Registrant's Class 5 (Sequoia "B") Unsecured Promissory Note (see Exhibit 10.12 to this Registration Statement filed with the Commission on August 11, 1993)

10.13* The Registrant's Class 12 Non-Negotiable Unsecured Promissory Note (see Exhibit 10.13 to this Registration Statement filed with the Commission on August 11, 1993)

10.14*       The Registrant's Class 13/14 Unsecured Promissory Note (see Exhibit
             10.14 to this Registration Statement filed with the Commission on August 11, 1993)

10.15* Operating Agreement, dated June 30, 1993, between the Registrant and Riviera Operating Corporation (see Exhibit 10.15 to this Registration Statement filed with the Commission on August 11,
             1993)

10.16* Adoption Agreement regarding Profit Sharing and 401(k) Plans of the Registrant (see Exhibit 10.16 to this Registration Statement filed with the Commission on August 11, 1993)

10.17* Howard Johnson & Company Regional Defined Contribution Plan, dated March 16, 1990, (adopted by the Registrant pursuant to the Adoption Agreement filed as Exhibit 10.17 to this Registration Statement filed with the Commission on August 11, 1993)

10.18* Employment Agreement between Riviera, Inc. and William L. Westerman, dated January 6, 1993 (see Exhibit 10.18 to Form 10, Commission File No. 0-21430)

10.19*       Form of Agreement between the Registrant and Directors (see
             Exhibit 10.19 to Form 10, Commission File No. 0-21430)

10.20* Form of Termination Fee Agreement (see Exhibit 10.20 to Form 10, Commission File No. 0-21430)

Exhibit
Number       Description
- ------       -----------

10.21* Form of Employment Agreement between Riviera, Inc. and Albert Rapuano, dated January 6, 1993 (see Exhibit 10.21 to Form 10, Commission File No. 0-21430)

10.22* Implementation Agreement between Riviera, Inc. and Albert Rapuano (see Exhibit 10.21 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19,
             1993)

10.23* Restricted Account Agreement, dated June 30, 1993, among Riviera Operating Corporation, IBJ Schroder Bank & Trust Company and Bank of America Nevada (see Exhibit 10.22 to this Registration Statement filed with the Commission on August 11, 1993)

10.24* Disbursement Agreement, dated June 30, 1993, between the Registrant and IBJ Schroder Bank & Trust Company (see Exhibit 10.23 to this Registration Statement filed with the Commission on August 11,
             1993)

10.25* Tax Sharing Agreement between the Registrant and Riviera Operating Corporation dated June 30, 1993 (see Exhibit 10.24 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

10.26* The Registrant's 1993 Stock Option Plan (see Exhibit 10.25 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

10.27* Form of Stay Bonus Agreement (see Exhibit 10.27 to Form 10-Q filed with the Commission on November 9, 1994).

10.28* Amendment dated February 19, 1995 to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. (see
             Exhibit 10.28 to Form 10-K filed with the Commission on March 23, 1995)

10.29*       Amendment dated September 30, 1994, to Employment
             Agreement between Riviera, Inc. and William L. Westerman. (see Exhibit 10.29 to Form 10-K filed with the Commission on March 23, 1995)

21           Subsidiaries of the Registrant

23.1         Consent of Deloitte & Touche LLP

Exhibit
Number       Description
- ------       -----------

24* Certified resolution of the Board of Directors of the Registrant authorizing an executive officer to grant a power of attorney (see
             Exhibit 24 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)


- --------------------

* Previously filed with the Commission with the Company's Registration Statement on Form S-1 or as otherwise indicated.

     (b)  Financial Statement Schedules

     No financial statement schedules have been filed herewith since they are either not required, are not applicable, or the required information is shown in the consolidated financial statements or related notes.


Item 17.  Undertakings

      a.      The undersigned hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (A) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act;

                    (B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (C) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 3, 1996.

                                  RIVIERA HOLDINGS CORPORATION



                                  By: /s/  William L.  Westerman
                                      -------------------------------------
                                      William L. Westerman
                                      Chief Executive Officer and President
                                      (principal executive officer)


     Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                               Date
- ---------                     -----                               ----

                              Chairman of the Board, Chief
/s/ William L. Westerman      Executive Officer and President     July 3, 1996
- ---------------------------
William L. Westerman

                              Treasurer (principal
                              financial and accounting
/s/ Duane R. Krohn            officer)                            July 3, 1996
- ---------------------------
Duane R. Krohn


             *                Director                            July 3, 1996
- ---------------------------
Robert R. Barengo


             *                Director                            July 3, 1996
- ---------------------------
William Friedman


             *                Director                            July 3, 1996
- ---------------------------
Philip P. Hannifin



*By:  /s/ William L. Westerman
     -----------------------------
     William L. Westerman,
     as attorney-in-fact and agent

                          RIVIERA HOLDINGS CORPORATION


                                INDEX TO EXHIBITS
                                -----------------

Exhibit                                                                  Page
Number  Description                                                      Number
- ------  -----------                                                      ------

1.1* Form of Agency Agreement to be entered into by Prudential Securities Incorporated and certain Selling Securityholders in connection with the offering of First Mortgage Notes covered hereby

1.2* Form of Agreement to be entered into by the Registrant and Prudential Securities Incorporated in connection with the offering of First Mortgage Notes covered hereby

2.1* Second Amended Joint Plan of Reorganization dated January 8, 1993 (see Exhibit 2.1 to Form 10, Commission File No. 0-21430)

2.2* Order Confirming Second Amended Joint Plan of Reorganization, entered March 25, 1993 (see Exhibit T3E-1 to Form T-3,
        Commission File No. 22-24540)

2.3*    Modified and Restated Second Amended Joint Plan of
        Reorganization, dated June 2, 1993 (see Exhibit 2.3 to Form 10, Commission File No. 0-21430)

2.4*    Order Confirming Modified and Restated Second Amended Joint
        Plan of Reorganization, entered June 4, 1993 (see Exhibit 2.4 to Form 10, Commission File No. 0-21430)

3.1* Amended and Restated Articles of Incorporation of the Registrant filed June 18, 1993 (see Exhibit 3.1 to this Registration Statement filed with the Commission on August 11, 1993)

3.2* Second Amended and Restated Articles of Incorporation of the Registrant filed May 10, 1996 (see Exhibit 4.1 to Form S-8 filed with the Commission May 13, 1996)

3.3* Bylaws of the Registrant (see Exhibit 3.2 to this Registration Statement filed with the Commission on August 11, 1993)

4.1* Indenture, dated June 30, 1993, among the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see Exhibit 4.1 to this Registration Statement filed with the Commission on August 11,
        1993)

Exhibit                                                                  Page
Number  Description                                                      Number
- ------  -----------                                                      ------

4.2* First Supplemental Indenture, dated June 30, 1993, among the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see
        Exhibit 4.2 to this Registration Statement filed with the Commission on August 11, 1993)

4.3* Form of 11% First Mortgage Note Due December 31, 2002 (see Exhibit 4.3 to this Registration Statement filed with the Commission on August 11,
        1993)


4.4* Deed of Trust, dated June 30, 1993, among the Registrant, Nevada Title Company and IBJ Schroder Bank & Trust Company (see Exhibit 4.4 to this Registration Statement filed with the Commission on August 11, 1993)

4.5* Security Agreement, dated June 30, 1993, made by the Registrant and Riviera Operating Corporation in favor of IBJ Schroder Bank & Trust Company (see Exhibit 4.5 to this Registration Statement filed with the Commission on August 11, 1993)

4.6* Trademark Security Agreement, dated June 30, 1993, between the Registrant and IBJ Schroder Bank & Trust Company (see Exhibit 4.6 to this Registration Statement filed with the Commission on August 11,
        1993)

4.7* Debt Registration Rights Agreement, dated June 30, 1993, among the Registrant and the Holders of Registrable Securities (see Exhibit 4.7 to this Registration Statement filed with the Commission on August 11,
        1993)

4.8* Subordination Agreement, dated June 30, 1993, among the Registrant, Riviera Operating Corporation, IBJ Schroder Bank & Trust Company and each of the Disbursing Agents under the Class 4, Class 5, Class 12 and Class 13/14 Notes (see Exhibit 4.8 to this Registration Statement filed with the Commission on August 11, 1993)

4.9* Form of First Amendment to Indenture entered into by the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see
        Exhibit 4.9 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

4.10* Form of First Amendment to First Supplemental Indenture entered into by the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company (see Exhibit 4.10 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

Exhibit                                                                  Page
Number  Description                                                      Number
- ------  -----------                                                      ------

4.11 First Amendment to First Supplemental Indenture entered into by the Registrant, Riviera Operating Corporation and IBJ Schroder Bank & Trust Company dated as of September 8, 1995

5* Opinion of Sidley & Austin regarding validity of First Mortgage Notes (see Exhibit 5 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

10.1* Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (see Exhibit 10.1 to Form 10, Commission File No. 0-21430)

10.2* Amendment to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (see Exhibit 10.2 to this Registration Statement filed with the Commission on August 11, 1993)

10.3* Lease Agreement between Riviera, Inc. and Leroy's Horse and Sports Place (see Exhibit 10.3 to Form 10, Commission File No. 0-21430)

10.4*   Equipment Lease between Riviera, Inc. and G.E. Capital
        Corporation (successor in interest to RCA Service Company) (see
        Exhibit 10.4 to Form 10, Commission File No. 0-21430)

10.5* Sales and Security Agreement for Slot Equipment between Riviera, Inc. and Bally Distributing of Nevada, Inc. and Order re: Motion to Approve Adequate Protection Payments (see Exhibit 10.5 to Form 10, Commission File No. 0-21430)

10.6* Documents Relating to Sale by Universal Distributing of Nevada, Inc. of Slot Equipment to Riviera, Inc. and Stipulation and Order re: Modification of Automatic Stay and Compromise of Claim (see
        Exhibit 10.6 to Form 10, Commission File No. 0-21430)

10.7* Indemnity Agreement, dated June 30, 1993, from Riviera, Inc. and Meshulam Riklis in favor of the Registrant and Riviera Operating Corporation (see Exhibit 10.7 to this Registration Statement filed with the Commission on August 11, 1993)

10.8* Indemnity Agreement, dated June 30, 1993, from the Registrant in favor of IBJ Schroder Bank & Trust Company (see Exhibit 10.8 to this Registration Statement filed with the Commission on August 11, 1993)

10.9* Equity Registration Rights Agreement, dated June 30, 1993, among the Registrant and the Holders of Registrable Shares (see Exhibit 10.9 to this Registration Statement filed with the Commission on August 11,
        1993)

Exhibit                                                                  Page
Number  Description                                                      Number
- ------  -----------                                                      ------

10.10* The Registrant's Class 4 Unsecured Promissory Note (see Exhibit 10.10 to this Registration Statement filed with the Commission on August 11,
        1993)

10.11*  The Registrant's Class 5 (Sequoia "A") Unsecured Promissory Note (see
        Exhibit 10.11 to this Registration Statement filed with the Commission on August 11, 1993)

10.12*  The Registrant's Class 5 (Sequoia "B") Unsecured Promissory Note (see
        Exhibit 10.12 to this Registration Statement filed with the Commission on August 11, 1993)

10.13*  The Registrant's Class 12 Non-Negotiable Unsecured Promissory Note (see
        Exhibit 10.13 to this Registration Statement filed with the Commission on August 11, 1993)

10.14*  The Registrant's Class 13/14 Unsecured Promissory Note (see Exhibit
        10.14 to this Registration Statement filed with the Commission on August 11, 1993)

10.15* Operating Agreement, dated June 30, 1993, between the Registrant and Riviera Operating Corporation (see Exhibit 10.15 to this Registration Statement filed with the Commission on August 11, 1993)

10.16* Adoption Agreement regarding Profit Sharing and 401(k) Plans of the Registrant (see Exhibit 10.16 to this Registration Statement filed with the Commission on August 11, 1993)

10.17* Howard Johnson & Company Regional Defined Contribution Plan, dated March 16, 1990, (adopted by the Registrant pursuant to the Adoption Agreement filed as Exhibit 10.17 to this Registration Statement filed with the Commission on August 11, 1993)

10.18*  Employment Agreement between Riviera, Inc. and William L.
        Westerman, dated January 6, 1993 (see Exhibit 10.18 to Form 10, Commission File No. 0-21430)

10.19*  Form of Agreement between the Registrant and Directors (see
        Exhibit 10.19 to Form 10, Commission File No. 0-21430)

10.20* Form of Termination Fee Agreement (see Exhibit 10.20 to Form 10, Commission File No. 0-21430)

10.21*  Form of Employment Agreement between Riviera, Inc. and Albert

Exhibit                                                                  Page
Number  Description                                                      Number
- ------  -----------                                                      ------

        Rapuano, dated January 6, 1993 (see Exhibit 10.21 to Form 10, Commission File No. 0-21430)

10.22*  Implementation Agreement between Riviera, Inc. and Albert
        Rapuano (see Exhibit 10.21 to Amendment No. 1 to this
        Registration Statement filed with the Commission on August
        19, 1993)

10.23* Restricted Account Agreement, dated June 30, 1993, among Riviera Operating Corporation, IBJ Schroder Bank & Trust Company and Bank of America Nevada (see Exhibit 10.22 to this Registration Statement filed with the Commission on August 11, 1993)

10.24* Disbursement Agreement, dated June 30, 1993, between the Registrant and IBJ Schroder Bank & Trust Company (see Exhibit 10.23 to this Registration Statement filed with the Commission on August 11, 1993)

10.25* Tax Sharing Agreement between the Registrant and Riviera Operating Corporation dated June 30, 1993 (see Exhibit 10.24 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19,
        1993)

10.26* The Registrant's 1993 Stock Option Plan (see Exhibit 10.25 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

10.27* Form of Stay Bonus Agreement (see Exhibit 10.27 to Form 10-Q filed with the Commission on November 9, 1994.

10.28* Amendment dated February 19, 1995, to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. (see Exhibit 10.28 to Form 10-K filed with the Commission on March 23, 1995 )

10.29* Amendment dated September 30, 1994 to Employment Agreement between Riviera, Inc. and William L. Westerman. (see Exhibit
        10.29 filed with the Commission on March 23, 1995)

21      Subsidiaries of the Registrant

23.1    Consent of Deloitte & Touche LLP

24* Certified resolution of the Board of Directors of the Registrant authorizing an executive officer to grant a power of attorney (see
        Exhibit 24 to Amendment No. 1 to this Registration Statement filed with the Commission on August 19, 1993)

                                                                  Exhibit 4.11







                         RIVIERA HOLDINGS CORPORATION,
                                  as Issuer,

                        RIVIERA OPERATING CORPORATION,
                                 as Guarantor,

                      IBJ SCHRODER BANK & TRUST COMPANY,
                                  as Trustee



                        ------------------------------





                              FIRST AMENDMENT TO

                         FIRST SUPPLEMENTAL INDENTURE

                         Dated as of September 8, 1995

                                      TO

                         FIRST SUPPLEMENTAL INDENTURE

                           Dated as of June 30, 1993




                        ------------------------------

                                 $100,000,000

                11% First Mortgage Notes Due December 31, 2002

            THIS FIRST AMENDMENT TO FIRST SUPPLEMENTAL INDENTURE, dated as of September 8, 1995 (the "Amendment"), by and among Riviera Holdings Corporation, a Nevada corporation (the "Company"), as issuer, Riviera Operating Corporation, a Nevada corporation ("ROC"), as guarantor, and IBJ Schroder Bank & Trust Company, a New York corporation (the "Trustee"), as trustee.


                              W I T N E S S E T H


            WHEREAS, the Company, ROC and the Trustee have determined that it is in the best interests of the Company to amend the First Supplemental Indenture;

            WHEREAS, the holders of a majority of the aggregate principal amount of 11% first Mortgage Notes have consented to such amendment;

            NOW THEREFORE, the First Supplemental Indenture is hereby amended as follows:


I.    SECTION 1.02.  Additional Definitions.

            A. In Section 1.02, the definition of "Consolidated Fixed Charges" is deleted in its entirety and replaced with the following:

                  "Consolidated Fixed Charges" means, for any period, without duplication, the aggregate amount of (i) Consolidated Interest Expense, (ii) all but the principal component of rentals in respect of Capitalized Lease Obligations, (iii) all principal payments (except to the extent included as part of Consolidated Interest Expense as amortization of original issue discount) required to be paid on Indebtedness of the Company and ROC pursuant to the Joint Plan (including, without limitation, the Class 4 Note, the Class 5 Notes, the Class 12 Note and the Class 13/14 Note) or on other claims pursuant to the Joint Plan, and (iv) one-third of consolidated lease expense with respect to all other leases of original terms of more than one year, paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles, but (v) excluding amounts due for prefunded periodic slot payments.

            B. In Section 1.02, the definition of "FF&E Indebtedness" is deleted in its entirety and replaced with the following:

                  "FF&E Indebtedness" means any Indebtedness incurred by the
            Company or any Subsidiary of the Company in connection with the acquisition by the Company or such Subsidiary after the Closing Date of furniture, fixtures, equipment and other assets not owned by the Company or any Subsidiary as of the Closing Date in connection with the ordinary course of business of the Company or the Subsidiary and otherwise permitted under this Supplemental Indenture, including Indebtedness incurred to finance, refinance or refund the cost of an item of property; provided, however, that (i) the principal amount of such Indebtedness does not exceed eighty percent (80%) of the lesser of
            (a) the fair market value of such equipment at the date of incurrence of FF&E indebtedness or (b) the original cost of all FF&E assets acquired subsequent to June 30, 1993 (except that with respect to any Gaming Devices, the percentage shall be 100%) and
            (ii) to the extent such Indebtedness is not repaid out of the proceeds of the sale of the furniture, fixtures and equipment (including Gaming Devices) by which such Indebtedness is secured ("Unsecured Amount"), such Unsecured Amount shall be subordinated indebtedness as contemplated by Section 4.07.

            C. In Section 1.02, the definition of "Fixed Charge Coverage Ratio" is deleted in its entirety and replaced with the following:

                  "Fixed Charge Coverage Ratio" means the ratio of (i) the
            aggregate amount of projected EBITDA for the four fiscal quarters immediately following the date of determination, as determined in good faith by the Company's Board of Directors, to (ii) the aggregate Consolidated Fixed Charges accruing during the fiscal quarter in which the date of determination occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming for the purpose of such calculation, that the amount of Consolidated Fixed Charges will be the amount accruing on the amount of Indebtedness of the Company and its Subsidiaries outstanding on the date of determination and, for purposes of the three fiscal quarters immediately subsequent to the fiscal quarter in which the determination date occurs, will be an amount reasonably anticipated to be outstanding from time to time during such period.


II.   SECTION 4.01.  Restrictions on Dividends, Other Payments and Investments.

            The text of Section 4.01 is deleted in its entirety and replaced with the following:

                  The Company shall not, directly or indirectly, make, or cause or permit any of its Subsidiaries to make, any Restricted Payment or Restricted Investment; provided, however that if no Event of Default (without giving effect to any requirement for notice or passage of time) is in effect, the Company may, from the net proceeds of the sale by the Company of the Company's equity securities subsequent to July 1, 1995, (a) pay a dividend on any shares of preferred stock it may issue and (b) redeem or repurchase shares of its common stock (if the Board of Directors shall determine that it is undervalued) or preferred stock. Notwithstanding the foregoing restrictions, such provisions will not prevent (i) the payment of any dividend or distribution by a Subsidiary of the Company to the Company or to another direct or indirect wholly-owned Subsidiary of the Company;
            (ii) Advances made by the Company to a direct or indirect wholly-owned Subsidiary of the Company or to a Non-restricted Subsidiary of the Company for the purposes specified in Section 4.10 hereof; (iii) Advances made by any Subsidiary of the Company to the Company or any direct or indirect wholly-owned Subsidiary of the Company; and (iv) contributions to joint ventures, partnerships or similar agreements with any other Person and capital contributions or loans to Non-restricted Subsidiaries (hereafter called "Restricted Investments"); provided, however that if no Event of Default (without giving effect to any requirement for notice or passage of time) is in effect, (a) the aggregate amount (at original cost) of all Restricted Investments outstanding at the time any Restricted Investment is made (including such Restricted Investment on a pro forma basis) may not (x) exceed the sum of (1) cumulative Available Cash Flow from the period beginning June 30, 1993 and ending on the calendar quarter immediately preceding such Investment plus (2) the net proceeds from the sale of equity securities or subordinated indebtedness minus (3) cumulative Capital Expenditures from the period beginning June 30, 1993 and ending on the calendar quarter immediately preceding such Investment (in excess of $7,119,000 of estimated deferred capital expenditures while the Company was in bankruptcy) or (y) exceed 50% of the Company's Consolidated Net Worth at the time of a proposed Restricted Investment (after giving pro forma effect to such proposed new Restricted Investment); and
            (b) a proposed new Restricted Investment may not be made if the aggregate amount of Restricted Investments in one Person, at original cost (after giving pro forma effect to such proposed new Restricted Investment), would exceed 25% of the Company's Consolidated Net Worth (at the time of such proposed new Restricted Investment); provided, that (I) the Company shall not make any such new Restricted Investment in one Person if the aggregate amount of such investments in such Person would exceed 10% of the Company's Consolidated Net Worth (at the time of such proposed new Restricted Investment) unless the Company had a management contract and a participation in the profits of such Person, and (II) if the Company did not have a management contract and a participation in the profits of a Person but the Board of Directors had a reasonable belief that the Company could obtain the same, the Company could make Restricted Investments in such Person of up to $5 million.

                  Notwithstanding the foregoing, the foregoing restrictions on the amount of Restricted Investments shall not apply with respect to funds for one or more Restricted Investments that have been raised from the net proceeds of the sale of stock by the Company for the purpose of making such Restricted Investment or Restricted Investments.

                  Notwithstanding anything to the contrary contained in Section
            6.01 of the Indenture, a Default under this Section 4.01 shall be an Event of Default without notice or passage of time specified in
            Section 6.01(3) of the Indenture.


III.  SECTION 4.06.  Limitation on Additional Indebtedness.

            The text of Section 4.06 is deleted in its entirety and replaced with the following:

                  The Company shall not, and shall not permit any of its
            Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend, refinance or otherwise become directly or indirectly liable, including, without limitation, through any merger or consolidation to which the Company or any of its Subsidiaries is a party or through any other acquisition of any Subsidiary, or have outstanding, any Indebtedness except for the following: (i) Indebtedness of the Company evidenced by the Notes; (ii) Indebtedness of ROC pursuant to the Guarantee;
            (iii) Refinancing Indebtedness with respect to the Notes; (iv) FF&E Indebtedness, including Indebtedness in respect of, or secured by, conditional sale, installment sale or other title retention agreements (including sale-leaseback transactions), purchase money mortgages and deeds of trust or other security interests and Capitalized Lease Obligations; (v) Indebtedness of wholly-owned Subsidiaries payable solely to other wholly-owned Subsidiaries or to the Company and the Indebtedness of the Company payable solely to its wholly-owned Subsidiaries, provided that any Indebtedness incurred by the Company or any wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company pursuant to this clause (v) shall cease to be permitted Indebtedness under this paragraph if and from and after the time the holder of such Indebtedness ceases to be a wholly-owned Subsidiary of the Company;
            (vi) other Indebtedness of the Company and ROC issued pursuant to the terms of the Joint Plan and Refinancing Indebtedness of the Company and ROC issued to refinance the Indebtedness of the Company and ROC issued pursuant to the Joint Plan; (vii) Indebtedness of a Non-restricted Subsidiary that by its terms prohibits the Lender or other creditor from seeking payment from (or from having recourse for payment or any other purpose against) the Company or any of its Subsidiaries (other than the Non-restricted Subsidiary that incurred such Indebtedness) or their assets, including the Collateral; and
            (viii) Subordinated Indebtedness, including FF&E Indebtedness, may be incurred if immediately after giving effect to such incurrence, the Company on a pro-forma basis has a Fixed Charge Coverage Ratio at least equal to 1.5 to 1.0 and for so long as such Subordinated Indebtedness is outstanding the Company shall have a Fixed Charge Coverage Ratio at least equal to 1.25 to 1.0.


IV.   SECTION 4.07.  Limitation on Repayment of Subordinated Indebtedness.

            The text of Section 4.07 is deleted in its entirety and replaced with the following:

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, redeem, prepay by more than thirty
            (30) days, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value prior to the stated maturity of, or prior to any scheduled mandatory redemption or sinking fund payment with respect to (collectively, to "repay" or a "repayment"), the principal of any Indebtedness of the Company which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes; provided, however, that any such repayment shall not be prohibited if such repayment is financed (i) with the net proceeds of Subordinated Indebtedness permitted under this Supplemental Indenture, (ii) with the net proceeds from the sale of equity securities after July 1, 1995 and/or (iii) from internally generated funds if immediately after giving pro-forma effect to such repayment the

            Company had a Fixed Charge Coverage Ratio of 2.0 to 1.0; provided further, however, that notwithstanding the limitations contained in this Section 4.07, the Company shall be entitled to (i) prepay any claims of any class of Plan Debt (other than the Notes) as defined in the Joint Plan at a discount of not less than 10% of the present net value of such prepaid claims, discounted at the rate of 10% per annum and (ii) prepay or repay any FF&E Indebtedness.


V.    SECTION 4.10.  Restriction on Creation of Subsidiaries and Joint Ventures.

            The text of Section 4.10 is deleted in its entirety and replaced with the following:

                  The Company shall not, directly or indirectly, (a) create or suffer to exist any Subsidiary of the Company other than (i) a direct or indirect wholly-owned Subsidiary or (ii) a Non-restricted Subsidiary, which need not be directly or indirectly wholly-owned, or (b) enter into any joint venture, partnership or similar agreement with any other Person in excess of $100,000 in any single contribution; provided, however, that a Non-restricted Subsidiary may enter into a Restricted Investment in the form of a joint venture, partnership or similar agreement, subject to the limitations specified in Section 4.01.


VI.   SECTION 4.11.  Limitation on Operations.

            The text of Section 4.11 is deleted in its entirety and replaced with the following:

                  The Company shall not, and shall not permit any of its
            Subsidiaries to, engage in any line of business, engage in any investment activities or acquire any assets, other than those necessary for, incidental to or arising in connection with, the owning, leasing, operating and maintaining of the Casino-Hotel or other gaming operations and related businesses; provided, however, that the Company may engage in similar or related lines of business which are incidental to the primary business of the Company and ROC on the Closing Date; and provided, further, that the foregoing shall not prohibit Asset Sales that are not prohibited by the other provisions of this Supplemental Indenture. Nothing contained herein shall be construed to limit the ability of the Company or any of its Subsidiaries to make any Restricted Investment permitted under
            Section 4.01 in a Person which is primarily engaged in gaming operations and related businesses.

            IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and attested as of the date first set forth above.

                                          RIVIERA HOLDINGS CORPORATION,
                                          a Nevada corporation


                                          By:__________________________
                                             William L. Westerman
                                             President
Attest:


- --------------------------


                                          RIVIERA OPERATING CORPORATION,
                                          a Nevada corporation


                                          By:__________________________
                                             William L. Westerman
                                             Chairman of the Board
Attest:


- --------------------------


                                          IBJ SCHRODER BANK & TRUST
                                            COMPANY,
                                            a New York corporation


                                          By:__________________________
                                            Max Volmar
                                            Vice President
Attest:


- --------------------------

                                                                      Exhibit 21

                 Subsidiaries of Riviera Holdings Corporation



Wholly-owned by Riviera Holdings Corporation:

      1.  Riviera Operating Corporation

      Wholly-owned by Riviera Operating Corporation:

            1.  Riviera Gaming Management, Inc.

            Wholly-owned by Riviera Gaming Management, Inc.

                  1.  Riviera Gaming Management-Treasure Bay, Inc.

                  2.  Riviera Gaming Management-Elsinore, Inc.

                  3.  Riviera Gaming Management-Three, Inc.

                                                                  Exhibit 23.1








INDEPENDENT AUDITORS' CONSENT


Riviera Holdings Corporation
Riviera, Inc.

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 33-67206 relating to $45,635,000 of 11% First Mortgage Notes of Riviera Holdings Corporation (the "Company") on Form S-1 of our reports dated February 16, 1996 as to Riviera Holdings Corporation and March 11, 1994 as to the Casino-Hotel Division of Riviera, Inc. (the "Division") which include explanatory paragraphs concerning substantial doubt about the Division's ability to continue as a going concern, the Division's bankruptcy proceedings and litigation, appearing in the Prospectus which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Las Vegas, Nevada
July 3, 1996